    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 2, 2000
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            CASCADE MICROTECH, INC.
             (Exact name of registrant as specified in its charter)

            OREGON                            3825                          93-0856709
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
Incorporation or Organization)     Classification Code Number)        Identification Number)

                             2430 N.W. 206TH AVENUE
                            BEAVERTON, OREGON 97006
                                 (503) 601-1000
          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                                 ERIC W. STRID
                            CHIEF EXECUTIVE OFFICER
                            CASCADE MICROTECH, INC.
                             2430 N.W. 206TH AVENUE
                            BEAVERTON, OREGON 97006
                                 (503) 601-1000

(Name, address, including zip code and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

 JACK W. SCHIFFERDECKER, JR., ESQ.                CYNTHIA A. ROTELL, ESQ.
      BYRON W. MILSTEAD, ESQ.                         LATHAM & WATKINS
           ATER WYNNE LLP                     633 W. FIFTH STREET, SUITE 4000
   222 S.W. COLUMBIA, SUITE 1800                   LOS ANGELES, CA 90071
         PORTLAND, OR 97201                           (213) 485-1234
          (503) 226-1191

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 ("Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED   PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (1)   AMOUNT OF REGISTRATION FEE
Common Stock, $0.01 par value                                         $69,000,000                             $18,216

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED October 2, 2000
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS
                                                SHARES

                                     [LOGO]

                                  COMMON STOCK

    This is an initial public offering of shares of common stock of Cascade Microtech, Inc. We expect that the public offering price will be between
$       and $       per share.

    We have applied to have our common stock listed for trading and quotation on the Nasdaq National Market under the symbol "CCMT."

    Our business involves significant risks. These risks are described under the caption "Risk Factors" beginning on page 8.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ---------------------

                                                           PER
                                                           SHARE         TOTAL
Public offering price....................................   $             $
Underwriting discounts and commissions...................   $             $
Proceeds, before expenses, to Cascade Microtech..........   $             $

    The underwriters may also purchase from us up to                additional
shares of our common stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments. The underwriters can exercise this right at any time within 30 days after the date of this prospectus.

    The underwriters expect to deliver the shares in New York, New York on
               , 2000.

                             ---------------------
SG COWEN                                                               CHASE H&Q

                          ADAMS, HARKNESS & HILL, INC.

                                                       FIRST SECURITY VAN KASPER

             , 2000

Description of Inside Cover Art

    The graphic is entitled: "Our Pyramid Probe cards test the semiconductors..." and "...that enable today's most advanced communications products" that frames, by placement at the top and bottom of the page, a photo of our Pyramid Probe card--captioned "Pyramid Probe Card"--surrounded by magnified probe card components, a semiconducter wafer and an array of photos of end-user products that incorporate or are enabled by the types of semiconductors that customers develop and test using our products. At the top left of the Pyramid Probe card photo is a photo of two clean-room workers engaged in our Pyramid Probe fabrication process which is captioned: "Pyramid Probe Thin Film Fab." To the right of the Pyramid Probe card photo are a photo of our Pyramid Probe core--captioned "Pyramid Probe Core"--and a photo of our magnified Pyramid Probe tips--captioned "Pyramid Probe Tips (magnified 200x)." Directly beneath the Pyramid Probe card photo is a photo of a semiconductor wafer--captioned "Semiconductor Wafer"--and a photo of a semiconductor chip--captioned "Integrated Circuit or Optoelectronic Device." Below the photo of the semiconductor chip are four photos of products that incorporate or are enabled by the types of semiconductors that customers develop and test using our products: a photo of a video game controller, a photo of a personal digital assistant, a stylized photo of a bundle of optical fibers and a photo of a cell phone keypad. At the lower left is the Cascade Microtech logo with the tagline:
"Innovating Test Technologies for production probe cards."

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Prospectus Summary...................     5
Risk Factors.........................     9
Note Regarding Forward-Looking
  Statements.........................    20
Use of Proceeds......................    21
Dividend Policy......................    21
Capitalization.......................    22
Dilution.............................    23
Selected Consolidated Financial
  Data...............................    24
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    25

Business.............................    34
Management...........................    50
                                       PAGE
                                       ----
Certain Transactions.................    60
Principal Shareholders...............    63
Description of Capital Stock.........    64
Shares Eligible for Future Sale......    67
Underwriting.........................    69
Legal Matters........................    71
Experts..............................    71
Where You Can Find More Information..    71
Index to Consolidated Financial
  Statements.........................   F-1

                            ------------------------

    UNTIL             , 2000, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

    OUR REGISTERED TRADEMARKS ARE THE CASCADE MICROTECH LOGO, AIR COPLANAR PROBE-REGISTERED TRADEMARK- AND MICROCHAMBER-REGISTERED TRADEMARK-. OUR TRADEMARKS ARE CASCADE MICROTECH, MICROSCRUB, PYRAMID PROBE AND INNOVATING TEST TECHNOLOGIES. THIS PROSPECTUS CONTAINS TRADEMARKS AND TRADE NAMES OF COMPANIES AND ORGANIZATIONS OTHER THAN CASCADE MICROTECH.

                               PROSPECTUS SUMMARY

    THE FOLLOWING IS ONLY A SUMMARY. YOU SHOULD CAREFULLY READ THE MORE DETAILED INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES. OUR BUSINESS INVOLVES SIGNIFICANT RISKS. YOU SHOULD CAREFULLY CONSIDER THE INFORMATION UNDER THE HEADING "RISK FACTORS."

    We are a worldwide leader in developing, manufacturing and selling leading-edge wafer probing solutions used to measure and test complex semiconductors in wafer form in both design and production environments. Customers use our solutions to develop and test advanced integrated circuits and optoelectronic devices, or chips, for a broad range of communications, consumer electronics and computing products. In particular, we believe we derived approximately one-half of our sales in the first six months of 2000 from customers who are developing and supplying wireless, broadband and other communications chips. Our products are used by design engineers to develop new chips and accelerate time-to-market, by production process engineers to improve chip fabrication processes, and by test engineers to assure chip quality and reliability. Approximately 400 customers purchased our products in the first half of 2000. Our top ten customers during this period were Agilent Technologies, Conexant Systems, Fujitsu, IBM, Infineon, Lucent Technologies, Matsushita, Mitsubishi, Nortel Networks and Taiwan Semiconductor Manufacturing Company.

    As chips become smaller and faster and integrate more functions to meet the requirements of today's advanced electronics products, wafer probe testing of these complex chips is becoming increasingly challenging. As a result, we have developed proprietary technologies and products, including production probe cards, analytical probes and probe stations, to meet the specific wafer probing challenges faced by semiconductor designers and manufacturers.

    We design our innovative, proprietary production probe cards, or Pyramid Probe cards, to test high-speed chips for products such as synchronous optical network, or SONET, equipment, Gigabit Ethernet equipment and cellular phones. Our Pyramid Probe cards are also used to test chips with small bond pads, or metallized electrical connection areas, such as liquid crystal display drivers and some application-specific integrated circuits, or ASICs. Our proprietary, lithography-based manufacturing process allows us to fabricate Pyramid Probe cards with microscopic probe tips that are accurately aligned and highly reproducible. We believe these features benefit production customers by enabling them to:

    - test high-speed chips up to 20 GHz;

    - achieve superior electrical signal integrity;

    - accurately contact very small and closely spaced bond pads;

    - reduce costly probe tip cleaning and maintenance; and

    - improve production yields.

    Our probe stations and analytical probes facilitate development of next-generation chips and chip production processes by enabling highly precise electrical and optical, or lightwave, measurements. These products are used throughout the semiconductor industry in engineering test to develop designs and fabrication processes for chips such as radio frequency chips, digital signal processors, telecommunications chips, advanced memory chips, microprocessors and microcontrollers, video graphics processors and ASICs. We believe our probe stations and analytical probes benefit customers by enabling them to:

    - design and test high-speed chips up to 110 GHz;

    - refine complex chip designs;

    - reduce the time required to achieve desired production yields;

    - increase engineering productivity; and

    - accelerate time-to-market.

    Our objectives are to become the leading provider of probe cards for production test and to expand our market leadership position in wafer probing solutions for engineering test. Our strategies to achieve these objectives are to:

    - continue to develop next-generation technologies through ongoing research into electrical and lightwave measurement techniques and collaboration with our customers;

    - target high-growth markets such as ICs and optoelectronic devices for broadband optical fiber communications networks and wireless devices and systems, and customer segments such as wafer foundries;

    - drive adoption of our Pyramid Probe solution into targeted market segments by expanding our sales and application support activities and increasing our production capacity;

    - emphasize development and sale of our consumable products, including both Pyramid Probe cards and analytical probes, which have reduced the effects of semiconductor cyclicality on our operations; and

    - expand relationships with complementary technology suppliers, which broaden our opportunity to sell products.

    We have provided wafer probing solutions to semiconductor suppliers since our inception in 1983. We were incorporated in Oregon in 1984, and perform the majority of our design and manufacturing at our facilities in Beaverton, Oregon. We have direct sales and service subsidiaries in Japan and the United Kingdom. Our principal executive office is located at 2430 NW 206th Avenue, Beaverton, Oregon 97006, and our telephone number is (503) 601-1000. Our web site address is WWW.CASCADEMICROTECH.COM. Information on our web site does not constitute part of this prospectus.

                                  THE OFFERING

Common stock we are offering................................  shares

Common stock to be outstanding after this offering..........  shares

Use of proceeds.............................................  We intend to use the net proceeds for general corporate
                                                              purposes, including working
                                                              capital and capital
                                                              expenditures.

Proposed Nasdaq National Market symbol......................  CCMT

                                ----------------

                   ASSUMPTIONS THAT APPLY TO THIS PROSPECTUS

    Unless otherwise indicated, all information in this prospectus, including the outstanding share information above, is based on the number of shares outstanding as of June 30, 2000 and:

    - gives effect to the automatic conversion of all outstanding shares of preferred stock into 3,596,486 shares of common stock upon the closing of this offering;

    - excludes 1,524,678 shares of common stock issuable upon the exercise of options outstanding under our 1993 Stock Incentive Plan at June 30, 2000 at a weighted average exercise price of $2.69 per share;

    - excludes 1,200,000 shares of common stock available for issuance under our 2000 Stock Incentive Plan, and 200,000 shares of common stock available for issuance under our 2000 Employee Stock Purchase Plan;

    - excludes 25,000 shares of common stock issuable upon the exercise of a warrant at an exercise price of $3.80 per share;

    - excludes 250,000 shares of redeemable convertible preferred stock issuable upon the exercise of a warrant at an exercise price of $10.00 per share;

    - reflects the filing of our second amended and restated articles of incorporation; and

    - assumes no exercise of the underwriters' over-allotment option.

                                ----------------

    All references in this prospectus to "we," "us," "our," "Cascade" and "Cascade Microtech" relate to Cascade Microtech, Inc. and our subsidiaries, unless the context indicates otherwise.

                                ----------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF OUR COMMON STOCK.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

    The following tables summarize our consolidated financial data. For a more detailed explanation of our financial condition and operating results, you should read "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and the notes to those statements included in this prospectus. Unaudited pro forma basic and diluted net income per share have been calculated assuming the conversion of all outstanding preferred stock into common stock as if the shares had converted immediately upon their issuance.

                                                                                                SIX MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                       JUNE 30,
                                        ----------------------------------------------------   -------------------
                                          1995       1996       1997       1998       1999       1999       2000
                                        --------   --------   --------   --------   --------   --------   --------
                                                                                                   (UNAUDITED)
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net sales.............................  $33,636    $37,798    $40,322    $41,597    $51,530    $20,762    $31,860
Gross profit..........................   16,589     18,308     18,641     17,056     24,086      8,995     15,125
Income (loss) from operations.........    2,917      3,208      1,033     (1,576)     3,963        457      2,710
Net income (loss).....................    2,005      1,928        671       (977)     2,474        229      1,833
Net income (loss) attributed to common
  shareholders........................  $ 2,005    $ 1,928    $   671    $  (977)   $ 2,435    $   229    $ 1,385
Net income (loss) per share:
  Basic...............................  $  0.44    $  0.42    $  0.15    $ (0.21)   $  0.49    $  0.05    $  0.28
  Diluted.............................  $  0.31    $  0.29    $  0.10    $ (0.21)   $  0.32    $  0.03    $  0.15
Shares used in computing net income
  (loss) per share:
  Basic...............................    4,509      4,553      4,568      4,711      4,988      4,974      5,023
  Diluted.............................    6,477      6,696      6,590      4,711      7,577      7,159      9,472
Unaudited pro forma net income per
  share:
  Basic...............................                                              $  0.35               $  0.16
  Diluted.............................                                              $  0.32               $  0.15
Unaudited shares used in computing pro
  forma net income per share:
  Basic...............................                                                6,992                 8,619
  Diluted.............................                                                7,577                 9,472

                                                                       JUNE 30, 2000
                                                              --------------------------------
                                                                                     PRO FORMA
                                                                                        AS
                                                               ACTUAL    PRO FORMA   ADJUSTED
                                                              --------   ---------   ---------
                                                                        (UNAUDITED)
                                                                       (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short term investments...........  $11,284     $11,284     $
Working capital.............................................   23,592      23,592
Total assets................................................   41,304      41,304
Long-term obligations, net of current portion...............      506         506
Redeemable convertible preferred stock......................   10,356          --
Shareholders' equity........................................   19,502      29,858

    The pro forma consolidated balance sheet data summarized above assumes the conversion of all outstanding shares of preferred stock into 3,596,486 shares of common stock upon closing of this offering on a one-to-one basis. The pro forma as adjusted data above adjusts the pro forma amounts to reflect the application
of the net proceeds from the sale of             shares of common stock in this
offering at an assumed public offering price of $            per share, after
deducting underwriting discounts and commissions and estimated offering expenses payable by us.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE THOSE THAT WE CURRENTLY BELIEVE MAY MATERIALLY AFFECT OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES OF WHICH WE ARE UNAWARE OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO BECOME IMPORTANT FACTORS THAT AFFECT OUR COMPANY.

                         RISKS RELATED TO OUR BUSINESS

THE CYCLICALITY OF THE SEMICONDUCTOR INDUSTRY AFFECTS OUR SALES, AND AS A RESULT WE MAY EXPERIENCE REDUCED SALES OR OPERATING LOSSES.

    The semiconductor industry is highly cyclical with recurring periods of oversupply. We have experienced operating losses in the past due, in part, to cyclical downturns in the semiconductor industry. Our business is heavily dependent on both the volume of semiconductor production by semiconductor manufacturers, as well as the development of new semiconductors and semiconductor designs. The volume of semiconductor production and development of new designs in turn depends on the demand for products using semiconductors. A significant portion of our sales depends on the capital expenditures made by semiconductor designers and manufacturers to purchase and maintain testing equipment, such as probe stations, which accounted for 77.3% of our net sales in 1999 and 74.2% of our net sales in the first six months of 2000. Semiconductor manufacturers in particular are known to sharply curtail their capital expenditures when confronted with an industry downturn, such as the downturn experienced from 1996 through 1998. We expect that the markets for future generations of semiconductors will also be subject to similar fluctuations. We cannot be certain that we will be able to achieve or maintain our current or prior levels of sales or growth rates. Any factor adversely affecting the semiconductor industry in general or particular segments within the semiconductor industry, will adversely affect our sales and could cause us to experience reduced sales or operating losses.

OUR PYRAMID PROBE CARD FABRICATION PROCESS IS COMPLEX AND SUBJECT TO NUMEROUS RISKS. IF WE ARE UNABLE TO SUCCESSFULLY FABRICATE OUR PYRAMID PROBE CARDS AND MEET CUSTOMER DEMAND IN A TIMELY MANNER, OUR GROWTH AND OPERATING RESULTS WILL BE MATERIALLY ADVERSELY AFFECTED.

    Due to the complexity and ongoing development of our Pyramid Probe card fabrication process, combined with increases in Pyramid Probe card production volumes, we have at times experienced fabrication problems that have led to delays in shipping products. In some instances these delays have further resulted in a loss of or delay in subsequent sales to customers and an overall delay in the adoption of our Pyramid Probe cards. Fabrication problems may result from a number of factors, including:

    - contamination in the process equipment;

    - unknown sensitivities to process conditions, such as temperature, humidity, material properties and to the effects of combining these various process conditions;

    - equipment failures;

    - and other as yet unknown factors.

For example, we recently experienced a contamination problem in our fabrication facility due to the transition to our second generation Pyramid Probe card fabrication process. This contamination problem resulted in approximately four weeks of lost production time and delayed product shipments. Furthermore, we have not yet produced our Pyramid Probe cards in high volumes, which may result in additional unforeseen fabrication difficulties and will require us to develop new fabrication processes and hire many new skilled designers, engineers and manufacturing and technical support employees. If we are unable to produce high quality Pyramid Probe cards in sufficient volumes, our growth and operating results will be materially adversely affected.

IF OUR PYRAMID PROBE CARDS DO NOT GAIN WIDESPREAD ADOPTION, OUR GROWTH AND OPERATING RESULTS WILL BE MATERIALLY HARMED.

    Our future growth depends in significant part on market adoption of and demand for our Pyramid Probe cards, which utilize a proprietary new technology to address relatively new and emerging requirements in the production probe card market. Large-scale market adoption depends on our ability to increase customer awareness of the benefits of our Pyramid Probe cards and to prove their reliability and cost effectiveness in a production environment. Production customers are generally very reluctant to adopt new technologies which will affect their production output. Additionally, many potential customers have witnessed the failure of new probe card technologies from other companies, adding to their reluctance to adopt or evaluate new technologies. We will be the sole source supplier of our Pyramid Probe cards. Some customers may be unwilling to accept a sole source supplier relationship for a product as critical as a production probe card. If, for any reason, our Pyramid Probe cards are not adopted in the market at the levels we anticipate, our future growth and operating results will be materially harmed.

WE HAVE EXPERIENCED AND EXPECT TO CONTINUE TO EXPERIENCE SIGNIFICANT PERIOD-TO-PERIOD FLUCTUATIONS IN OUR REVENUE AND OPERATING RESULTS, WHICH MAY RESULT IN VOLATILITY IN OUR STOCK PRICE.

    Our operating results have fluctuated in the past and will continue to do so in the future due to a variety of factors, some of which are beyond our control. These factors include, but are not limited to:

    - customer demand, which is influenced, in part, by economic conditions in the semiconductor industry, demand for products that use semiconductors and market acceptance of our products and those of our customers;

    - competition, such as competitive pressures on the prices, performance and reliability of our products, the introduction or announcement of new products by us or our competitors, and our competitors' intellectual property rights, which could prevent us from introducing products that compete effectively with their products;

    - our product sales mix, average selling prices and geographic sales mix;

    - seasonality, principally due to purchasing cycles in our international markets, particularly in Japan and Europe, that are different from the United States, which has caused our first quarter net sales typically to decline compared to our fourth quarter net sales of the previous year;

    - timing, cancellation or delay of customer orders;

    - our production capacity and availability and cost of materials, components and subassemblies;

    - our ability to deliver reliable products in a timely manner;

    - expenses incurred as a result of intellectual property claims, including the cost of litigation to defend and protect our patents and trade secrets, and expenses incurred in defending or resolving claims that we have infringed the proprietary technology of others;

    - our product development costs, including research and development and sales and marketing expenses associated with new products or product enhancements and the costs of transitioning to new or enhanced products;

    - our ability to hire and retain technical, sales, marketing and management personnel; and

    - economic conditions in the United States and the worldwide markets we serve.

    As a result of these or other factors, our future operating results may fluctuate significantly on a quarterly or annual basis, which may negatively impact our financial condition and the market price of our common stock.

WE HAVE DEVOTED, AND PLAN TO CONTINUE TO DEVOTE, SIGNIFICANT RESOURCES TO THE GROWTH AND DEVELOPMENT OF OUR PYRAMID PROBE CARD PRODUCT LINE, AND THESE EFFORTS MAY NOT BE SUCCESSFUL.

    We have devoted significant resources to the development and growth of our Pyramid Probe card product line. To date these investments have exceeded the net sales of our Pyramid Probe cards, and our ongoing investments in research and development, as well as capacity expansion for our Pyramid Probe card line, may continue to exceed our sales from these products. We will need to expand capacity at our Pyramid Probe card fabrication facility to meet anticipated demand. We must make significant investments to increase our fabrication capacity 6 to 12 months before that capacity is available. Expanding capacity will require us to purchase new equipment, upgrade existing equipment, develop and implement new fabrication processes, and hire additional technical personnel. We may not be successful in effectively expanding our fabrication capacity or accurately estimating the demand for additional capacity. Furthermore, our cost structure relating to the manufacture of Pyramid Probe cards is unproven at higher volumes and fabrication capacity utilization, and we cannot assure you that we will be successful in manufacturing our Pyramid Probe cards at acceptable costs at higher volumes.

OUR BUSINESS IS GROWING AND EXPANDING, AND IF WE CANNOT SUCCESSFULLY MANAGE AND SUPPORT OUR FUTURE GROWTH, OUR BUSINESS MAY BE HARMED.

    Our growth has placed and will continue to place significant demands on our management, operational, financial and technical resources, and our internal control, management information and reporting systems. Our future operating results will depend on our ability to:

    - continue to improve our operations, customer support, financial controls and information systems;

    - manage the growth of different product lines with different cost structures; and

    - recruit, train, manage and motivate our employees to support our expanded operations.

    We cannot predict whether these efforts will be successful or will occur in a timely or efficient manner. Failure to effectively manage our growth and the system and procedural transitions required by expansion could materially harm our business and our operating results.

WE OBTAIN SOME OF THE MATERIALS, COMPONENTS AND SUBASSEMBLIES USED IN OUR PRODUCTS FROM A SINGLE SOURCE OR LIMITED GROUP OF SUPPLIERS. IF THESE SUPPLIERS ARE UNABLE TO PROVIDE US WITH THESE MATERIALS, COMPONENTS OR SUBASSEMBLIES IN ADEQUATE QUANTITIES AND ON A TIMELY BASIS, WE MAY BE UNABLE TO MANUFACTURE OUR PRODUCTS OR MEET OUR CUSTOMERS' NEEDS.

    We obtain some of the materials, components and subassemblies used in our products from a single source or a limited group of suppliers. From time to time, we experience difficulties in obtaining these materials, components and subassemblies from some suppliers, especially during periods of high demand for semiconductor capital equipment. The manufacture of some of the materials, components and subassemblies that we use in our products, such as thermal chucks and microscopes, is a complex process, and in the event that we cannot obtain an adequate supply of these components, it may be difficult and time-consuming to identify and qualify new suppliers. For example, we are currently experiencing long leadtimes for and difficulties obtaining desired quantities of precision microscopes used in some probe stations. In June 1999, the sole supplier of the material that we use for making thin-films for our Pyramid Probe cards discontinued production of the material and has been unwilling to grant us a license to make the material. In response, we purchased additional quantities of the material and based on projected demand for our Pyramid Probe cards, we estimate that as of September 2000 we have approximately one year's supply of the material. This temporary supply may not be sufficient and the inventoried material, which is subject to deterioration, may not remain in usable condition. While we have identified and are currently testing a replacement material, this replacement material may not meet the requirements of our Pyramid Probe cards.

    The delay in shipments from, or complete loss of, our suppliers could prevent us from producing and shipping our products, resulting in lost orders for our products and damage to our customer relationships, which would harm our results of operations. Furthermore, a significant increase in the price of one or more of these materials, components or subassemblies could materially adversely affect our results of operations.

OUR GROWTH DEPENDS ON THE GROWTH OF THE MARKETS FOR WIRELESS AND BROADBAND COMMUNICATIONS PRODUCTS.

    During the first six months of 2000, we believe one-half of our sales resulted from the sale of products used in the design and manufacture of semiconductors for communications applications. Our growth will depend in large part on the continued growth of the communications markets in general and, in particular, the markets for integrated circuits and optoelectronic devices used in wireless and broadband communications. We cannot assure you that the markets for these products will continue to grow at historical rates or at all. If these markets do not continue to grow, or if they grow at a slow rate, growth in the demand for our products will diminish and our business, financial condition and results of operations will be materially adversely affected.

IF WE ARE UNABLE TO ANTICIPATE OUR CUSTOMERS' RAPIDLY CHANGING SEMICONDUCTOR TEST NEEDS AND DEVELOP NEW AND ENHANCED PRODUCTS TO MEET THESE NEEDS, WE MAY NOT GROW AND OUR BUSINESS MAY BE MATERIALLY HARMED.

    Our future growth will depend, in significant part, on our ability to work effectively with and anticipate the testing needs of our customers and on our ability to design, develop, manufacture, assemble, test, market and support new products and product enhancements to meet these needs on a timely and cost-effective basis. Our customers' testing needs are becoming more challenging as the semiconductor industry continues to experience rapid technological change driven by the demand for integrated circuits and optoelectronic devices that are increasingly complex, or smaller, faster, more functional, and less expensive to produce. Our failure to meet our customers' testing requirements or anticipate and respond adequately to technological developments could result in a loss of competitiveness, which could materially harm our business and opportunities for growth. We cannot assure you that we will successfully develop and bring new products to market in a timely and cost-effective manner, that any product enhancement or new product developed by us will gain market acceptance or that products or technologies developed by others will not render our products or technologies obsolete or noncompetitive.

WE FACE ECONOMIC, POLITICAL AND OTHER RISKS ASSOCIATED WITH OUR INTERNATIONAL SALES AND OPERATIONS, WHICH COULD MATERIALLY HARM OUR OPERATING RESULTS.

    In each of the last three years, we derived greater than 50% of our net sales from sales outside the United States. We expect international sales to continue to represent a substantial portion of our sales for the foreseeable future. In the past, the economic climate in some foreign markets, particularly in Asia, has quickly and dramatically changed, resulting in a negative effect on our operating results. Some of the factors which impact our business in foreign markets include:

    - economic and political instability;

    - changes in domestic or foreign law or policy resulting in the need to comply with potentially burdensome government controls, tariffs, embargoes or export license requirements;

    - longer payment cycles;

    - differing labor regulations and practices; and

    - difficulties staffing and managing our international operations.

    In the past, there have been significant fluctuations in the exchange rates between the dollar and the currencies of countries in which we do business. Significant unfavorable fluctuations in the exchange rates between the U.S. dollar and foreign currencies could cause us to lower our prices and thus reduce our profitability. In addition, these fluctuations could cause customers to delay or cancel orders because of the increased cost of our products relative to those of our competitors who manufacture in other countries. For example, the recent decline in the value of the Euro relative to the U.S. dollar has made our products less competitive than those of our European competitors. Fluctuations in the exchange rate or the occurrence of or an unfavorable change in any of the factors identified above could have a material adverse effect on our business, financial condition and results of operations.

OUR CUSTOMERS' EVALUATION PROCESSES CAN LEAD TO LENGTHY SALES CYCLES, DURING WHICH WE MAY INCUR SIGNIFICANT COSTS THAT MAY NOT RESULT IN SALES.

    Our customers typically expend significant efforts in evaluating and qualifying our products prior to placing an order, particularly for production probe cards and for large probe station orders. This evaluation and qualification process frequently results in a lengthy sales cycle, typically ranging from 3 to 12 months and sometimes longer. During the period in which our customers are evaluating our products, we may incur substantial sales, marketing, research and development expenses and expend significant management efforts. After completing this evaluation process, a potential customer may elect not to purchase our products. For example, many chip designs never reach production, including chip designs for which our Pyramid Probe cards are being evaluated. In addition, product purchases are frequently subject to unplanned processing and other delays, particularly with respect to larger customers for which our products represent a very small percentage of their overall purchase activity. In particular, the period of evaluation for Pyramid Probe cards depends in part on the customer's ability to devote resources to the evaluation. As a result of these factors, long sales cycles may negatively impact our operating results.

FAILURE TO RETAIN KEY MANAGERIAL, TECHNICAL, AND SALES AND MARKETING PERSONNEL, OR TO ATTRACT NEW KEY PERSONNEL COULD HAVE A MATERIAL NEGATIVE EFFECT ON OUR BUSINESS.

    Our success depends on the continued services of our executive officers and other key management, technical, and sales and marketing personnel and on our ability to continue to attract, retain and motivate qualified personnel. The loss of key personnel could limit our ability to develop new products and adapt existing products to our customers' evolving requirements and may result in lost sales and a diversion of management resources. Furthermore, much of our competitive advantage and intellectual property is based on the expertise, experience and know-how of our key personnel. We do not have employment agreements or non-compete agreements with any of our employees except for an employment agreement with our Chief Financial Officer. To support our future growth, we will need to attract and retain additional qualified management, technical, and sales and marketing employees. Competition for such personnel in our industry is intense, and we cannot assure you that we will be successful in attracting and retaining such personnel.

INTENSE COMPETITION IN THE SEMICONDUCTOR WAFER PROBING BUSINESS MAY REDUCE DEMAND FOR OUR PRODUCTS AND REDUCE OUR SALES.

    The markets for our products are highly competitive, and we expect competition to continue in the future. We believe that our principal competitors are the major providers of production probe cards, analytical probes and probe stations. Our principal competitors in the probe card market are Cerprobe, Form Factor, GGB Industries, JEM Corporation, Micronics Japan and Probe Technology. Our principal competitor in the analytical probe market is GGB Industries and our principal competitors in the probe station market are Suss MicroTec, Micromanipulator, Wentworth Laboratories and Signatone. However, other potential competitors may have developed or may be developing technology of which we are unaware that may render our products uncompetitive. Some of our competitors have significantly greater financial, technical and marketing resources than we do. As a result, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, to devote greater resources to the development, promotion and sale of their products, or to deliver competitive products at lower prices. We cannot guarantee that we will maintain our current competitive position, or that any of our new products, including our Pyramid Probe cards, will achieve widespread acceptance in the market. Increased competition could result in pricing pressures, reduced sales, reduced margins or failure to achieve or maintain widespread market acceptance for our products, any of which could prevent us from growing our business or sustaining or increasing our profitability. New technologies are emerging due to increased competition and customer demand. The introduction of new products incorporating new technologies or the emergence of new industry standards could make our existing products noncompetitive. If one or more of our competitors develop new technologies before we do, we could lose market share and our business will suffer.

IF WE FAIL TO PROTECT OUR PROPRIETARY TECHNOLOGY, COMPETITORS MAY BE ABLE TO USE OUR TECHNOLOGIES, WHICH WOULD WEAKEN OUR COMPETITIVE POSITION AND COULD REDUCE OUR SALES.

    Our success and competitive position depend in significant part on the technically innovative features of our products. We rely in part on patent, trade secret and trademark laws to protect the proprietary technology used in our products. Our patents may be challenged by third parties and held invalid, and any of our pending patent applications may not be approved. Additionally, we may not be able to develop additional proprietary technology that is patentable. Policing unauthorized use of our products is difficult and we may not be able to prevent the misappropriation and unauthorized use of our technologies. Furthermore, our existing and future patents may not be sufficiently broad to protect our proprietary technologies, may not provide us with competitive advantages and may be circumvented by the designs of third parties.

    Some of our proprietary technology cannot be effectively protected by patents. In these cases, we rely on trade secret laws and confidentiality agreements to protect our confidential and proprietary information, processes and technology. However, our confidential and proprietary information, processes and technology could be independently developed by, or otherwise become known to, third parties, which would weaken our competitive position and could reduce our sales.

OUR EFFORTS TO PROTECT OUR PROPRIETARY TECHNOLOGY MAY BE LESS EFFECTIVE IN SOME FOREIGN COUNTRIES WHERE INTELLECTUAL PROPERTY RIGHTS ARE NOT AS WELL PROTECTED AS IN THE UNITED STATES.

    During 1999 and the first six months of 2000, we derived greater than 50% of our net sales from purchases of our products by customers in foreign countries. The laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States, and many companies have encountered substantial problems in protecting their proprietary rights against infringement in such countries. Our means of protecting our proprietary rights may not be adequate in foreign countries. Our failure to adequately protect our intellectual property in foreign countries would make it easier for competitors to copy or circumvent our product designs and sell competing products in those countries.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS BY OR AGAINST US MAY RESULT IN LITIGATION. THE COSTS ASSOCIATED WITH THIS LITIGATION COULD BE SUBSTANTIAL AND WE COULD BE PREVENTED FROM SELLING OUR PRODUCTS.

    The semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights. We are currently the plaintiff in two patent infringement suits in the United States and a suit to invalidate the patent of a company in Germany relating to technology used in our probe stations. Prosecuting these actions requires considerable management time, resources and costs, and there can be no assurance that we will prevail in any of these actions.

    Questions of infringement in the semiconductor industry involve highly technical and subjective analyses. Litigation may be necessary to determine the validity and scope of our proprietary rights, or to defend against claims of infringement or invalidity by third parties, and we may not prevail in any litigation. Any such litigation, whether or not determined in our favor or settled, could be costly, could harm our reputation and could divert the efforts and attention of our management and technical personnel from our normal business operations. Adverse outcomes in any such litigation could result in the loss of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties or prevent us from manufacturing and selling our products, any of which could have an adverse effect on our business, financial condition and results of operations. Although we are not presently a defendant in any action asserting we have infringed the intellectual property rights of others, we have been notified in the past that our products may have infringed the intellectual property rights of others. For additional information, see "Business--Legal Proceedings."

WE MAY ENGAGE IN FUTURE ACQUISITIONS WHICH MAY BE COSTLY, DIFFICULT TO INTEGRATE WITH OUR OPERATIONS, DIVERT MANAGEMENT RESOURCES AND DILUTE SHAREHOLDER VALUE.

    As part of our business strategy, we expect to make acquisitions of, or investments in, companies, products or technologies that complement our current product offerings, enhance our technical capabilities, expand our operations into new markets, or offer other growth opportunities. While we have no current agreements and no active negotiations underway with respect to any acquisitions, we may acquire companies, products or technologies in the future, which could pose risks to our operations including:

    - difficulties assimilating the acquired operations, personnel, technologies, or products;

    - diversion of management's attention from our existing business;

    - adverse effects on relationships with our existing suppliers, customers or partners or those of companies we acquire;

    - entrance into markets in which we have no or limited experience; and

    - loss of key employees, particularly those of the acquired company.

In connection with these acquisitions or investments, we could:

    - use a significant portion of our available cash, including the cash proceeds remaining from this offering;

    - issue equity securities, which would dilute current shareholders' percentage ownership;

    - incur substantial debt;

    - incur or assume contingent liabilities, known or unknown;

    - incur amortization expenses related to goodwill or other intangibles; and

    - incur other significant charges, such as asset devaluations or restructuring charges.

    For these reasons, future acquisitions may be costly and dilute shareholder value, and we cannot be certain what effect they may have on our business.

OUR SUCCESS DEPENDS ON OUR CONTINUED INVESTMENT IN RESEARCH AND DEVELOPMENT, THE LEVEL AND EFFECTIVENESS OF WHICH COULD REDUCE OUR PROFITABILITY.

    We will continue to make investments in research and development to sustain and improve our competitive position and meet our customers' needs. These investments currently include refining Pyramid Probe fabrication processes, developing higher performance Pyramid Probe cards, and enhancing probe stations for 300 mm wafers. To maintain our competitive position we will need to increase our research and development investment which could reduce our profitability. In addition, we cannot assure you that we will achieve a return on these investments.

OUR EMPLOYMENT COSTS IN THE SHORT-TERM ARE TO A LARGE EXTENT FIXED, AND THEREFORE, ANY SHORTFALL IN SALES WOULD HARM OUR OPERATING RESULTS.

    Our operating expense levels are based, in significant part, on our headcount. For a variety of reasons, particularly the high cost and disruption of layoffs, the costs of recruiting and training new personnel, and product delivery and service commitments to our customers, our headcount in the short-term is, to a large extent, fixed. Accordingly, we may be unable to reduce employment costs in a timely manner to compensate for any shortfall in our sales or gross margins, which could materially harm our operating results. For example, in 1998, we experienced a downturn in our business but deferred the layoff of personnel until the second half of that year, which contributed to our net losses in the second and third quarters of 1998.

WE RELY HEAVILY ON COMPUTER AND COMMUNICATIONS-BASED MANUFACTURING AND MANAGEMENT INFORMATION SYSTEMS AND THEREFORE SYSTEMS OUTAGES MAY HARM OUR BUSINESS.

    In conducting our business we rely heavily on internal and external computer-based information, manufacturing and communications systems and on other computer-based systems and support services from third parties. These systems are subject to risks presented by electrical or telecommunications outages, computer viruses and hacking, as well as other problems which can result in general system failure. Given the pervasive and complex nature of these internal and external systems, problems may arise that are beyond our control. System-wide or local failures that affect our information, manufacturing or communications systems could harm our operating results. In addition, insurance coverage for these risks may be inadequate or unavailable.

WE RELY ON INDEPENDENT MANUFACTURERS' REPRESENTATIVES AND DISTRIBUTORS FOR A SIGNIFICANT PORTION OF OUR SALES AND A DISRUPTION IN OUR RELATIONSHIP WITH OUR MANUFACTURERS' REPRESENTATIVES OR DISTRIBUTORS WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR SALES.

    Approximately 78% of our sales in 1999 were made through independent manufacturers' representatives and distributors, whose activities are not within our direct control. In addition, in some locations our manufacturers' representatives and distributors also provide field service to our customers. A reduction in the sales efforts or financial viability of these manufacturers' representatives and distributors, or a termination of our relationship with these representatives and distributors, would have a material adverse effect on our sales, financial results and ability to support our customers. Our manufacturers' representatives and distributors are not obligated to continue selling our products, and they may terminate their arrangements with us at any time with limited or no prior notice. Establishing alternative sales channels would consume substantial time and resources, decrease our sales and increase our expenses.

WE MANUFACTURE NEARLY ALL OF OUR PRODUCTS AT OUR OREGON FACILITIES, AND ANY DISRUPTION IN THE OPERATIONS OF THESE FACILITIES COULD MATERIALLY HARM OUR BUSINESS.

    We manufacture nearly all of our products in three facilities located in Beaverton, Oregon. Our manufacturing processes are complex and require sophisticated and costly equipment and specially designed facilities. As a result, any prolonged disruption in the operations of our facilities, whether due to technical or labor difficulties, or destruction of or damage to the facility as a result of an earthquake, fire or any other reason, could materially and adversely affect our business, financial condition and results of operations.

WE MAY FAIL TO COMPLY WITH ENVIRONMENTAL REGULATIONS, WHICH COULD RESULT IN SIGNIFICANT COSTS.

    We are subject to a variety of federal, state, and local laws, rules, and regulations related to the discharge or disposal of toxic, volatile, or other hazardous chemicals used in our thin-film fabrication facility and other manufacturing operations. The failure to comply with past, present or future regulations could result in substantial fines, suspension of production, or cessation of operations in extreme situations. These regulations could require us to purchase additional equipment or to incur substantial expenses to comply with environmental regulations. If we fail to control our use, discharge or disposal of hazardous substances, we could be subject to significant liabilities.

    We do not own any real property. We lease real property and we have not conducted Phase I environmental assessments of our leased properties. Various environmental laws may make a current or previous operator of real property liable for the costs of removal or remediation of hazardous or toxic substances on, under, adjacent to, or in such property. These laws may impose liability whether or not the operator knew of, or was responsible for, the presence or consequence of the hazardous or toxic substances. Moreover, an operator may have liability or responsibility for personal or property damages under statutory or common laws related to hazardous environmental conditions.

OUR PRODUCTS MAY BE FOUND TO BE DEFECTIVE, AND PRODUCT LIABILITY CLAIMS MAY BE ASSERTED AGAINST US, RESULTING IN COSTLY LITIGATION FOR WHICH WE MAY NOT HAVE SUFFICIENT LIABILITY INSURANCE.

    Our products may contain defects which could cause our sales to decline, divert management's attention and cause significant customer relations problems. Our customers may use our products in the testing of high reliability semiconductors for critical applications such as telecommunications infrastructure, military, medical and aerospace equipment. Defects or other problems with the performance of our products could result in financial or other damages to our customers. In addition, some of our probe stations which operate at high voltage or extreme temperatures may cause death or injury to persons utilizing such equipment due to undetected design or manufacturing defects or due to improper use or maintenance by our customers. Although our product invoices and sales contracts generally contain provisions designed to limit our exposure to product liability claims, existing or future laws or unfavorable judicial decisions could negate these provisions. Product liability litigation against us, even if it were unsuccessful, could be time consuming and costly to defend. Additionally, although we carry product liability insurance, in some circumstances it may not be adequate to cover all claims.

                         RISKS RELATED TO THIS OFFERING

THERE IS CURRENTLY NO PUBLIC MARKET FOR OUR COMMON STOCK, AND FOLLOWING THIS OFFERING THE PRICE OF OUR COMMON STOCK COULD BE VOLATILE.

    Prior to this offering, there has not been a public market for our common stock. We cannot predict the extent to which investor interest in our stock will lead to the development of a trading market or how liquid that market might become. The initial public offering price for our common shares will be determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the trading market. The trading price of our common stock could be subject to wide fluctuations in response to various factors, some of which are beyond our control, including factors discussed elsewhere in this prospectus and the following:

    - failure to meet the publicly disclosed expectations of securities analysts for a given quarterly period;

    - changes in financial estimates by securities analysts;

    - extreme fluctuations in the prices and trading volumes of the stock of high technology companies, particularly companies listed on the Nasdaq National Market;

    - fluctuations in our financial results, including future reported bookings;

    - conditions or developments in the semiconductor and capital equipment industry and the general economy;

    - developments in our intellectual property rights, or those of our competitors or other companies;

    - announcements of new products or product enhancements by us or our competitors;

    - developments in our relationships with customers and suppliers;

    - adverse reactions by securities analysts to acquisitions or investments we may announce;

    - additions or departures of key personnel; and

    - commencement of litigation by or against us, and the outcome of that litigation.

    These broad market and industry factors may decrease the market price of our common stock regardless of our actual operating performance. In addition, in the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities, and newly public companies tend to experience more volatility in their stock price. We may be the target of similar litigation in the future. Securities litigation may result in substantial costs and divert management's attention and resources, which may seriously harm our business.

OUR OFFICERS AND DIRECTORS AND THEIR AFFILIATES WILL CONTROL THE OUTCOME OF MATTERS REQUIRING SHAREHOLDER APPROVAL.

    Upon completion of this offering, our officers and directors and their
affiliates will beneficially own approximately       % of our outstanding shares
of common stock based on their holdings as of September 30, 2000. These shareholders will have the ability, acting together, to control the election of our directors and the outcome of corporate actions requiring shareholder approval, such as a merger or a sale of our company, or a sale of all or substantially all of our assets. This concentration of voting power could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to our other shareholders. These shareholders will also have significant control over our business, policies and affairs.

    OUR MANAGEMENT WILL RETAIN BROAD DISCRETION IN THE USE OF PROCEEDS FROM THIS OFFERING AND MAY NOT OBTAIN A SIGNIFICANT RETURN ON THE USE OF THESE PROCEEDS.

    The net proceeds of this offering will be utilized for general corporate purposes, including working capital, capital expenditures and research and development. We may also use a portion of the proceeds to acquire or make an investment in technologies or companies that are complementary to our business. Consequently, our management will have broad discretion as to how to spend the proceeds from this offering and may spend these proceeds in ways with which our shareholders may not agree. Management's allocation of the proceeds of this offering may not benefit our business and the investment of the proceeds may not yield a favorable return.

THE ANTI-TAKEOVER PROVISIONS OF OUR CHARTER DOCUMENTS AND OREGON LAW MAY INHIBIT A TAKEOVER OR CHANGE IN OUR CONTROL THAT SHAREHOLDERS MAY CONSIDER BENEFICIAL.

    Provisions of our second amended and restated articles of incorporation and bylaws and provisions of Oregon law may have the effect of delaying or preventing a merger or acquisition of us, or making a merger or acquisition of us less desirable to a potential acquirer, even if the shareholders consider the merger or acquisition favorable. Our second amended and restated articles of incorporation provide for a staggered board of directors, which will make it more difficult for a group of shareholders to quickly change the composition of our board. Our second amended and restated articles of incorporation also make it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us or change our control. See "Description of Capital Stock" for more complete information.

YOU WILL EXPERIENCE AN IMMEDIATE AND SIGNIFICANT DILUTION IN THE BOOK VALUE OF YOUR INVESTMENT.

    Because the initial public offering price is substantially higher than the book value per share of common stock, purchasers of the common stock in this
offering will be subject to immediate and substantial dilution of $    per
share. See "Dilution."

FUTURE SALES OF COMMON STOCK BY OUR EXISTING SHAREHOLDERS COULD CAUSE OUR STOCK PRICE TO DECLINE.

    Future sales of the shares of common stock held by existing shareholders and option and warrant holders could cause our stock price to decline. Such sales could also make it more difficult for us to sell equity securities in the future at a time and price we deem appropriate. Upon completion of this offering, we
expect that             shares of common stock held by our existing shareholders
and option and warrant holders will be eligible for sale into the public market, subject to compliance with the resale volume limitations and other restrictions of Rule 144 under the Securities Act, beginning 180 days after the date of this prospectus.

                            ------------------------

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These statements identify substantial risks and uncertainties and relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "should," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," and similar expressions, whether in the negative or affirmative. These statements are only predictions and may be inaccurate. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors" and in other parts of this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to confirm them to actual results or to changes in our expectations.

                                USE OF PROCEEDS

    Net proceeds from the sale of the             shares of common stock in this
offering will be approximately $      million after deducting underwriting
discounts and commissions and our estimated offering expenses. If the underwriters exercise their over allotment option in full, our estimated net
proceeds will be approximately $      million.

    We expect to use the net proceeds for general corporate purposes, including working capital and capital expenditures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Although we may use a portion of the net proceeds to acquire or make an investment in technologies or companies that are complementary to our business, we have no current plans in this regard. Pending such uses, we plan to invest the net proceeds in interest-bearing, investment grade securities. Management will retain broad discretion in the allocation of the net proceeds of this offering. You will not have the opportunity to evaluate the economic, financial or other information from which we base our decisions on how to use the proceeds.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our common or preferred stock. We currently expect to retain any future earnings to fund the operation and expansion of our business, and therefore, we do not currently expect to pay cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of June 30, 2000:

    - on an actual basis;

    - on a pro forma basis to reflect the conversion of all outstanding shares of our preferred stock into 3,596,486 shares of our common stock; and

    - on a pro forma as adjusted basis to reflect the net proceeds from the sale
      of     shares of our common stock in this offering at an assumed initial public offering price of $ per share after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

    You should read the following table in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus.

                                                                        JUNE 30, 2000
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Long-term obligations, net of current portion...............  $   506     $   506    $

Redeemable convertible preferred stock, $.01 par value:
  1,500,000 shares authorized; 1,250,000 shares issued and
  outstanding (actual); no shares issued and outstanding
  (pro forma and pro forma as adjusted).....................   10,356          --             --

Shareholders' equity:
  Convertible preferred stock, $.01 par value:
    2,500,000 shares authorized; 2,346,486 shares issued and
    outstanding (actual); no shares issued and outstanding
    (pro forma and pro forma as adjusted)...................    9,226          --             --
  Common stock, $.01 par value:
    12,000,000 shares authorized; 4,969,117 shares issued
      and
    outstanding (actual); 8,565,603 shares issued and
      outstanding
    (pro forma),        shares issued and outstanding
    (pro forma as adjusted).................................      813      19,908
Deferred stock-based compensation...........................     (143)       (143)
Notes receivable for common stock...........................     (264)       (264)
Accumulated other comprehensive loss........................       (4)         (4)
Retained earnings...........................................    9,874      10,361
                                                              -------     -------    -----------
  Total shareholders' equity................................   19,502      29,858
                                                              -------     -------    -----------
  Total capitalization......................................  $30,364     $30,364    $
                                                              =======     =======    ===========

    The share information set forth above excludes:

    - 1,524,678 shares of common stock issuable upon the exercise of options outstanding at June 30, 2000 with a weighted average exercise price of $2.69 per share;

    - 1,200,000 shares of common stock available for issuance under our 2000 Stock Incentive Plan and 200,000 shares of common stock available for issuance under our 2000 Employee Stock Purchase Plan;

    - 25,000 shares of common stock issuable upon the exercise of a warrant at an exercise price of $3.80 per share; and

    - 250,000 shares of redeemable convertible preferred stock available for issuance upon the exercise of a warrant at an exercise price of $10.00 per share.

                                    DILUTION

    Our pro forma net tangible book value as of June 30, 2000 was $28.9 million or $3.38 per share. Pro forma net tangible book value per share is determined by dividing our pro forma tangible assets less total liabilities by our pro forma number of outstanding shares of common stock after giving effect to, on a pro forma basis, the automatic conversion of all outstanding preferred shares into 3,596,486 shares of common stock immediately prior to the completion of the offering. Dilution per share to new investors represents the difference between the amount per share paid by purchasers of our common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to our sale of shares of common stock in this offering at an assumed initial public offering
price of $      per share and the receipt of the net proceeds of such sale, the pro forma net tangible book value as of June 30, 2000 would have been $
million, or $      per share. This amount represents an immediate increase in
pro forma net tangible book value per share of $      to the current
shareholders and an immediate dilution of $      per share to purchasers of
common stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............              $
  Pro forma net tangible book value per share as of June 30,
    2000....................................................   $3.38
  Increase in pro forma net tangible book value per share
    attributable
    to this offering........................................
                                                               -----
Pro forma net tangible book value per share after this
  offering..................................................
                                                                          -----
Dilution per share to new investors.........................              $
                                                                          =====

    If the underwriters exercise their over-allotment option in full, our adjusted pro forma net tangible book value as of June 30, 2000 would have been
$            , or $      per share, representing an immediate increase in pro
forma net tangible book value to our existing shareholders of $      per share
and an immediate dilution to new investors of $      per share.

    The following table summarizes, on a pro forma basis, as of June 30, 2000, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by our existing shareholders and by the new investors in this offering, at an assumed initial public offering
price of $      per share, before deducting underwriting discounts and
commissions and estimated offering expenses payable by us.

                                        SHARES PURCHASED                TOTAL CONSIDERATION
                                  ----------------------------      ----------------------------      AVERAGE PRICE
                                    NUMBER           PERCENT          AMOUNT           PERCENT          PER SHARE
                                  -----------      -----------      -----------      -----------      -------------
Existing shareholders.......        8,565,603                 %     $20,081,446                 %      $      2.34
New investors...............
                                  -----------      -----------      -----------      -----------
  Total.....................                             100.0%     $                      100.0%
                                  ===========      ===========      ===========      ===========

    The foregoing discussion and table assume no exercise of any stock options or warrants outstanding as of June 30, 2000. As of June 30, 2000, there were 1,524,678 shares of common stock issuable upon the exercise of options outstanding at a weighted average exercise price of $2.69 per share. Additionally, there were 25,000 shares of common stock available for issuance upon the exercise of a warrant at an exercise price of $3.80 per share and 250,000 shares of redeemable convertible preferred stock available for issuance upon the exercise of a warrant at an exercise price of $10.00.

    If all options and warrants outstanding as of June 30, 2000 were exercised, the pro forma net tangible book value per share immediately after completion of
the offering would be $      , which represents an immediate dilution per share
of $      to purchasers of shares of common stock in this offering. See
"Management--Employee Benefit Plans" and the notes to our consolidated financial statements for more information on our stock incentive plans.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus. We derived the consolidated statements of operations data for the years ended December 31, 1997, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 from our audited financial statements included elsewhere in this prospectus, which have been audited by KPMG LLP, independent auditors, whose report is also included elsewhere in this prospectus. We derived the consolidated statements of operations data for the years ended December 31, 1995 and 1996, and the consolidated balance sheet data as of December 31, 1995, 1996 and 1997 from audited financial statements not included elsewhere in this prospectus. We derived the consolidated statements of operations data for the six months ended June 30, 1999 and 2000 and the consolidated balance sheet data as of June 30, 2000 from unaudited consolidated financial statements included elsewhere in this prospectus which, in the opinion of management, include all adjustments necessary for a fair presentation of our financial position and operating results for these periods. The historical financial information presented below is not necessarily indicative of results to be expected for any future period.

                                                                                                                  SIX MONTHS
                                                                     YEAR ENDED DECEMBER 31,                    ENDED JUNE 30,
                                                       ----------------------------------------------------   -------------------
                                                         1995       1996       1997       1998       1999       1999       2000
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net sales............................................  $33,636    $37,798    $40,322    $41,597    $51,530    $20,762    $31,860
Cost of sales........................................   17,047     19,490     21,681     24,541     27,444     11,767     16,735
                                                       -------    -------    -------    -------    -------    -------    -------
Gross profit.........................................   16,589     18,308     18,641     17,056     24,086      8,995     15,125
Operating expenses:
  Research and development...........................    3,771      4,874      5,911      6,194      5,887      2,430      3,725
  Selling, general and administrative................    9,901     10,226     11,697     12,438     14,236      6,108      8,690
                                                       -------    -------    -------    -------    -------    -------    -------
Income (loss) from operations........................    2,917      3,208      1,033     (1,576)     3,963        457      2,710
Other income (expense), net..........................      101        (30)       161       (131)      (266)       (73)       253
                                                       -------    -------    -------    -------    -------    -------    -------
Income (loss) before provision (benefit) for income
  taxes..............................................    3,018      3,178      1,194     (1,707)     3,697        384      2,963
Provision (benefit) for income taxes.................    1,013      1,250        523       (730)     1,223        155      1,130
                                                       -------    -------    -------    -------    -------    -------    -------
Net income (loss)....................................    2,005      1,928        671       (977)     2,474        229      1,833
Accretion of preferred stock redemption..............       --         --         --         --         39         --        448
                                                       -------    -------    -------    -------    -------    -------    -------
Net income (loss) attributed to common
  shareholders.......................................  $ 2,005    $ 1,928    $   671    $  (977)   $ 2,435    $   229    $ 1,385
                                                       =======    =======    =======    =======    =======    =======    =======
Net income (loss) per share:
  Basic..............................................  $  0.44    $  0.42    $  0.15    $ (0.21)   $  0.49    $  0.05    $  0.28
  Diluted............................................  $  0.31    $  0.29    $  0.10    $ (0.21)   $  0.32    $  0.03    $  0.15
Shares used in computing net income (loss) per share:
  Basic..............................................    4,509      4,553      4,568      4,711      4,988      4,974      5,023
  Diluted............................................    6,477      6,696      6,590      4,711      7,577      7,159      9,472
Unaudited pro forma net income per share:
  Basic..............................................                                              $  0.35               $  0.16
  Diluted............................................                                              $  0.32               $  0.15
Unaudited shares used in computing pro forma net
  income per share:
  Basic..............................................                                                6,992                 8,619
  Diluted............................................                                                7,577                 9,472

                                                                              DECEMBER 31,
                                                                     ------------------------------
                                                                       1995       1996       1997
                                                                     --------   --------   --------
                                                                             (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments.......             $   717    $ 2,978    $   602
Working capital.........................................               7,654     10,372      9,764
Total assets............................................              15,227     17,947     20,872
Long-term obligations, net of current portion...........               1,257      2,288      1,504
Redeemable convertible preferred stock..................                  --         --         --
Shareholders' equity....................................               8,571     10,385     10,962

                                                             DECEMBER 31,
                                                          -------------------   JUNE 30,
                                                            1998       1999       2000
                                                          --------   --------   ---------
                                                                  (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments.......  $   368    $13,511     $11,284
Working capital.........................................    8,354     26,012      23,592
Total assets............................................   20,549     38,114      41,304
Long-term obligations, net of current portion...........    1,513        859         506
Redeemable convertible preferred stock..................       --      9,908      10,356
Shareholders' equity....................................   10,540     18,965      19,502

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ TOGETHER WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. IN ADDITION TO HISTORICAL INFORMATION, THE FOLLOWING DISCUSSION AND OTHER PARTS OF THIS PROSPECTUS CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED BY FORWARD-LOOKING STATEMENTS DUE TO FACTORS DISCUSSED UNDER "RISK FACTORS," "BUSINESS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We are a worldwide leader in developing, manufacturing and selling wafer probing solutions used to develop and test integrated circuits and optoelectronic devices, or chips, on semiconductor wafers. We sell production probe cards, analytical probes and probe stations. We design, manufacture and assemble our products in Beaverton, Oregon, with global sales, service and support centers in North America, Europe and Japan. We began our operations in 1983.

    Probe stations and analytical probes have historically represented our core product lines. These product lines address the need for precise and accurate measurement of semiconductor electrical and optical, or lightwave, characteristics during chip design or when optimizing the chip fabrication process. Probe stations and analytical probes together have accounted for a substantial majority of our net sales to date, and we anticipate that these two product lines will continue to account for a majority of our net sales in the foreseeable future.

    Our production probe card product line consists of our Pyramid Probe cards, which we developed to overcome new probing challenges in the production test environment. We introduced our first generation Pyramid Probe cards for production testing of aluminum bond pads in 1997. To address the evolving test requirements of chips that are smaller, faster and integrate more functions, we have continued to enhance our Pyramid Probe card fabrication process and design, and in early 2000, introduced our second generation Pyramid Probe products. To date, sales of our Pyramid Probe cards have represented a small, but growing, portion of our net sales.

    Our products are primarily used by semiconductor manufacturers, research organizations and designers, including fabless semiconductor companies who design their own chips but outsource the manufacturing to third party semiconductor manufacturers. No single customer accounted for more than 10% of our net sales during the past three years or in the six months ended June 30, 2000. Our ten largest customers accounted for 30.1% of our net sales in 1997, 33.5% in 1998, 34.7% in 1999 and 35.6% in the six months ended June 30, 2000. In North America and Asia, excluding Japan, we sell our products primarily through manufacturers' representatives. In Japan, we sell through Cascade Microtech Japan, K.K., our direct sales and service subsidiary. In Europe we sell through manufacturers' representatives and distributors managed by Cascade Microtech Europe, Ltd., our direct sales and service subsidiary in the United Kingdom. In other countries, we typically sell through manufacturers' representatives or distributors. Approximately 78% of our 1999 net sales were through manufacturers' representatives and distributors.

    International sales accounted for 55.2% of our net sales in 1997, 52.7% in 1998, 50.6% in 1999 and 50.2% in the six months ended June 30, 2000. Sales through our subsidiaries in Japan and Great Britain are denominated in yen and pound sterling, respectively, while other international sales are generally denominated in U.S. dollars. Our international operations give rise to exposures from changes in currency exchange rates. To reduce our Japanese currency risk, we have hedged future cash flows from firmly committed bookings denominated in yen. We believe our exposure to exchange rate fluctuations involving currencies other than yen has been minimal; therefore, we have not used derivative contracts to purchase or sell other currencies.

    The semiconductor industry is cyclical and has from time to time experienced depressed business conditions. From 1996 through 1998, the semiconductor industry experienced worldwide overcapacity, which led to a slowdown in demand for semiconductors and, in turn, semiconductor capital equipment. Our operating results were negatively impacted by this slowdown, particularly in the second half of 1998 and the first half of 1999. While markets for semiconductors and semiconductor capital equipment have improved significantly, we cannot assure you that these conditions will continue.

    We recognize revenue from product sales to customers that do not have acceptance criteria, including product sales to distributors, when a written purchase order has been obtained, the product is shipped, title has transferred and no obligations remain. We recognize revenue from customers who have acceptance criteria when all acceptance criteria are satisfied. We recognize revenue for installation services when the services are performed.

    Our gross margin fluctuates due to a number of factors, including product line mix, geographic mix, pricing pressures and our utilization of current manufacturing capacity. Product line mix affects gross margin due to varying cost structures associated with our product lines. Sales of products with a high content of accessories built by other manufacturers may reduce gross margin. Geographic mix impacts gross margins due to the varying price structures and sales channels in different regions. Pricing pressures affect gross margin by reducing the price charged for a product and typically relate to a specific product or a specific geographic region. Finally, our gross margin will fluctuate depending on the utilization of our available manufacturing capacity. Generally, a higher utilization percentage will bring about greater manufacturing efficiencies and permit our manufacturing overhead expense to be spread over a greater number of products, thereby enhancing gross margin.

    We have recorded deferred stock-based compensation of $0.1 million as of
June 30, 2000, and we expect to record approximately $   million of deferred
stock-based compensation on our balance sheet as of September 30, 2000. This deferred stock-based compensation is based on the difference between the deemed fair market value of our common stock and the exercise price of the option or stock on the grant date. Amortization of the deferred stock-based compensation for the years ended December 31, 2000, 2001, 2002, 2003 and 2004 is expected to
be approximately $   million, $   million, $   million, $   million and
$   million, respectively.

RESULTS OF OPERATIONS

    The following table summarizes our historical consolidated results of operations as a percentage of net sales for the periods indicated.

                                                                                                      SIX MONTHS
                                                                 YEAR ENDED DECEMBER 31,            ENDED JUNE 30,
                                                             --------------------------------    --------------------
                                                               1997        1998        1999        1999        2000
                                                             --------    --------    --------    --------    --------
Net sales................................................     100.0%      100.0%      100.0%      100.0%      100.0%
Cost of sales............................................      53.8        59.0        53.3        56.7        52.5
                                                              -----       -----       -----       -----       -----
Gross profit.............................................      46.2        41.0        46.7        43.3        47.5
Operating expenses:
  Research and development...............................      14.7        14.9        11.4        11.7        11.7
  Selling, general and administrative....................      29.0        29.9        27.6        29.4        27.3
                                                              -----       -----       -----       -----       -----
Income (loss) from operations............................       2.6        (3.8)        7.7         2.2         8.5
Other income (expense), net..............................       0.4        (0.3)       (0.5)       (0.4)        0.8
                                                              -----       -----       -----       -----       -----
Income (loss) before provision (benefit) for income
taxes....................................................       3.0        (4.1)        7.2         1.8         9.3
Provision (benefit) for income taxes.....................       1.3        (1.8)        2.4         0.7         3.5
                                                              -----       -----       -----       -----       -----
Net income (loss)........................................       1.7%       (2.3)%       4.8%        1.1%        5.8%
                                                              =====       =====       =====       =====       =====

SALES BY PRODUCT LINE

    The following table summarizes our consolidated net sales by product line, both in dollars and as a percentage of net sales, for the periods indicated.

                                                                                   SIX MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,            JUNE 30,
                                                 ------------------------------   -------------------
                                                   1997       1998       1999       1999       2000
                                                 --------   --------   --------   --------   --------
                                                                    (IN THOUSANDS)
Probe stations.................................  $31,405    $32,384    $39,843    $15,531    $23,643
Analytical probes..............................    7,136      7,329      8,442      3,937      5,613
Production probe cards.........................    1,781      1,884      3,245      1,294      2,604
                                                 -------    -------    -------    -------    -------
                                                 $40,322    $41,597    $51,530    $20,762    $31,860
                                                 =======    =======    =======    =======    =======

                                                                                            SIX MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,            JUNE 30,
                                                          ------------------------------   -------------------
                                                            1997       1998       1999       1999       2000
                                                          --------   --------   --------   --------   --------
Probe stations..........................................     77.9%      77.9%      77.3%      74.8%      74.2%
Analytical probes.......................................     17.7       17.6       16.4       19.0       17.6
Production probe cards..................................      4.4        4.5        6.3        6.2        8.2
                                                          -------    -------    -------    -------    -------
                                                            100.0%     100.0%     100.0%     100.0%     100.0%
                                                          =======    =======    =======    =======    =======

COMPARISON OF SIX MONTHS ENDED JUNE 30, 1999 TO SIX MONTHS ENDED JUNE 30, 2000

    NET SALES. Our net sales increased 53.5% from $20.8 million in the six months ended June 30, 1999 to $31.9 million in the same period in 2000. This increase in net sales was attributable to higher levels of capital spending by our semiconductor manufacturing and design customers, resulting in increased demand for our products. Of the $11.1 million increase in net sales, $8.1 million was due to a 52.2% increase in sales of probe stations, $1.7 million was due to a 42.6% increase in sales of analytical probes and $1.3 million was due to a 101.2% increase in sales of production probe cards. Domestic sales increased 52.9% from $10.4 million in the six months ended
June 30, 1999 to $15.9 million in the same period in 2000. International sales increased 53.8% from $10.4 million to $16.0 million over the same periods.

    GROSS PROFIT. Gross profit consists of net sales less cost of sales. Cost of sales includes materials, labor, warranty and overhead. Gross profit increased 68.1% from $9.0 million in the six months ended June 30, 1999 to $15.1 million in the same period in 2000. Gross profit as a percentage of net sales, or gross margin, increased from 43.3% in the six months ended June 30, 1999 to 47.5% in the same period in 2000. The gross profit and gross margin increases resulted from higher sales volume and a heavier concentration of higher margin products. The increase in gross margin was partially offset by higher manufacturing costs associated with expansion in the manufacturing capacity for our Pyramid Probe products.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development, or R&D, expenses include salaries and related expenses for engineering personnel and costs of materials associated with the design, development, testing and enhancement of our products. R&D expenses increased 53.3% from $2.4 million in the six months ended June 30, 1999 to $3.7 million in the same period in 2000. In the second half of 1998, we implemented cost reductions to respond to the semiconductor industry slowdown. As a result, we adjusted R&D expenses downward through the first six months of 1999. In mid-1999, we began hiring additional R&D personnel as the semiconductor industry improved, and, therefore, our R&D expenses in the first six months of 2000 increased. As a percentage of net sales, R&D expenses were 11.7% in both periods. We anticipate that spending for R&D will increase in absolute dollars in future periods as we focus on growing opportunities in the communications market and as we continue to enhance our core technologies and products.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative, or SG&A, expenses include salaries and related costs for administrative, financial, human resource, marketing and sales, and information technology functions, and for professional services. SG&A expenses increased 42.3% from $6.1 million in the six months ended June 30, 1999 to $8.7 million in the same period in 2000. The increase primarily resulted from higher payroll expenses and increased commissions paid to manufacturers' representatives. As a percentage of net sales, SG&A expenses decreased from 29.4% in the six months ended June 30, 1999 to 27.3% in the same period in 2000, primarily due to the increase in net sales. We expect SG&A expenses to increase in absolute dollars to support our Pyramid Probe card operations and additional costs associated with being a public company.

    OTHER INCOME (EXPENSE), NET. Other income (expense), net includes interest earned on cash and cash equivalents, interest incurred on debt outstanding, and foreign currency gains and losses. Other income (expense), net was ($0.1) million in the six months ended June 30, 1999 compared to $0.3 million in the same period in 2000. The improvement is primarily due to interest income in the first six months of 2000 from equity financing received in the second half of 1999.

    PROVISION (BENEFIT) FOR INCOME TAXES. Our effective tax rate decreased from 40.4% in the six months ended June 30, 1999 to 38.1% in the same period in 2000 due to a decrease in foreign tax rates. Our effective tax rate is sensitive to shifts in income and losses from our foreign subsidiaries.

COMPARISON OF YEARS ENDED DECEMBER 31, 1998 AND 1999

    NET SALES. Our net sales increased 23.9% from $41.6 million in 1998 to $51.5 million in 1999. This increase is primarily due to increased demand for our products resulting from the semiconductor industry's recovery and increased demand from the communications market. In addition, net sales in 1999 include one-time technology licensing fees of $2.0 million paid to us by a strategic partner. Of the $7.9 million increase in net sales, excluding the licensing fees, $5.4 million was due to a 16.9% increase in sales of probe stations, $1.1 million was due to a 15.2% increase in sales of analytical probes and $1.4 million was due to a 72.2% increase in sales of production probe cards. The $2.0 million of licensing fees are included in net sales of the probe stations product line. Domestic sales, excluding the licensing fees, increased 18.7% from $19.8 million in 1998 to $23.5 million in 1999. International sales increased 19.3% from $21.8 million in 1998 to $26.0 million in 1999.

    GROSS PROFIT. Gross profit increased 41.2% from $17.1 million in 1998 to $24.1 million in 1999. This increase was primarily a result of higher sales volumes and the $2.0 million of licensing fees in 1999. Gross margin increased from 41.0% in 1998 to 46.7% in 1999. Excluding the licensing fees, gross margin was 44.6% in 1999. This gross margin increase was due to improved capacity utilization resulting from the improvement in the semiconductor industry.

    RESEARCH AND DEVELOPMENT EXPENSES.  R&D expenses decreased 5.0% from
$6.2 million in 1998 to $5.9 million in 1999. R&D expenses relating to developing our 200 mm automatic probe station, or autoprober, decreased from 1998 due principally to completion of the project. R&D expenses also decreased in 1999 due to the cost reductions we implemented in the second half of 1998. These decreases were partially offset by increased spending for Pyramid Probe card development in 1999. As a percentage of net sales, R&D expenses decreased from 14.9% in 1998 to 11.4% in 1999.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SG&A expenses increased 14.5% from $12.4 million in 1998 to $14.2 million in 1999. The increase was a result of increased commissions paid to manufacturers' representatives, higher patent-related costs and increased facility costs associated with our move to a new Pyramid Probe card fabrication facility. As a percentage of net sales, SG&A expenses decreased from 29.9% in 1998 to 27.6% in 1999, primarily as a result of the increase in net sales and a reduction in average headcount.

    OTHER INCOME (EXPENSE), NET. Other income (expense), net was ($0.1) million in 1998 compared to ($0.3) million in 1999. The change from 1998 to 1999 is primarily related to larger exchange losses resulting from our holdings of subsidiary monetary assets and liabilities denominated in yen and pound sterling. Translation of these assets and liabilities into U.S. dollars results in net gains or losses depending on the change in the exchange rate from period to period.

    PROVISION (BENEFIT) FOR INCOME TAXES. Our income tax benefit in 1998 represents an effective tax rate of 42.8%. This compares to our income tax provision in 1999 representing an effective tax rate of 33.1%. The 1999 effective rate was favorably impacted by a reduction in the valuation allowance due to utilization of previously reserved net operating loss carryovers.

COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND 1998

    NET SALES. Our net sales increased 3.2% from $40.3 million in 1997 to $41.6 million in 1998. In 1998, the semiconductor industry experienced worldwide overcapacity, worsened by economic recessions in various Asian economies. Sales increased in 1998 due to increased demand for our autoprober product, which was first introduced in late 1997, analytical probes and production probe cards. Partially offsetting these increases was a decrease in the average selling price of probe stations, excluding autoprobers. Of the $1.3 million increase in net sales, $1.0 million was due to a 3.1% increase in sales of probe stations, $0.2 million was due to a 2.7% increase in sales of analytical probes and $0.1 million was due to a 5.8% increase in sales of production probe cards. Domestic sales increased 10.0% from $18.0 million in 1997 to $19.8 million in 1998. International sales decreased 2.2% from $22.3 million in 1997 to $21.8 million in 1998.

    GROSS PROFIT. Gross profit decreased 8.5% from $18.6 million in 1997 to $17.1 million in 1998. Gross margin decreased from 46.2% in 1997 to 41.0% in 1998. This gross margin decrease was due to lower selling prices for our probe stations, excluding autoprobers. In addition, lower margin autoprobers accounted for a higher percentage of 1998 sales. The gross margin decrease was also due to an increase in allocated occupancy costs associated with the relocation of our headquarters to a new facility in the second half 1998.

    RESEARCH AND DEVELOPMENT EXPENSES.  R&D expenses increased 4.8% from
$5.9 million in 1997 to $6.2 million in 1998. The increase was primarily due to increased staffing for R&D and increased occupancy costs resulting from our move to a larger headquarters facility. As a percentage of net sales, R&D expenses increased slightly from 14.7% in 1997 to 14.9% in 1998.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SG&A expenses increased 6.3% from $11.7 million in 1997 to $12.4 million in 1998. This increase was due to costs incurred to hire additional employees in the first half of 1998 and to move to the new headquarters facility in the second half of 1998. In addition, we incurred severance costs as headcount reductions were necessary in the second half of 1998 to respond to the effects of the semiconductor industry slowdown. As a percentage of net sales, SG&A expenses increased from 29.0% in 1997 to 29.9% in 1998.

    OTHER INCOME (EXPENSE), NET. Other income (expense), net was $0.2 million in 1997 compared to ($0.1) million in 1998. The change from 1997 to 1998 is primarily related to exchange losses resulting from our holdings of subsidiary monetary assets and liabilities denominated in yen and pound sterling.

    PROVISION (BENEFIT) FOR INCOME TAXES. Our income tax provision in 1997 represents an effective tax rate of 43.8%. This compares to our income tax benefit in 1998 representing an effective tax rate of 42.8%. The tax benefit in 1998 was a result of our net loss.

SELECTED QUARTERLY RESULTS OF OPERATIONS

    The following table presents our unaudited consolidated operating results for each of the six most recent quarters ended June 30, 2000 both in dollars and as a percentage of net sales for each quarter. The information for each of these quarters is unaudited and has been prepared on the same basis as the audited consolidated financial statements included in this prospectus. In the opinion of management, all necessary adjustments have been included to fairly present the unaudited quarterly results. The historical financial information presented below is not necessarily indicative of results to be expected for any future period.

                                                                         QUARTER ENDED
                                              -------------------------------------------------------------------
                                              MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,    JUNE 30,
                                                1999        1999       1999        1999        2000        2000
                                              ---------   --------   ---------   --------   ----------   --------
                                                                        (IN THOUSANDS)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net sales...................................   $9,628     $11,134     $15,875    $14,893      $14,491    $17,369
Cost of sales...............................    5,412       6,355       8,025      7,652        7,646      9,089
                                               ------     -------     -------    -------      -------    -------
Gross profit................................    4,216       4,779       7,850      7,241        6,845      8,280
Operating expenses:
  Research and development..................    1,240       1,190       1,595      1,862        1,952      1,773
  Selling, general and administrative.......    2,823       3,285       4,178      3,950        3,708      4,982
                                               ------     -------     -------    -------      -------    -------
Income from operations......................      153         304       2,077      1,429        1,185      1,525
Other income (expense), net.................      (60)        (13)        (97)       (96)         147        106
                                               ------     -------     -------    -------      -------    -------
Income before provision for income taxes....       93         291       1,980      1,333        1,332      1,631
Provision for income taxes..................       62          93         686        382          484        646
                                               ------     -------     -------    -------      -------    -------
Net income..................................   $   31     $   198     $ 1,294    $   951      $   848    $   985
                                               ======     =======     =======    =======      =======    =======

                                                                         QUARTER ENDED
                                              -------------------------------------------------------------------
                                              MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,
                                                1999        1999       1999        1999       2000        2000
                                              ---------   --------   ---------   --------   ---------   ---------
AS A PERCENTAGE OF NET SALES:
Net sales...................................    100.0%      100.0%      100.0%     100.0%      100.0%      100.0%
Cost of sales...............................     56.2        57.1        50.6       51.4        52.8        52.3
                                               ------     -------     -------    -------     -------     -------
Gross profit................................     43.8        42.9        49.4       48.6        47.2        47.7
Operating expenses:
  Research and development..................     12.9        10.7        10.0       12.5        13.5        10.2
  Selling, general and administrative.......     29.3        29.5        26.3       26.5        25.6        28.7
                                               ------     -------     -------    -------     -------     -------
Income from operations......................      1.6         2.7        13.1        9.6         8.2         8.8
Other income (expense), net.................     (0.6)       (0.1)       (0.6)      (0.6)        1.0         0.6
                                               ------     -------     -------    -------     -------     -------
Income before income taxes..................      1.0         2.6        12.5        9.0         9.2         9.4
Provision for income taxes..................      0.6         0.8         4.3        2.6         3.3         3.7
                                               ------     -------     -------    -------     -------     -------
Net income..................................      0.3%        1.8%        8.2%       6.4%        5.9%        5.7%
                                               ======     =======     =======    =======     =======     =======

    Our quarterly results have fluctuated in the past and we expect them to fluctuate in future periods due to a variety of factors, including those discussed in the section captioned "Risk Factors." Net sales in the quarters ended September 30 and December 31, 1999 included one-time licensing fees of $1.5 million and $0.5 million, respectively. Due to seasonality in international markets, net sales in the quarter ended March 31, 2000 were essentially flat compared to net sales in the quarter ended December 31, 1999, excluding licensing fees. Sales in the first calendar quarter have generally been lower than sales in the fourth calendar quarter due to this seasonality. Gross profit in the quarters ended September 30 and December 31, 1999 were favorably impacted by the one-time licensing fees. R&D expenses increased in the quarters ended September 30, 1999, December 31, 1999 and March 31, 2000 primarily due to costs associated with development of our Pyramid Probe cards and our 300 mm probe station. In addition, R&D expenses increased because we moved our Pyramid Probe fabrication to a new, larger facility in the quarter ended December 31, 1999. SG&A expenses decreased as a percentage of net sales in the quarters ended September 30 and December 31, 1999, primarily due to higher net sales from one-time licensing fees. SG&A expenses as a percentage of net sales remained lower in the quarter ended March 31, 2000, primarily due to the absence of major tradeshow expenses that were incurred in previous quarters, lower rent expense due to offsetting sublease income and lower amortization expense. SG&A expenses increased as a percentage of net sales in the quarter ended June 30, 2000 primarily due to expanded sales and marketing activity related to our Pyramid Probe cards.

LIQUIDITY AND CAPITAL RESOURCES

    We have financed our operations primarily through cash generated from operations and the private sale of preferred stock. At June 30, 2000, we had cash, cash equivalents and short-term investments of $11.3 million and working capital of $23.6 million. Other sources of liquidity available to us include a $5.0 million bank line of credit for which we signed a commitment letter in September 2000 and an existing $0.5 million bank line of credit through our subsidiary in Japan.

    Net cash provided by operating activities was $0.6 million in 1998, $2.0 million in 1999 and $3.1 million in the six months ended June 30, 2000. Cash provided in 1998 was primarily from a decrease in inventories and accounts receivable, offset by a net loss, a decrease in accrued liabilities and an increase in prepaid expenses and other. Cash provided in 1999 was primarily from net income and an increase in accrued liabilities, offset by an increase in accounts receivable. Cash provided in the six months ended June 30, 2000 was primarily from net income and an increase in accounts payable, offset by increases in inventories and accounts receivable.

    Net cash used in investing activities was $1.9 million in 1998, $1.6 million in 1999 and $10.2 million in the six months ended June 30, 2000. Cash used in 1998 and 1999 resulted primarily from leasehold and tenant improvements, equipment purchases to expand Pyramid Probe card fabrication capabilities and costs related to patent infringement litigation against a competitor. Capital expenditures were $1.5 million in 1998 and $1.4 million in 1999. Cash used in the six months ended June 30, 2000 resulted primarily from investments in marketable securities using proceeds from the private sale of preferred stock in 1999 and purchases of fixed assets primarily for manufacturing operations and engineering. Capital expenditures were $2.0 million in the six months ended June 30, 2000. We expect capital expenditures for the second half of 2000 to be approximately $2.6 million.

    Net cash provided by financing activities was $1.1 million in 1998 and $12.8 million in 1999. Net cash used in financing activities was $1.6 million in the six months ended June 30, 2000. Cash provided in 1998 resulted from borrowings under a line of credit and proceeds received from the issuance of common stock. Cash provided in 1999 resulted from proceeds from the issuance of preferred stock offset by payments on our line of credit and principal payments on our long-term debt. Cash used in the six months ended June 30, 2000 resulted from the repurchase of common stock and principal payments on long-term debt.

    On September 27, 2000, we signed a commitment letter with a bank for a $5.0 million revolving line of credit that will expire on September 30, 2001. All borrowings under this line will bear interest at the bank's prime rate. Alternately, we have the option to incur interest on borrowings under the line at LIBOR or quoted Bankers Acceptance rates plus a spread based on our ratio of debt to tangible net worth. The line of credit will be unsecured. The line of credit will require us to maintain quarterly financial covenants, including a minimum tangible net worth, minimum quick ratio and maximum leverage ratio.

    On September 27, 2000, we received a commitment letter for a foreign exchange facility with a bank that provides for issuance of forward and spot currency contracts up to $40.0 million. The facility allows for a maximum forward settlement date of 13 months, with maturity not to exceed March 31, 2002. Rates and availability are subject to current market conditions.

    Cascade Microtech Japan, K.K. has a bank line of credit that provides borrowings up to approximately $0.5 million at the June 30, 2000 exchange rate. The line bears interest at 1.375%, has a six-month term, and is guaranteed by Cascade Microtech, Inc. The line will expire in October 2000 and is subject to renewal based on agreement between the parties. No amounts were outstanding under this line of credit at June 30, 2000.

    We have one term loan with $1.0 million outstanding at June 30, 2000. The loan bears interest at 7.71% per annum, with monthly principal and interest payments. The loan expires in February 2002, is secured by accounts receivable, inventories, equipment and certain intangibles and contains a covenant for debt service coverage. We were in compliance with the covenant requirements at June 30, 2000.

    We believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will provide us with sufficient liquidity and capital resources to meet our current and future financial obligations, as well as to provide funds for our working capital, capital expenditures and other needs for at least the next 12 months. No assurance can be given, however, that this will be the case. We expect from time to time to evaluate potential acquisitions and equity investments complementary to our market strategy. To the extent we pursue such transactions, or in the event of an industry downturn or an unexpected adverse change in our business operations, we could require additional equity or debt financing to fund our activities or our working capital requirements. To the extent we require additional capital, we cannot assure you that additional financing will be available or, if available, will be available on terms satisfactory to us.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

FOREIGN CURRENCY EXCHANGE RISK

    We are exposed to foreign currency fluctuations through our international operations. This exposure results from timing differences between incoming and outgoing cash flows denominated in a foreign currency. To manage this exposure, we enter into forward foreign exchange contracts to exchange yen for U.S. dollars. The contracts generally mature within six months. We do not currently use derivative financial instruments for speculative or trading purposes or buy or sell currencies other than yen. At inception, foreign exchange contracts are designated as hedges of firmly committed bookings for which we expect payment within six months. At June 30, 2000, foreign currency contracts to receive
$3.7 million were outstanding with an estimated fair value of $3.7 million.

INTEREST RATE RISK

    Our exposure to market risk for changes in interest rates relates primarily to our investment portfolio and long-term debt obligations. We maintain an investment policy which is designed to ensure the safety and preservation of our invested funds by limiting default risk, market risk, and reinvestment risk. At June 30, 2000, our investments consisted of municipal, U.S. agency, corporate finance obligations and money market funds with a total book value of $11.1 million. The investments held at June 30, 2000 mature through October 2001 and have a weighted-average effective interest rate of 5.4%.

    We mitigate default risk by attempting to invest in high credit quality securities and by positioning our portfolio to respond appropriately to a significant reduction in a credit rating of any investment issuer or guarantor. The portfolio includes only marketable securities with active secondary or resale markets to ensure portfolio liquidity and maintains a prudent amount of diversification.

    The fair market value of long-term fixed interest rate debt is subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise. The interest rate changes affect the fair market value but do not impact earnings or cash flows. The estimated fair value of our long-term debt at June 30, 2000 approximates carrying value, as stated interest rates do not differ significantly from current market rates. The effect of an immediate 10% change in interest rates would not have a material impact on our future operating results or cash flows.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, or SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, which establishes accounting and reporting standards for derivative instruments and hedging activities by requiring that all derivatives be recognized in the balance sheet and measured at fair value. The effective date for SFAS No. 133 is January 1, 2001. We are in the process of evaluating the potential impact of this standard on our financial position and results of operations.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin, or SAB, No. 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. We implemented the guidance provided by SAB No. 101 effective January 1, 2000. Based on our current understanding of SAB No. 101, the implementation of its guidance on revenue recognition, presentation and disclosure of revenue did not have a material impact on our financial statements or any material implications on how we have historically recognized revenue.

    In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, or FIN 44, "Accounting for Certain Transactions involving Stock Compensation, an Interpretation of Accounting Principles Board, or APB, Opinion No. 25," which clarifies the application of APB Opinion No. 25, "Stock Issued to Employees," for certain issues including:

    - the definition of an employee for purposes of applying APB Opinion
      No. 25;.

    - the criteria for determining whether a plan qualifies as a noncompensatory plan;.

    - the accounting consequences of various modifications to the terms of a previously fixed stock option or award; and

    - the accounting for an exchange of stock compensation awards in a business combination.

    FIN 44 became effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after December 15, 1998 or January 12, 2000. To the extent that FIN 44 covers events occurring during the period after December 15, 1998 or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying FIN 44 are recognized on a prospective basis from July 1, 2000. We adopted the provisions of FIN 44 as of the required effective dates, and this adoption has not had a material impact on our financial statements.

                                    BUSINESS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS."

OVERVIEW

    We are a worldwide leader in developing, manufacturing and selling leading-edge wafer probing solutions used to test and measure complex semiconductors in wafer form in both design and production environments. Customers use our solutions to develop and test advanced integrated circuits and optoelectronic devices, or chips, for a broad range of communications, consumer electronics and computing products. In particular, we believe we derived approximately one-half of our sales in the first six months of 2000 from customers who develop and supply wireless, broadband and other communications chips. We sell production probe cards, analytical probes, and probe stations. Probe stations manually or automatically align wafers to probe cards or probes to electrically connect test equipment to each chip on a wafer, allowing a variety of electrical and optical, or lightwave, measurements to be taken. Our products are used by design engineers to develop new chips and accelerate time-to-market, by production process engineers to improve chip fabrication processes, and by test engineers to assure chip quality and reliability. Our production probe cards test chips for products such as synchronous optical network, or SONET, equipment, Gigabit Ethernet equipment, cellular phones, liquid crystal display drivers and some application-specific integrated circuits, or ASICs. Our probe stations and analytical probes are used throughout the semiconductor industry in engineering test to develop designs and fabrication processes for chips such as radio frequency chips, digital signal processors, telecommunications chips, advanced memory chips, microprocessors and microcontrollers, video graphics processors and ASICs. Approximately 400 customers purchased our products in the first half of 2000. Our top ten customers during this period were Agilent Technologies, Conexant Systems, Fujitsu, IBM, Infineon, Lucent Technologies, Matsushita, Mitsubishi, Nortel Networks and Taiwan Semiconductor Manufacturing Company.

INDUSTRY BACKGROUND

COMMUNICATIONS, CONSUMER ELECTRONICS AND COMPUTING PRODUCTS ARE DRIVING
  SEMICONDUCTOR CHIP GROWTH AND COMPLEXITY

    In recent years, the proliferation of communications, consumer electronics and computing products has driven substantial growth in the semiconductor chip market. IC Insights, a market research firm, estimates that the worldwide market for integrated circuits, or ICs, will grow from $130.2 billion in 1999 to $264.4 billion in 2003, a compound annual growth rate, or CAGR, of 19%. In particular, the demand for chips used in communications products, such as cellular phones, optical fiber networking equipment and high-speed local area networking equipment, is generally growing at a faster rate. For example, Dataquest, a division of Gartner Inc., forecasts that the worldwide market for ICs for digital cellular handsets will grow from $13.9 billion in 1999 to $31.2 billion in 2003, representing a CAGR of 22%. In addition, the rapid growth in data traffic over broadband networks has resulted in increased demand for high-speed data transport ICs and optoelectronic devices. Optoelectronic devices for communications are components that convert electrical signals to optical, or lightwave, signals, or lightwave signals to electrical signals. International Data Corporation estimates that the worldwide market for SONET chips that transmit data at 2.4 gigabits per second or faster will grow from $219.0 million in 1999 to $846.2 million in 2003, representing a CAGR of 40%.

    As demand grows for higher performance and less expensive electronics products, semiconductor suppliers must respond by producing chips that are less costly but more complex, meaning smaller, faster and integrating more functions. Chip suppliers are striving to meet this demand primarily by shrinking chip feature sizes and by using new materials to manufacture chips. The result is more complex chips that are difficult to design and manufacture, and increasingly challenging to test.

WAFER PROBE TESTING OF CHIPS

    Chips are tested multiple times throughout design and manufacturing to ensure the integrity of the chip design and the quality of the manufacturing process. Most chip testing occurs during manufacturing and is often referred to as production test. Chip testing that occurs during design or in support of production is often referred to as engineering test. Production test entails performing a limited number of tests at a rapid rate on a high volume of chips. Engineering test entails performing a wide variety of highly precise measurements on a low volume of chips.

    Wafer probing, or testing chips while they are still in semiconductor wafer form, is critical to both engineering and production test. A typical wafer is currently 8 inches, or 200 mm, in diameter and usually contains 500 to 10,000 chips. Wafer probing entails establishing temporary electrical contact between test equipment and each individual chip on a wafer to determine whether each chip meets design and performance specifications. The test equipment transmits electrical signals to the chip and analyzes the signals that return. Wafer probing enables the manufacturer to avoid incurring the significant expense of assembling and packaging chips that do not meet specification by identifying flaws relatively early in the manufacturing process. The primary components of a wafer probing test system include:

    - PROBES. A conventional probe is a single tapered metal needle, whose tip is positioned to "touch-down" on, or make electrical contact with, a metallized bond pad on the chip being tested. A typical bond pad ranges from 40 to 80 microns, or millionths of a meter, in width and 60 to 100 microns in length. Each chip contains numerous bond pads which connect to the chip circuitry so that electrical signals can be transmitted in and out of the chip. A probe used in engineering test is often called an analytical probe.

    - PROBE CARD. A probe card is a complex printed circuit board that contains a customized arrangement of probe needles or probe tips to simultaneously contact all of the bond pads on one or more chips. Probe cards are primarily used in production testing.

    - PROBE STATION. A probe station manually or automatically aligns the wafer to permit the probes to precisely contact the chip bond pads.

    - TEST EQUIPMENT. Test equipment transmits electrical signals through the probes or probe card to the chip and evaluates the signals that return. Test equipment used in production test is often called automated test equipment, or ATE, and is designed specifically for high-volume testing.

    The testing of each new chip design requires use of a custom probe card or a set of probes. In production, probe cards generally last for only 50,000 to 500,000 touch-downs due to wear of the probe tips. As a result, probe cards and probes are considered to be consumable products, or consumables, because they can only be used with a specific chip design and must be replaced due to wear. In contrast, probe stations and test equipment are used for many years, can be used to test many different chips and are typically purchased to increase production capacity. According to VLSI Research Inc., a market research firm, the worldwide market for probe cards was $365.9 million and for probe stations was $485.8 million in 1999.

CHALLENGES OF WAFER PROBE TESTING

    As chips become more complex, wafer probing in both the production and engineering test environments becomes increasingly difficult. Greater chip functionality increases the number of bond pads, or pincount, on a chip. The pincount of a chip is typically several hundred and can be as high as 3,000. As feature sizes decrease, bond pads become smaller and the distance between the centers of adjacent pads, or pitch, decreases. In addition, all probe touch-downs deform the bond pad metal and can cause damage to the material surrounding the bond pad if the probe tip is misaligned. Damage to material surrounding bond pads results in diminished yields, and excessive bond pad damage can cause unreliable electrical connections to the pads when the chip is packaged. Smaller pads make the chip more susceptible to such damage. In addition, as chip operating speeds increase, they often must be tested at their maximum operating speed because some defects are only detectable at those speeds. Testing a chip at its maximum operating speed requires wafer probes, probe cards and test equipment that can operate as fast as the chips.

    More complex chips pose additional challenges specific to the engineering test environment and, in particular, require a greater variety of measurements and much greater measurement precision. For example, engineers developing advanced microprocessors or memory chips today need to measure various electrical characteristics of a single transistor, a task which often requires precision to a femtoamp, or a millionth of a billionth of an amp. Furthermore, to enable timely development and introduction of new chips, engineering test processes require higher productivity and increased automation.

LIMITATIONS OF CONVENTIONAL WAFER PROBE TESTING

    Conventional wafer probe cards, which predominantly rely on manually assembled needles to contact chip bond pads, are now reaching their practical performance limits due to several factors:

    - BOND PAD SIZE AND PITCH. Smaller bond pads with narrower pitch require more accurate probe tip touch-downs to avoid production yield loss from chip damage. Needle touch-down accuracy is limited by variations in the manual assembly process, by difficulties in measuring the needle probe tip position, by thermal instability of the needles and the circuit board to which they are attached and by mechanical instabilities resulting from application of force during touch-down.

    - SPEED. Many communication chips and advanced microprocessor chips in production today require testing at frequencies of 2 GHz or higher, and some leading-edge communication chips already require testing at or above 10 GHz. Chips being prototyped in engineering test environments are now operating at 40 GHz or higher. Conventional needle probe technologies, however, can only probe effectively up to approximately 1 GHz, due primarily to loss of signal integrity as frequency increases.

    - CONTACT INTEGRITY. Conventional needle contact methods generate debris and contaminate probe tips, resulting in impaired electrical contacts which can cause false test failures and contribute to production yield losses. The debris must be cleaned frequently from the probe tips, which causes costly production downtime.

    As chip complexity increases, we believe the gap between conventional wafer probe capabilities and testing requirements will continue to widen.

OPPORTUNITY FOR NEW WAFER PROBE TESTING SOLUTIONS

    Market pressures to produce more complex and less costly chips are driving chip suppliers to seek new wafer probing technologies capable of meeting the test requirements of increasingly complex chips while reducing the effective test cost per chip. Compounding these pressures, production engineers are expected to decrease their time-to-yield, or the time required to achieve acceptable yields for a new chip or manufacturing process, to reach economically productive levels in increasingly expensive fabrication facilities. Similarly, design engineers are expected to decrease their time-to-market for new chip designs and to minimize expensive chip redesigns.

OUR SOLUTIONS

    We provide leading-edge wafer probing solutions that enable customers to test increasingly complex ICs and optoelectronic devices in both engineering and production test environments. We have provided wafer probing solutions to semiconductor suppliers since 1983 and have capitalized on our years of experience by continuing to introduce next-generation products that meet our customers' evolving testing needs. We believe our production probe cards, analytical probes and probe stations benefit our customers by enabling them to test increasingly complex chips, lower their effective test cost per chip, reduce their time-to-yield or accelerate their time-to-market, as described below.

WAFER PROBING SOLUTIONS FOR PRODUCTION TEST

    We have developed an innovative, proprietary production probe card, called the Pyramid Probe card. Our Pyramid Probe cards are used to test chips operating at high speeds, such as chips used in SONET equipment, Gigabit Ethernet equipment and cellular phones, or chips with small bond pads, such as liquid crystal display, or LCD, drivers and some ASICs. In contrast to the technology and manufacturing process used to create conventional needle probe cards, we produce our Pyramid Probe cards using a proprietary, lithography-based manufacturing process, similar to lithography performed in semiconductor manufacturing. Our lithographic process uses light to precisely print and form probe tips and electrical interconnections on a flexible membrane. This process results in microscopic probe tips that are precisely spaced, accurately aligned and highly reproducible, and electrical interconnections that minimize signal distortions at high frequencies. We attach the membrane to a precision mechanical support, which we then insert into a custom-designed printed circuit board, thereby forming a Pyramid Probe card. We design our Pyramid Probe cards to integrate with leading automated probe stations, or autoprobers, and ATE to enable customers to configure a comprehensive production test solution. We believe our Pyramid Probe cards provide production test customers with the following key competitive advantages:

    - HIGH-SPEED TESTING. As a result of their small interconnect circuitry on the membrane, our Pyramid Probe cards are currently capable of testing chips up to 20 GHz.

    - SUPERIOR ELECTRICAL PERFORMANCE. Shorter and more precise electrical interconnections in the flexible membrane enable superior electrical signal integrity over a broader range of operating speeds.

    - ACCURATE TESTING AT NARROW PITCH. The small size and precise alignment of our probe tips allow highly accurate touch-downs on smaller bond pads with narrower pitch. This allows semiconductor suppliers to decrease chip size and increase the number of chips per wafer, thereby lowering the effective test cost per chip.

    - LESS CLEANING AND MAINTENANCE. Due to their small size and our MicroScrub technology, our probe tips generate less debris at touch-down. This results in less probe card cleaning and maintenance, which reduces costly production downtime.

    - IMPROVED YIELDS. Our patented contact method, called MicroScrub, provides more consistent electrical contact to the bond pads, particularly aluminum bond pads, resulting in more reliable measurements and fewer false test fails, while minimizing yield loss due to damage to bond pads or surrounding material.

WAFER PROBING SOLUTIONS FOR ENGINEERING TEST

    We believe we are the industry leader in wafer probing solutions for engineering test. Our engineering test solutions consist of a broad range of analytical probes and probe stations, which are used throughout the semiconductor industry to develop designs and processes for chips such as radio frequency, or RF, chips, digital signal processors, or DSPs, telecommunications chips, advanced memory chips, microprocessors and microcontrollers, video graphics processors and ASICs. We design our products to facilitate development of next-generation chips and chip manufacturing processes by enabling highly precise electrical and lightwave measurements. We believe our engineering test solutions provide customers with the following key competitive advantages:

    - DESIGN AND TEST OF HIGH-SPEED CHIPS. Our analytical probes can measure circuit elements or entire chips up to 110 GHz, facilitating design of higher-speed chips.

    - REFINED COMPLEX CHIP DESIGNS. The advanced measurement capabilities afforded by our analytical probes and probe stations permit fine tuning of complex chip designs to maximize performance and yields.

    - REDUCED TIME-TO-YIELD. Our probe stations and analytical probes facilitate highly precise circuit element measurements and high throughput testing over a wide temperature range. The information provided by these measurements is used to adjust manufacturing process parameters to more rapidly improve yields.

    - GREATER ENGINEERING PRODUCTIVITY. Our probe stations include automation features which allow more tests to be performed more rapidly, leading to greater engineering productivity.

    - ACCELERATED TIME-TO-MARKET. Our analytical probes and probe stations provide highly accurate test data, which accelerates chip design.

BUSINESS AND GROWTH STRATEGY

    Our objective is to become the leading provider of probe cards for production test and to expand our market leadership position in wafer probing solutions for engineering test. Key elements of our strategy include:

    - DEVELOP NEXT-GENERATION TECHNOLOGIES. We strive to be first to market with next-generation technologies through continued research into fundamental measurement techniques and collaboration with our customers. Since our inception, we have focused our efforts on the measurement requirements of our customers' most advanced products and processes because we believe this is where we deliver the most value. For example, we developed and introduced the first microwave probe for testing gallium arsenide chips; the first integrated environmental enclosure for probe stations, our MicroChamber; and the first lithographically-manufactured probe cards for production testing of chips operating at speeds above 1 GHz, our Pyramid Probe cards. These breakthroughs have contributed to our entry into new markets and our ability to deliver improved measurement capability and productivity to our customers.

    - TARGET HIGH-GROWTH MARKETS AND CUSTOMER SEGMENTS. We focus our new product development and marketing efforts on ICs and optoelectronic devices for high-growth markets such as broadband optical fiber communications networks, wireless devices and systems, and LCDs. During the six months ended June 30, 2000, we believe we derived a majority of our net sales from the sale of products used to test chips for communications applications. In addition, we target fast growing customer segments, such as semiconductor wafer foundries. We intend to continue to target these markets and customer segments as they are driving significant semiconductor growth and complexity.

    - DRIVE ADOPTION OF OUR PYRAMID PROBE SOLUTION. We intend to continue focusing substantial sales and applications support resources on demonstrating the benefits of our Pyramid Probe cards to drive adoption by customers. We believe our Pyramid Probe cards provide compelling advantages over competing solutions in performing production wafer testing of many of today's most advanced chips. As a result, we are targeting customers producing high-speed communications chips and chips with very small bond pads. We believe substantial additional sales opportunities exist with customers that have yet to evaluate our technology or who are just beginning to produce chips for which conventional probe cards are proving inadequate. Consistent with our focus on growing this product line, we intend to expand design and application support at customer sites, enhance Pyramid Probe card performance to address even more complex chips, reduce leadtimes, and expand manufacturing capacity.

    - EMPHASIZE CONSUMABLES TO REDUCE CYCLICALITY. We intend to continue devoting substantial development and marketing resources to consumable products, including both our analytical probes and Pyramid Probe cards. Because customers generally continue to purchase these products during cyclical semiconductor downturns to support chip production volumes and research and development, we believe these products mitigate the effects of cyclicality on our operations. For example, sales of our consumable products which represented 22.1% of our net sales in 1998, increased 3.2% in 1998 over 1997 while, according to Dataquest, investments in semiconductor wafer fabrication equipment declined by 28.1% during the same period. We have increased our sales from consumable products every year since our inception, and consumables comprised 25.8% of our net sales in the six months ended June 30, 2000.

    - EXPAND RELATIONSHIPS WITH COMPLEMENTARY TECHNOLOGY SUPPLIERS. We have established relationships with several leading developers of complementary test technologies to provide our customers with comprehensive test solutions and support. We have a long-standing relationship with Agilent Technologies in which we jointly market and sell selected wafer probing test systems, comprised of products from both companies. In these worldwide sales, we provide the analytical probes, production probe cards, and probe stations while Agilent supplies the test equipment. We also work regularly with other providers of semiconductor test equipment and software to provide complete test solutions.

PRODUCTS

    We design, manufacture and sell three product lines: production probe cards, analytical probes and probe stations.

PRODUCTION PROBE CARDS

    We offer proprietary Pyramid Probe cards primarily for production testing, but they can also be used in engineering test. Each Pyramid Probe card consists of a tester interface board and at least one Pyramid Probe core that is inserted into the interface board. An interface board is a multi-layer circuit board customized to connect to ATE from various vendors. A Pyramid Probe core contains the probe tips that contact the chips on the wafer under test. Each customer chip design requires a unique, custom-designed and lithographically-printed Pyramid Probe core. We offer three families of Pyramid Probe cores, including Radio Frequency Core, or RFC, Large Scale Integration, or LSI, and Very Large Scale Rectangular, or VLSR. Selling prices range from $2,000 to $80,000 for Pyramid Probe cores, and from $2,000 to $20,000 for interface boards, depending upon chip complexity.

ANALYTICAL PROBES

    We offer over 50 different analytical probe models primarily for engineering test. Our analytical probes incorporate coaxial, lightwave and needle technologies. Most of our analytical probes are coaxial, consisting of microscopic, flexible probe tips attached to miniature coaxial cables. Our coaxial probes, including our Air Coplanar and High Performance Characterization, or HPC, probe lines, are RF and microwave probes typically used for engineering test measurements of chips and optoelectronic devices used in applications such as wireless and broadband optical fiber communications. Our lightwave probes use optical fibers to illuminate or collect light from optoelectronic devices, such as photodiodes, laser diodes, and laser modulators. We employ needle probe technology for various low electrical current and high temperature measurements for chips such as microprocessors, microcontrollers, advanced memory chips and video graphics processors. Our analytical probes support a wide range of analytical measurements, including the measurement of high-speed, broadband signals and extremely low currents on various devices. While our analytical probes are used primarily for engineering testing, several of our analytical probes are also used in production testing of some high-frequency devices. Selling prices for our analytical probes range from $200 to $5,000, depending on configuration and frequency range.

PROBE STATIONS

    We offer four families of engineering probe stations:

    - THE SUMMIT SERIES, both manual and semi-automated, an industry-leading probe station used for a wide range of transistor and chip measurements, circuit element modeling, and reliability tests;

    - THE S300 SERIES, semi-automated, similar to the Summit series, with enhanced features and 300 mm wafer testing capability;

    - THE PS21 SERIES autoprober, with high electrical measurement performance and wide temperature range; and

    - THE ALESSI SERIES, both manual and semi-automated, a widely-used and versatile general-purpose probe station.

    Engineering probe stations are highly configurable depending upon the size and type of wafer, chip being measured, measurements required, and test equipment used. We typically sell our engineering probe stations with various accessories, including analytical probes, probe micropositioners, a thermal controller and chuck, a microscope, a laser for cutting through chip layers, and test software. In addition to our four product families, we also design and build custom probe stations to meet customers' unique applications. An example of these unique requirements include probe stations for testing substrates as large as 24 X 24 inches. Selling prices of our probe stations range from $25,000 to $300,000, depending upon the automation level, measurement features, and accessories required by our customers.

    The following table lists our primary product offerings, their basic features, chips they typically test, and the test environments in which they are used:

                                                                TYPICAL CHIPS                      TEST
PRODUCT FAMILY                       BASIC FEATURES             AND DEVICES TESTED                 ENVIRONMENT

PRODUCTION PROBE CARDS
RFC Pyramid Probe cores              Speeds to 20 GHz           SONET chips                        Production and
                                     Up to 250 probe tips       Wireless chips                     Engineering
                                     Low bond pad damage        Optoelectronic devices

LSI Pyramid Probe cores              Speeds to 10 GHz           High-speed ASICs                   Production and
                                     Up to 800 probe tips       High-pincount ASICs                Engineering
                                     Low bond pad damage

VLSR Pyramid Probe cores             Speeds to 3 GHz            LCD driver chips                   Production
                                     Up to 1200 probe tips
                                     Low bond pad damage

Pyramid interface boards             Speeds to 20 GHz           Used with all cores to interface   Production and
                                     Customized test circuitry  to various ATE                     Engineering

ANALYTICAL PROBES
Air Coplanar Probes                  Speeds to 110 GHz          Test transistors                   Engineering and
and HPC Probes                       Low signal loss            Broadband chip packages            Production
                                     High accuracy              RF chips
                                                                RF filters

Other analytical probes              Low current to             Process control transistors        Engineering and
                                     less than 1 femtoamp       Optoelectronic devices             Production
                                     High precision             High-speed digital modules
                                     Temp. -55 DEG. to
                                     400 DEG.C

PROBE STATIONS
Summit analytical probers            200 mm semi-automated      Test transistors                   Engineering
                                     200 mm manual              RF chips
                                     Temp. -55 DEG. to          Prototype logic chips
                                     300 DEG.C                  Prototype memory chips
                                     Low noise                  Prototype analog chips
                                                                Reliability test structures

S300 analytical probers              300 mm semi-automated      Test transistors                   Engineering
                                     Temp. -55 DEG. to          Prototype microprocessors
                                     200 DEG.C                  Prototype memory chips
                                     Low noise                  Reliability test structures

PS21 autoprober                      200 mm automated           Prototype memory chips             Engineering and
                                     Temp. -55 DEG. to          RF chips                           Production
                                     200 DEG.C                  Process control monitor circuits
                                     Low noise                  Process test group circuits

Alessi analytical probers            200 mm semi-automated      Various chips on low yield wafers  Engineering
                                     200 mm manual              Chips in opened packages
                                     Highly versatile           Optoelectronic devices

TECHNOLOGY

OUR CORE TECHNOLOGIES

    Over our 17-year history, we have been a leading innovator in developing next-generation, proprietary probing technologies. We have focused our research and development on enabling our customers to take better electrical and lightwave measurements faster. Our core technologies include:

    - BROADBAND/HIGH-FREQUENCY/HIGH SPEED INTERCONNECTS AND PROBING. We created the first microwave probes, in 1983, that enabled the first on-wafer 18 GHz measurements and accelerated the commercialization of gallium arsenide chips. Since then, the Defense Advanced Research Projects Agency, or DARPA, has awarded us various contracts that have helped us to further the state of the art in wafer probing, including studying the feasibility of 110 GHz Pyramid Probe cards. We use and maintain a wide variety of design, verification, fabrication, and calibration technologies for high-frequency probes and interconnections. These technologies include computer modeling, scale modeling, and rapid prototyping for design; proprietary in-house measurement and calibration fixtures for verifications; coaxial cable microfabrication, lithographically-defined probe tips and interconnects on rigid and flexible substrates, and various microassembly techniques for fabrication; and versatile software and patented calibration methods for electrical and lightwave measurement calibrations. We believe that these technologies provide us with a competitive advantage by allowing us to more effectively design and commercialize production probe cards and analytical probes.

    - PRECISE LOW-LEVEL MEASUREMENTS. We were first to commercialize a shielded probe station, in 1993, utilizing our patented MicroChamber technology that increased thermal measurement productivities by 10 times and current measurement resolutions by 1,000 times. Many of our probe stations feature MicroChambers, which ensure a dark, electrically noise-free measurement environment to enable low-current measurements over a wide thermal range. Our probe stations also incorporate our proprietary low-noise thermal chuck technologies that increase measurement integrity and reduce the time required to take precise measurements, which increases throughput. Our analytical probes use technologies for low-level measurements across a wide temperature range.

    - MICROFABRICATION. We have developed our own proprietary clean-room processes for depositing, lithographic patterning, etching and plating probe structures on flexible substrates that are similar to the processes used in making semiconductor chips. These processes have allowed us to develop Pyramid Probe cores with high frequency electrical connections, and probe tips that are close together to address narrow pitch requirements. These processes have also enabled us to develop our proprietary MicroScrub probe tip design, which improves probe contact while minimizing bond pad damage during touch-downs. The process of making a Pyramid Probe core begins with collecting chip geometries and test requirements from our customer, from which we design the circuitry for a custom probe core. We then produce this circuitry lithographically on a flexible membrane that enables precise placement of the probe tips relative to one another, excellent electrical performance and high manufacturing repeatability. The free-standing membrane is then attached to a precision mechanical support, forming the Pyramid Probe core, which is then inserted into the tester interface board. The final Pyramid Probe card is tested and shipped to the customer. In addition to lithography, we have also developed and use proprietary tools and assembly fixtures for micro-assembly tasks in the production of our Pyramid Probe cores and analytical probes.

WAFER PROBE TESTING IN THE CHIP DESIGN AND MANUFACTURING PROCESS

    The following diagram illustrates the stages in a typical chip design and manufacturing process where wafer probe testing occurs. R&D wafers are probed during the design phase in engineering test.

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
Production wafers are probed at the parametric test stage for process control parameters as soon as they exit the wafer fabrication facility, or fab. Good wafers proceed to the chip sort test stage where defective chips on the wafer are identified. The wafer is then diced into individual chips, and defective chips are discarded and good chips are packaged. Throughout the process, some of the failed or defective wafers or chips are returned to engineering test for yield analysis, failure analysis or other tests.

                                     [LOGO]

    ENGINEERING TEST. Engineers use analytical probes and manual, semi-automated and automated probe stations to test the wafer fabrication process parameters; to define the operating parameters of, or characterize, the chip and fabrication process; to analyze low-yield wafers or failed chips; and to perform wafer-level reliability tests. We address this market segment with our Summit, Alessi and S300 probe stations, our PS21 autoprober, our analytical probes and various other accessories.

    PARAMETRIC TEST (ALSO CALLED PROCESS CONTROL MONITOR OR E-TEST). After fabrication, a set of chip circuit elements, such as single transistors, on each wafer are measured for electrical parameters using ATE and production probe cards. Process control data for the wafer fab is derived from this testing and used to refine the manufacturing process to improve yields. We address this market segment with our low-current analytical probes and production probe cards. In addition, we have licensed some of our proprietary probe station technology designed to facilitate high-volume, low-current process monitoring measurements to Electroglas, Inc., a manufacturer of autoprobers. Electroglas may integrate our technology with its autoprobers and sell the combined solution for parametric test.

    CHIP SORT TEST (ALSO CALLED WAFER SORT OR WAFER-LEVEL FUNCTIONAL
TEST). After parametric testing, wafers are transferred to the main test floor, where each chip is functionally tested to eliminate defective chips. The majority of all autoprobers and probe cards are used in chip sort test. These autoprobers typically include wafer-handling robots, machine vision for precision alignments, automated wafer tracking, and other features for high-volume, automated testing. We address this market segment primarily with our Pyramid Probe cards and also with our Air Coplanar analytical probes.

CUSTOMERS

    Our products are used by semiconductor manufacturers, research organizations and designers, including fabless semiconductor suppliers that do not manufacture their own semiconductors but purchase analytical probes and probe stations for research and development. Approximately 400 customers purchased our products in the first half of 2000. Our top 20 end-user customers during this period were:

Agilent Technologies                Mitsubishi
Conexant Systems                    Motorola
Dallas Semiconductor                NEC
Fujitsu                             Nortel Networks
Hitachi                             ST Microelectronics
Hughes Space Systems                Taiwan Semiconductor Manufacturing Company (TSMC)
IBM                                 Toshiba
Infineon                            Triton Network Systems
Lucent Technologies                 United Microelectronics Corporation (UMC)
Matsushita                          Worldwide Semiconductor

    No single customer accounted for more than 10% of our net sales in 1997, 1998, 1999 or the six months ended June 30, 2000. Our top ten customers, which include end-user customers and distributors, accounted for approximately one-third of our net sales in each of 1997, 1998, 1999 and the six months ended June 30, 2000. International sales accounted for approximately one-half of our net sales in each of 1997, 1998, 1999 and the six months ended June 30, 2000.

SALES, MARKETING AND CUSTOMER SUPPORT

SALES

    We sell our production probe cards, analytical probes and probe stations through a combination of manufacturers' representatives, distributors and direct sales people. In North America and Asia, excluding Japan, we sell our products through manufacturers' representatives. In Japan, we sell through Cascade Microtech Japan, K.K., our direct sales and service subsidiary. In Europe we sell through distributors and manufacturers' representatives managed by Cascade Microtech Europe, Ltd., our direct sales and service subsidiary in the United Kingdom. In other countries, we typically sell through manufacturers' representatives or distributors. Our sales managers oversee and manage these worldwide sales activities.

    We work closely with our customers to select the most appropriate product or to configure a custom solution to best fit their applications. Sales of our production test solutions require significant interaction with customer production test managers, knowledge of their specific product details and hands-on application support, particularly for new customers. Our production customers generally undertake an extensive evaluation of new probe technology before adoption. Sales of our engineering test solutions require significant interaction with customer engineering labs, knowledge of customer product development schedules and systems, as well as on-site demonstration capability. We also may assist our customers in the design of their products to enhance testability. Our sales managers are experienced sales professionals with in-depth technical training, customer knowledge and industry expertise. The technical sophistication of our products requires substantial training for our manufacturers' representatives, distributors and sales staff. We devote considerable effort and resources to developing a highly trained sales force that is responsive to our customers' changing needs.

    We participate in joint sales and marketing activities with complementary equipment and software vendors to offer our customers complete test solutions. These relationships benefit us because they can lead to broader awareness and increased sales of our products. In particular, we have a long-standing relationship with Agilent Technologies, in which the two companies jointly market and sell test system solutions comprised of compatible products from each company. Our direct sales force, manufacturers' representatives, and distributors also work with local Agilent sales personnel to identify, qualify and close orders worldwide.

MARKETING

    We focus our marketing efforts on building awareness of our products among designers and manufacturers of complex semiconductors. We market our products and capabilities by participating in trade shows, providing product and technical information in print and on our website, hosting technical and product seminars, advertising in trade publications, and using direct mailings. In addition, our marketing staff performs market research and product planning.

CUSTOMER SUPPORT

    We believe our customers consider timely customer service and support to be an important aspect of our relationship. Our probe stations are installed at customer sites either by us, our distributors or our manufacturers' representatives, depending on the complexity of the installation and the customer's geographic location. We assist our customers in the selection, integration and use of our products by providing engineering application support. We also provide worldwide on-site training, seminars and telephone support. Our distributors and manufacturers' representatives provide additional service and support.

RESEARCH AND DEVELOPMENT

    Our growth depends upon our ability to rapidly develop new products that enable customers to improve their electrical and lightwave measurements and increase their productivity. As a result, we expect to continue to devote substantial resources to research and development. Our research and development expenses were $5.9 million in 1997, $6.2 million in 1998, $5.9 million in 1999 and $3.7 million in the six months ended June 30, 2000. We are currently devoting substantial resources to projects such as refining Pyramid Probe manufacturing processes, developing faster, higher frequency Pyramid Probe cards and enhancing probe stations for 300 mm wafers. At August 31, 2000, we employed 44 research and development engineers. We conduct research and development for all of our product lines at our Beaverton, Oregon facilities.

MANUFACTURING AND ASSEMBLY

    Our manufacturing and assembly operations consist of the production of highly complex and sophisticated components and assemblies, many of which are customized to meet customers' needs and specifications. We perform nearly all of our manufacturing and assembly in Beaverton, Oregon at our manufacturing facility within our headquarters building, at our thin-film fabrication and Pyramid Probe assembly facility, and at our machine shop. Our thin-film fabrication facility includes a 10,000 square foot, Class 100 clean room. Our manufacturing strategy is to purchase components from vendors to the extent possible. However, we manufacture key components that we deem to be proprietary or that provide us with a competitive advantage. We depend on sole source suppliers for a number of materials, components and subassemblies used in our products.

    Our product design and manufacturing process activities emphasize accurate electrical measurements, precise and reliable mechanical components and assemblies, and compliance with industry and governmental safety requirements. We prototype and test our new standard product designs and components to ensure high electrical signal integrity, mechanical accuracy and safety. In our manufacturing operations we perform electrical, mechanical and chemical tests and use statistical process control methods, internally developed manufacturing information systems and inspections of purchased components and products to monitor our product quality throughout the various stages of our manufacturing process.

COMPETITION

    The markets for production probe cards, analytical probes, and probe stations are highly competitive. We anticipate that the markets for our products will continually evolve and be subject to rapid technological change.

PRODUCTION PROBE CARDS

    Competition in the production probe card market is fragmented and characterized by many suppliers offering products based on differing technologies. Our Pyramid Probe cards compete with product offerings of other probe card vendors including Cerprobe, Form Factor, GGB Industries, JEM Corporation, Micronics Japan, Probe Technology, and others. At least two probe card vendors, Form Factor and Cerprobe, are also offering probe cards built using lithographic patterning. We believe that the primary competitive factors in the production probe market depend upon the type of chip being tested, but include probe tip touch-down accuracy, speed and frequency of the probe card, interconnect versatility, frequency of cleaning required, application support, customer service, delivery time and price.

ANALYTICAL PROBES

    Our primary competitor in the analytical probe market is GGB Industries. We believe that the primary competitive factors in this market are breadth of probe types, probe frequency and electrical signal integrity, contact integrity and the related cleaning required, calibration support, applications support, delivery time and price.

PROBE STATIONS

    Our primary competitor in the probe station market is Suss MicroTec AG (Karl
Suss), but we also compete with Micromanipulator, Wentworth Laboratories and Signatone, among others. A related market niche is debugging tools for packaged devices, using electron beams, laser beams or other technologies. These tools are supplied by Schlumberger and Advantest. We believe that the primary competitive factors in the engineering wafer probe station market are measurement accuracy and versatility, throughput of typical tests, automation features, completeness of the measurement solutions, applications support, delivery time and price.

    For additional information, see "Risk Factors--Intense competition in the semiconductor wafer probing business may reduce demand for our products and reduce our sales."

INTELLECTUAL PROPERTY

    We have a significant portfolio of intellectual property, including patents and trade secrets, covering electrical measurement reliability and integrity, electrical shielding, Pyramid Probe contact structure and production process. In the United States, we currently have 33 issued patents and 18 pending patent applications. We also have 6 issued foreign patents and 30 pending foreign patent applications. In addition, we regard certain of our processes, information and know-how that we have developed and used to design and manufacture our products as trade secrets or proprietary.

    Our policy is to seek patents where appropriate on inventions involving new products and improvements to existing products as part of our ongoing engineering and research and development activities. We cannot assure you that any of our pending patent applications will be approved, that we will develop additional proprietary technology that is patentable, that any patents owned by or issued to us will provide us with competitive advantages or that these patents will not be challenged by third parties. Furthermore, there can by no assurance that third parties will not design around our patents.

    The semiconductor test industry is characterized by vigorous protection and pursuit of intellectual property rights and positions. To protect our intellectual property from infringement, we have from time to time initiated litigation against third parties and may be required to do so in the future. We cannot assure you that we will be successful in future intellectual property litigation and this litigation often is protracted and expensive. See "--Legal Proceedings."

    In 1999, we entered into a Joint Development Agreement and a License with Electroglas, which permits Electroglas to incorporate some of our low-noise probe station technology into certain of its products for sale in the automated parametric production test market. This agreement provides for the payment of two initial license fees aggregating $2.0 million, which were paid to us in 1999, and royalties over the term of the license based on sales of products incorporating the licensed technology. To date, Electroglas has not sold any products incorporating our technology and, therefore, we have not received any royalty payments.

    In 1997, we licensed certain low-noise probe station technology from Agilent Japan, which we incorporate into some of our probe stations. Under this license, we pay a fixed royalty to Agilent for each probe station sold in Japan that incorporates the licensed technology.

EMPLOYEES

    As of June 30, 2000, we had a total of 270 employees: 44 in engineering and research and development; 55 in sales, marketing and customer support; 139 in manufacturing; and 32 in executive and administrative functions. Of these employees, 244 are located in the United States, 20 in Japan and 6 in Great Britain. Many of our employees are highly skilled and our future performance depends largely on our ability to continue to attract, train and retain qualified technical, sales, service, marketing and managerial personnel. None of our employees is subject to a collective bargaining agreement. We have not experienced any work stoppages and consider our relations with our employees to be good.

FACILITIES

    We maintain our corporate headquarters in Beaverton, Oregon. This leased facility, comprised of one building totaling 86,800 square feet, contains corporate administration, sales and marketing, design, test, light manufacturing and assembly. Our lease of this facility expires in June 2008. Approximately 23,000 square feet of this building has been subleased until January 2002. Our Pyramid Probe thin-film manufacturing is conducted in a 58,817 square foot facility, that we lease in Beaverton, Oregon. Our lease of this facility expires August 2009. Approximately 20,000 square feet of this facility has been sub-leased until January 2001. We lease a small machine shop in Beaverton, Oregon and, through subsidiaries, lease sales and service offices in Tokyo, Japan and Banbury, England.

    We have signed an agreement to lease 14,000 square feet in a newly constructed facility in Beaverton, Oregon, through January 2007. We intend to move our machine shop operations into this new facility upon the expiration of the current machine shop lease in December 2000.

    Our future growth may require that we secure additional facilities or expand our current facilities further. If required, we may pursue acquisitions of existing facilities or lease suitable additional space on commercially acceptable terms to accommodate expansion.

LEGAL PROCEEDINGS

    From time to time participants in our industry become involved in litigation over intellectual property rights and other matters.

    In April 1997, we filed a patent infringement suit against The Micromanipulator Company, Inc. of Carson City, Nevada in the U.S. District Court in Portland, Oregon. Micromanipulator is one of our direct competitors in the probe station market. In our suit, we allege that Micromanipulator is infringing four of our patents relating to the wafer enclosure and chuck assemblies used in our low-current analytical probe stations. We are seeking damages and an injunction halting sales by Micromanipulator of probe stations which infringe our patents. The parties have completed the discovery phase and are awaiting the setting of a trial date.

    In June 1999, Mr. Erich Reitinger, the holder of two German patents relating to wafer enclosure on a probe station, petitioned the Bavarian District Court in Munich, Germany, alleging that we had infringed his patents and requesting a preliminary injunction to prevent us from selling infringing products in Germany. We denied any alleged infringement. Following a hearing, a three-judge panel ruled against granting the injunction, and Mr. Reitinger appealed the ruling. In October 1999, we filed a lawsuit against Mr. Reitinger in the German Federal Patents Court in Munich requesting a declaration of patent invalidity with respect to the patents held by Mr. Rietinger. We also filed a request at the German Patent and Trademark Office for cancellation of a Utility Model, or "petty patent," owned by Mr. Reitinger, which claims the same subject matter as the probe station patents. Before Mr. Reitinger's appeal was scheduled to be heard, the parties reached a settlement under which Mr. Reitinger withdrew his appeal and dismissed his suit. We agreed to hold non-binding discussions relating to a possible business relationship with ERS Elektronik, GmbH, a thermal chuck manufacturer controlled by Mr. Reitinger. As part of the settlement agreement, Mr. Reitinger retained the right to refile his infringement suit. Our lawsuit challenging the validity of his patents is pending.

    In February 2000, we filed a patent infringement suit against Karl Suss America, Inc. of Waterbury Center, Vermont, and Karl Suss Dresden, GmbH, of Sacka, Germany, in the U.S. District Court in Portland, Oregon. These companies are our direct competitors in the probe station market. We have alleged that these two companies are infringing three of our patents relating to the wafer enclosure and chuck assemblies used in our low-current analytical probe stations. We are seeking damages and an injunction halting the sale by either or both of the defendants of probe stations which infringe our patents. In Oregon, Karl Suss America and Karl Suss Dresden have filed a motion to dismiss Karl Suss Dresden for lack of jurisdiction and to transfer the action against Karl Suss America to the U.S. District Court in Burlington, Vermont. In May 2000, both Karl Suss America and Karl Suss Dresden filed a lawsuit in the U.S. District Court in Burlington, Vermont, requesting a judgment declaring our patents invalid and a finding that they have not infringed our patents. Proceedings in the Vermont case have been suspended pending resolution of the motions in the Oregon action.

ENVIRONMENTAL MATTERS

    In the conduct of our manufacturing operations, we have handled and continue to handle materials that are considered hazardous, toxic or volatile under federal, state and local laws; therefore, we are subject to regulations related to the use, storage, discharge and disposal of materials. We believe we are in substantial compliance with the environmental laws and regulations applicable to the conduct of our business and operations. The risk of accidental release of hazardous, toxic or volatile materials cannot be completely eliminated, and if such a release occurs, we could be held financially responsible for the clean up or other consequences of the release. We are subject to variable interpretations and governmental priorities concerning environmental laws and regulations. We may be required to incur costs to comply with current or future environmental laws or regulations, and our operations, business or financial condition could be adversely affected by such requirements.

    We do not own any real property, however, we do lease real property. We have not conducted Phase I environmental assessments of our leased properties. Various environmental laws may make a current or previous operator of real property, including a lessee, liable for the costs of removal or remediation of hazardous or toxic substances on, under, adjacent to, or in such property. These laws may impose liability whether or not the operator knew of, or was responsible for, the presence or consequence of the hazardous or toxic substances. Moreover, an operator may have liability or responsibility for personal or property damages under statutory or common laws relating to hazardous environmental conditions.

    Since 1989 when we began processing our thin-film membranes, we have exceeded allowable daily maximums or monthly averages under discharge permits by insubstantial amounts on six occasions with respect to emissions of materials considered hazardous, toxic or volatile under federal, state and local laws. None of these discharges resulted in remediation costs, and the only monetary penalty was a fine of $150. Since we moved our thin-film operations to a new site in late 1999, we have experienced no instances of emissions exceeding allowable limits.

BACKLOG

    At June 30, 2000, our backlog of unfilled orders for all products was $14.3 million, compared with $10.0 million at June 30, 1999. We generally ship our products within three months of receipt of a customer's purchase order. Accordingly, we expect to deliver nearly all of our June 30, 2000 backlog in 2000. While backlog is calculated on the basis of firm orders deliverable within 12 months, all orders are subject to cancellation or delay by the customer with limited or no penalty. We believe, therefore, that our backlog at any particular date is not necessarily indicative of actual sales for any succeeding period.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information regarding our directors and executive officers, as of September 30, 2000:

NAME                                    AGE      POSITION(S)
----                                  --------   -----------
Eric W. Strid(1)....................     48      Chairman of the Board and Chief Executive Officer
Bruce A. McFadden...................     54      President and Chief Operating Officer
Craig M. Swanson....................     58      Chief Financial Officer, Vice President of Finance,
                                                   Treasurer and Corporate Secretary
K. Reed Gleason.....................     55      Vice President of Advanced Development and Director
Emmons J. Miles.....................     64      Vice President of Operations
John E. Pence.......................     37      Vice President of Engineering Products
Mark L. Olen........................     41      Vice President of Pyramid Probes
Ken R. Smith........................     43      Vice President of Corporate Technology and Thin Film Fab
                                                   Operations
F. Paul Carlson(1)(2)...............     62      Director
George P. O'Leary(1)(2).............     57      Director
William R. Spivey...................     53      Director
Curtis S. Wozniak(2)................     45      Director
Scott R. Wright.....................     56      Director

------------------------

(1) Member of the compensation committee.

(2) Member of the audit committee.

    ERIC W. STRID co-founded Cascade Microtech and has served as our Chairman and Chief Executive Officer since our inception in 1983. He also served as our President from 1984 to January 1997. Prior to 1984, Mr. Strid served as a Principal Engineer with Tektronix, Inc. and with TriQuint Semiconductor, where he designed and evaluated high-frequency gallium arsenide integrated circuits. Mr. Strid holds a B.S. in Electrical Engineering from the Massachusetts Institute of Technology and an M.S. in Electrical Engineering from the University of California at Berkeley.

    BRUCE A. MCFADDEN has served as our President and Chief Operating Officer since December 1996. From March 1992 to December 1996, Bruce was a management consultant for several high technology companies, including Cascade Microtech and AT&T Microelectronics. From April 1994 until November 1996, Bruce served as Chief Financial Officer and Corporate Secretary of Barrett Enclosures, Inc., a manufacturer of custom marine and architectural enclosures. From September 1986 to January 1992, Bruce served as Vice President of Graco, Inc., a fluid handling equipment company with responsibility for its industrial equipment division. From June 1980 to September 1986, Mr. McFadden was the Managing Director of European Silicones Operation for General Electric. Prior to joining General Electric, he worked as a consultant with Booz Allen & Co. and was an engineer with Exxon Corporation. Mr. McFadden holds a B.S. in Chemical Engineering from Virginia Polytechnic Institute and State University and an M.S. in Management from the Sloan School at Massachusetts Institute of Technology.

    K. REED GLEASON co-founded Cascade Microtech and has served as a director and as our Vice President of Advanced Development since our inception in 1983. Prior to 1983, Mr. Gleason was a Senior Physicist at Tektronix and at TriQuint Semiconductor, conducting research into high-frequency gallium arsenide devices and integrated circuits. He began his career as an engineer with the U.S.

Naval Research Laboratory in Washington, D.C. Mr. Gleason holds a B.S. in Electrical Engineering from the California Institute of Technology.

    CRAIG M. SWANSON has served as our Vice President of Finance, Chief Financial Officer, Corporate Secretary and Treasurer since October 1999. From October 1988 to October 1999, he served as the Vice President, Finance, and Chief Financial Officer for Protocol Systems, Inc., a designer and manufacturer of vital signs monitoring systems. During 1987, Mr. Swanson served as the President and Chief Operating Officer of Receptor, Inc., a development stage biotechnology company. Previously, Mr. Swanson spent ten years in public accounting with Price Waterhouse and Arthur Young & Company. Mr Swanson holds a B.A. in Political Science and a Master of Public Administration from the University of Washington.

    JOHN E. PENCE has served as our Vice President of Engineering Products since May 2000. From April 1997 to February 2000, he served as our Vice President of Probing Systems. From 1993 to April 1997, Mr. Pence served us as a Product Marketing Manager. Prior to joining Cascade Microtech, Mr. Pence worked as an engineer in the Space and Communications Division of Hughes Aircraft Company. Mr. Pence holds a B.S. and an M.S. in Electrical Engineering from Cornell University.

    EMMONS J. MILES has served as our Vice President of Operations since 1992. He joined Cascade Microtech in 1991 as Vice President of Engineering and held that position until he was appointed our Vice President of Operations a year later. Prior to joining Cascade Microtech, Mr. Miles co-founded and served for three years as the Vice President of Operations for Support Technology, Inc., a designer and manufacturer of printed circuit boards. He previously spent five years with Floating Point Systems, Inc. as its Vice President of Engineering, and was a co-founder and served as an officer of Computer Automation, Inc. from 1967 to 1976. Mr. Miles holds a B.S. in Electrical Engineering from Fresno State University.

    MARK L. OLEN has served as our Vice President of Pyramid Probes since February 2000. From April 1998 to February 2000, he served as the Vice President of Sales and Marketing for Fluence Technology, Inc., a subsidiary of Credence, Inc., specializing in semiconductor test software. From July 1993 to March 1998, Mr. Olen served as the General Manager of the Design For Test unit of Mentor Graphics Corporation. Previously, Mr. Olen held various sales and marketing positions at Teradyne, Inc., a semiconductor test company, and Megatest Corporation, a semiconductor handler company. Mr. Olen holds a B.S. in Electrical Engineering from the Massachusetts Institute of Technology.

    KENNETH R. SMITH has served as our Vice President of Corporate Technology and Thin Film Fab Operations since February 2000. He joined us in 1990 as a Product Marketing Manager and was promoted to our Vice President of Membrane Probes in 1997 and served in that capacity until February 2000. Prior to joining Cascade Microtech, Mr. Smith served as the Director of Manufacturing for Cogent Research, Inc., a development-stage computer manufacturer, and also held various management and engineering positions in the Hybrid Circuits Division of Tektronix, Inc. Mr. Smith holds a B.S. in General Engineering from Oregon State University.

    F. PAUL CARLSON has served as a director since 1992. In 1991, he founded and has since served as President and Chief Executive Officer of The Carlson Group of Companies, specializing in business re-engineering and re-structuring, and the financing and development of early stage companies. From 1988 to 1991, Mr. Carlson served as the Vice President of Strategy and Business Development for Honeywell, Inc. He also served as the President and Chief Executive Officer of the Oregon Graduate Institute from 1980 to 1985. Previously, he served as a Professor of Electrical Engineering at the University of Washington for 10 years, where he also received a Ph.D. in Electrical Engineering. Mr. Carlson also serves as a director of the Frank Russell Trust Company.

    GEORGE P. O'LEARY has served as a director since 1988. From 1972 to 1987, Mr. O'Leary was employed by Floating Point Systems, Inc., where he served as Chief Operating Officer and a director from 1986 until his retirement in 1987. He previously held positions as the Vice President of Engineering and Vice President of European Operations of Floating Point Systems. Mr. O'Leary was a Professor of Physics at the Oregon Graduate Institute from 1969 to 1972. He received his Ph.D. in Physics from Yale University.

    WILLIAM R. SPIVEY has served as a director since July 1998. Since
July 2000, Mr. Spivey has served as the President and Chief Executive Officer of Luminent, Inc., a provider of fiber-optic components to the communications industry. From October 1997 to July 2000, Mr. Spivey served as Group President of the Network Products group of Lucent Technologies. From February 1994 to September 1997, he served as Vice President of the Systems and Components Group, Member of the Office of the President and Co-chair of the Executive Committee of AT&T Microelectronics. Mr. Spivey holds a B.S. in Physics from Duquesne University, an M.S. in Physics from Indiana University in Indiana, Pennsylvania and a Ph.D. in Administration/Management from Walden University. Bill also serves as a director of Lyondell Chemical Co., Novellus Systems, Inc. and Raytheon Company.

    CURTIS S. WOZNIAK has served as a director since July 1999. Since
April 1996, he has served as Chairman and Chief Executive Officer of Electroglas, Inc., a manufacturer of production probing systems for the semiconductor industry. From August 1994 to April 1996, he served as President and Chief Executive Officer of Xilinx, Inc., a semiconductor manufacturer. From 1984 to 1994, he held various management positions including Vice President of Marketing and Vice President of Engineering at Sun Microsystems, Inc.
Mr. Wozniak is a graduate of the General Motors Institute and currently serves as a director of the Semiconductor Industry Suppliers Association (formerly SEMI/ SEMATECH).

    SCOTT R. WRIGHT has served as a director since May 1996. Since November 1999, he has served as Vice President and General Manager of the Component Test Unit of Agilent Technologies, Inc. (formerly Hewlett Packard Co.) in Santa Rosa, California and Kobe, Japan. From 1967 until November 1999, Mr. Wright held a variety of engineering, marketing, and management positions with Hewlett Packard Co. Mr. Wright holds a B.S. in Electrical Engineering from the University of Oklahoma and an M.S. in Business Administration from Santa Clara University.

BOARD OF DIRECTORS

    Our articles of incorporation provide for a variable three to nine person board of directors. Our bylaws provide that the exact number of directors shall be fixed by resolution of our board. Our board currently consists of seven members. Prior to the closing of this offering, the terms of office of the board of directors will be divided into three classes. As a result, a portion of our board of directors will be elected each year. The division of the three classes, the initial directors and their respective election dates will be as follows:

    - the class I directors will be Messrs. Strid and Carlson, and their term will expire at the annual meeting of shareholders to be held in 2001;

    - the class II directors will be Messrs. Gleason, O'Leary and Wright, and their term will expire at the annual meeting of shareholders to be held in 2002; and

    - the class III directors will be Messrs. Spivey and Wozniak, and their term will expire at the annual meeting of shareholders to be held in 2003.

    At each annual meeting of our shareholders, the successors to directors whose terms will then expire, will be elected to serve from the time of election and qualification until the third annual meeting following their election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in our control or management.

BOARD COMMITTEES

    Our board of directors has a compensation committee and an audit committee. Our compensation committee consists of Messrs. Strid, Carlson and O'Leary. The compensation committee reviews and makes recommendations to our board of directors regarding our compensation policies and all forms of compensation to be provided to our executive officers and directors, including annual salaries, bonuses, stock options and other incentive compensation agreements. The compensation committee also administers and makes recommendations to our board of directors regarding our 1993 Stock Incentive Plan, our 2000 Stock Incentive Plan and our 2000 Employee Stock Purchase Plan.

    Our audit committee consists of Messrs. Carlson, O'Leary and Wozniak. The audit committee reviews the scope and results of our audit by our independent auditors, recommends the appointment of our independent auditors, reviews and approves the audit fees for the independent auditors and reviews the adequacy of our systems of internal control and accounting policies and procedures and our compliance with legal matters that have a significant impact on our financial reports. The audit committee also consults with our management and our independent auditors prior to the presentation of financial statements to shareholders and, as appropriate, initiates and supervises inquiries into aspects of our financial affairs.

DIRECTOR COMPENSATION

    At the time of their first election to the board of directors, each of our directors received an option to purchase between 5,000 and 15,000 shares of our common stock immediately exercisable at a price equal to the fair market value of our common stock on the option grant date. Our directors are currently not entitled to receive any cash compensation for serving on our board. Directors are reimbursed for their out-of-pocket expenses incurred in connection with such services.

    Immediately following this offering, our non-employee directors will each receive an option to purchase 2,000 shares of our common stock exercisable immediately at the per share price of this offering. In addition, upon election to the board of directors, beginning with the election of the class I directors in 2001, each non-employee director will receive an option to purchase 6,000 shares of our common stock, with one-third of the shares vesting on each anniversary of the option grant date. On the date of the 2001 annual shareholders' meeting, each non-employee director in classes II and III will receive an option to purchase 2,000 shares of common stock for each year of his remaining term, with 2,000 shares vesting on each anniversary of the option grant date. The non-employee director options will be exercisable at 100% of the fair market value of our common stock on the option grant date and will expire, if unexercised, ten years from that date. In addition to the option grants, non-employee directors will receive $1,000 for each board meeting they attend in person. They will also receive $500 for each board meeting they attend by telephone, and each subcommittee meeting they participate in, whether in person or by telephone.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the fiscal year end December 31, 1999, the members of the compensation committee of our board of directors were Messrs. Strid, Carlson and O'Leary. Messrs. Carlson and O'Leary have at no time been officers or employees of Cascade Microtech. Mr. Carlson is sole manager of Maristeth Ventures, LLC, the managing member of Maristeth Fund III, LLC. In March 1999, we issued and sold 416,667 shares of our Series B preferred stock to Maristeth Fund in a private placement transaction at a purchase price of $6.00 per share. As a result of this transaction, Mr. Carlson is the beneficial owner of more than 5.0% of our then outstanding capital stock. Mr. Strid co-founded Cascade Microtech and has served as our Chairman and Chief Executive Officer since our inception in 1983. Mr. Strid holds approximately 21.0% of our capital stock.

EXECUTIVE OFFICERS

    Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships among our directors or officers.

EXECUTIVE COMPENSATION

    The following table sets forth information for 1999 regarding the compensation awarded to or earned by our Chief Executive Officer and each of our other four most highly compensated executive officers whose salary and bonus for 1999 exceeded $100,000 on an annual basis. We sometimes refer to these officers as the "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                        LONG TERM
                                                                       COMPENSATION
                                                                       ------------
                                                 ANNUAL COMPENSATION    SECURITIES
                                                 -------------------    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITIONS                      SALARY     BONUS       OPTIONS      COMPENSATION
----------------------------                     --------   --------   ------------   ------------
Eric W. Strid .................................  $192,932   $152,286           --        $  957(2)
  Chairman and Chief Executive Officer
Bruce A. McFadden .............................   173,638    101,500        5,000         1,005(3)
  President and Chief Operating Officer
Craig M. Swanson ..............................    39,423(1)   32,000     120,000            70(4)
  Chief Financial Officer
John E. Pence .................................   133,437     67,458        8,000         2,204(5)
  Vice President, Engineering Products
Emmons J. Miles ...............................   126,935     47,972           --         3,080(6)
  Vice President, Operations

-----------------

(1) Mr. Swanson joined Cascade Microtech as our Chief Financial Officer in October 1999. His 1999 salary on an annualized basis was $175,000.

(2) Consists of $522 of insurance premiums and $435 of 401(k) matching contributions.

(3) Consists of $749 of insurance premiums and $256 of 401(k) matching contributions.

(4) Consists of insurance premiums.

(5) Consists of $2,090 of 401(k) matching contributions and $114 of insurance premiums.

(6) Consists of $1,939 of 401(k) matching contributions and $1,141 of insurance premiums.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides summary information regarding stock options we granted during 1999 to each of the named executive officers. Stock options are generally granted at an exercise price equal to the fair market value of our common stock as determined by our board of directors as of the date of the option grant. In establishing these prices, our board considered many factors, including recent arms' length transactions, our financial condition and operating results, its assessment of our competitive position and future prospects, the value of comparable companies and the lack of a public market for our common stock. The term of each option grant is generally 10 years from the option grant date.

Options may terminate before their expiration dates, if the optionee's status as an employee is terminated or upon the optionee's death or disability.

                                                         INDIVIDUAL GRANTS
                                          ------------------------------------------------    POTENTIAL REALIZABLE
                                                       PERCENT OF                               VALUE AT ASSUMED
                                          NUMBER OF      TOTAL                                ANNUAL RATES OF STOCK
                                          SECURITIES    OPTIONS                              PRICE APPRECIATION FOR
                                          UNDERLYING   GRANTED TO   EXERCISE                     OPTION TERM(1)
                                           OPTIONS     EMPLOYEES    PRICE PER   EXPIRATION   -----------------------
NAME                                       GRANTED      IN 1999       SHARE        DATE        5% ($)      10% ($)
----                                      ----------   ----------   ---------   ----------   ----------   ----------
Eric W. Strid...........................        --          --%       $  --            --     $     --     $     --
Bruce A. McFadden.......................     5,000         2.0         3.80      11/12/09       11,949       30,281
Craig M. Swanson........................   120,000(2)     48.1         3.80      10/11/09      286,776      726,747
John E. Pence...........................     8,000         3.2         3.80      11/12/09       19,118       48,450
Emmons J. Miles.........................        --          --           --            --           --           --

------------------------

(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of appreciation of 5% and 10% compounded annually from the date the respective options were granted based upon the fair market value on the date of grant. These assumptions do not represent our estimate of future appreciation of our share price. Actual gains, if any, on option exercises will depend on the future performance of our common stock.

(2) Options granted to Mr. Swanson in 1999 are exercisable over five years, with one-tenth of the option shares exercisable every six months from the grant date and accelerated vesting of 24,000 shares upon completion of this offering or termination of Mr. Swanson's employment in connection with a sale of all or substantially all of our assets or our merger into another company that our shareholders do not control.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END-OPTION VALUES

    The following table sets forth for each of the named executive officers' information concerning the number and value of shares subject to both exercisable and unexercisable options held at December 31, 1999. None of the named executive officers exercised any stock options in 1999. Actual gains on exercise, if any, will depend on the value of our common stock on the date on which the options are exercised.

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                         OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                                      DECEMBER 31, 1999           DECEMBER 31, 1999(1)
                                                 ---------------------------   ---------------------------
NAME                                             EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                             -----------   -------------   -----------   -------------
Eric W. Strid..................................      6,291             --        $              $     --
Bruce A. McFadden..............................     95,000         75,000
Craig M. Swanson...............................         --        120,000              --
John E. Pence..................................     48,000         45,000
Emmons J. Miles................................     10,600          6,400

------------------------

(1) There was no public trading market for our common stock as of December 31, 1999. The value of unexercised in-the-money options represents the difference between the fair market value of the shares underlying the
    options using $      per share, the midpoint of the filing range for the
    price of our stock in this offering, less the applicable exercise price of the option, multiplied by the number of shares underlying the option.

EMPLOYMENT AGREEMENTS

    We entered into an employment agreement with Craig M. Swanson on October 11, 1999, the date he became our Vice President of Finance and Chief Financial Officer. We also paid him a starting bonus of $32,000. In consideration for Mr. Swanson's services, we agreed to pay him an annual salary of $175,000, periodic cash bonuses consistent with our standard executive bonus plan, and our standard employee benefits. In addition, we granted him 120,000 options under our 1993 Stock Incentive Plan. If we terminate Mr. Swanson without cause, as defined in the agreement, then he is entitled to severance pay equal to one year's salary, reimbursement for premiums to maintain his group health coverage for 12 months and reimbursement of up to $23,000 in outplacement services. Upon completion of this offering, or if Mr. Swanson is terminated for any reason other than death, disability or cause, within 12 months after we sell all or substantially all of our assets or are merged into another company that our shareholders do not control, then the lesser of 24,000 or the entire remaining portion of his unexercisable option shares shall become immediately exercisable. As a condition of his employment, Mr. Swanson entered into our standard employee invention and confidentiality agreement pursuant to which he may not divulge any of our proprietary information other than as permitted as part of his employment with us.

EMPLOYEE BENEFIT PLANS

2000 STOCK INCENTIVE PLAN

    Our 2000 Stock Incentive Plan, which was approved by our shareholders on
October   , 2000, provides for grants of both incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, the Code, and nonqualified stock options, which are not qualified for treatment under Section 422 of the Code. The 2000 Stock Incentive Plan also provides for direct stock grants and sales to our employees and consultants. The purposes of the 2000 Stock Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to our employees and consultants and to promote the success of our business. The 2000 Stock Incentive Plan is administered by the board of directors or a committee of the board. The 2000 Stock Incentive Plan provides for the issuance of 1.2 million shares.

    The term of each incentive option granted under the 2000 Stock Incentive Plan will generally be ten years from the date of grant, or such shorter period as may be established at the time of the grant. An option granted under the 2000 Stock Incentive Plan may be exercised at such times and under such conditions as determined by the board of directors. If a person who has been granted an incentive stock option ceases to be employed by or on a consulting basis with us, such person may exercise that option only during the exercise period established by the board of directors at the time we grant the options, which shall not exceed 90 days after the date of termination, and only to the extent that the option was exercisable on the date of termination. Nonqualified stock options may be exercised during a period determined by the board of directors. If a person who has been granted an option ceases to be an employee or consultant as a result of such person's total and permanent disability, such person may exercise that option at any time within twelve months after the date of termination, but only to the extent that the option was exercisable on the date of termination. No option granted under the 2000 Stock Incentive Plan is transferable other than at death, and each option is exercisable during the life of the optionee only by the optionee. In the event of the death of a person who has received an option, the option generally may be exercised by a person who acquired the option by bequest or inheritance during the twelve month period after the date of death to the extent that such option was exercisable at the date of death. Outstanding options may terminate before their expiration date and be returned to the plan for subsequent grant, if the optionee's status as an employee is terminated or upon the optionee's death or disability.

    The exercise price of incentive stock options granted under the 2000 Stock Incentive Plan is established by the board of directors but may not be less than the fair market value of a share of common stock on the last market trading day prior to the date of grant of the option and incentive stock options granted to greater than 10% shareholders may not be granted for less than 110% of fair market value. The exercise price of nonqualified stock options is established by the board of directors. The consideration to be paid upon exercise of an option, including the method of payment, will be determined by the board of directors and may consist entirely of cash, check, shares of common stock or any combination of such methods of payment as permitted by the board of directors.

    The 2000 Stock Incentive Plan will continue in effect until October   , 2010
unless earlier terminated by the board of directors, but such termination will not affect the terms of any options outstanding at that time. Amendments that would materially increase the number of shares that may be issued, materially modify the requirements as to eligibility for plan participation, or materially increase the benefits to plan participants must be approved by our shareholders. As of the date of this prospectus, no options have been granted or shares issued under the plan.

1993 STOCK INCENTIVE PLAN

    Our 1993 Stock Incentive Plan, which was approved by our shareholders on April 29, 1993, was substantially similar to our 2000 Stock Incentive Plan. In connection with establishing our 2000 Stock Incentive Plan, we terminated the
1993 Stock Incentive Plan effective October   , 2000, but such termination has
not affected the terms of any outstanding options granted under the 1993 Stock Incentive Plan at that time. No further options are available for grant under the 1993 Stock Incentive Plan and any options which terminate before their expiration as a result of termination of the optionee's status as an employee or upon the optionee's death or disability, shall not be returned to the plan for subsequent grant.

    At October   , 2000, there were options to purchase         shares of common
stock outstanding under our 1993 Stock Incentive Plan and no shares remained available under the plan.

2000 EMPLOYEE STOCK PURCHASE PLAN

    Our 2000 Employee Stock Purchase Plan, was adopted by our shareholders on
October       , 2000 to become effective on the date of this offering. We have reserved 400,000 shares of our common stock for issuance under the Employee Stock Purchase Plan. Beginning in 2002 and continuing each year thereafter, we will increase the number of shares reserved for issuance under the Employee Stock Purchase Plan 1.5% of the outstanding shares of our common stock on the first day of our fiscal year or a lesser amount determined by our board of directors.

    The compensation committee of our board of directors will administer the Employee Stock Purchase Plan and will have full and exclusive authority to interpret the terms of the plan and determine eligibility.

    The Employee Stock Purchase Plan contains 24-month offering periods, with each offering period divided into four six-month purchase periods. The offering periods generally start on the first trading day on or after February 1 and August 1 of each year, except for the first offering period, which commences on the date of this offering and ends on the last trading day on or before January 31, 2002.

    Employees who are employed by us or any participating subsidiary for more than five months in any calendar year and work at least 20 hours per week are eligible to participate in our Employee Stock Purchase Plan. However, employees who own shares representing 5% or more of the total combined voting power or value of all classes of our capital shares may not participate in the plan. In addition, no employee may be granted an option to purchase shares under the plan to the extent that that person's right to purchase shares under all of our Employee Stock Purchase Plans accrues at a rate that exceeds $25,000 worth of shares for each calendar year. Furthermore, no employee is permitted to purchase more than 2,500 shares during a six-month purchase period. The Employee Stock Purchase Plan permits participants to purchase shares of common stock through payroll deductions in 1% increments not less than 2% or greater than 15% of the participant's compensation, which includes the participant's base straight time gross earnings and commissions, but excludes payments for overtime, profit sharing payments, shift premium payments, incentive compensation, incentive payments and bonuses.

    Amounts deducted and accumulated under the Employee Stock Purchase Plan are used to purchase shares of common stock at the end of each six-month purchase period. The price of shares purchased under the plan is 85% of the lower of the fair market value of the shares of common stock at the beginning of the offering period or after a purchase period ends. If the offering period commences on the date of this offering, the price of the shares purchased shall be the lower of 85% of the price to the public of the shares offered in this offering or 85% of the fair market value of the shares of common stock after the purchase period ends. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in a new offering period. In addition, in the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, a participant is limited to purchasing no more than 200% of the number of shares that the participant would have purchased at 85% of the fair market value at the beginning of the offering period. Participants may end their participation at any time during an offering period and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us. Rights granted under the Employee Stock Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the plan.

    The Employee Stock Purchase Plan provides that, in the event that we merge with or into another corporation or sell substantially all of our assets, each outstanding right to purchase shares under the plan during the offering period then in progress may be assumed or substituted for by the successor corporation. If the successor corporation refuses such assumption or substitution, the offering period then in progress will be shortened and a new purchase date will be set at or prior to the closing of that transaction after which time the Employee Stock Purchase Plan will terminate.

    The Employee Stock Purchase Plan will terminate in October 2010. The board has the authority to amend or terminate the plan, except that no such action may adversely affect any outstanding rights to purchase shares under the plan.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

    As an Oregon corporation, we are subject to the Oregon Business Corporation Act, or OBCA, and the exculpation from liability and indemnification provisions contained therein. Pursuant to Section 60.047(2)(d) of the OBCA, Article 5 of our second amended and restated articles of incorporation eliminates the liability of our directors to us or our shareholders, except for any liability related to breach of the duty of loyalty, actions not in good faith and certain other liabilities.

    Section 60.387 et seq. of the OBCA allows corporations to indemnify their directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not adverse to the corporation's best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe the conduct in question was unlawful. Under the OBCA, corporations may not indemnify against liability in connection with a claim by or in the right of the corporation but may indemnify against the reasonable expenses associated with such claims. Corporations may not indemnify against breaches of the duty of loyalty. The OBCA provides for mandatory indemnification of directors against all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claim was by or in the right of the corporation. Finally, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances whether or not the director or officer met the good faith and reasonable belief standards of conduct set out in the statute. Article 6 of our Second Amended and Restated Articles requires us to indemnify our directors and officers to the fullest extent not prohibited by law.

    The OBCA also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitled under a corporation's articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of shareholders or otherwise.

    We also have entered into indemnity agreements with each of our executive officers and each member of our board of directors. These indemnity agreements provide for indemnification of the indemnitee to the fullest extent allowed by law.

                              CERTAIN TRANSACTIONS

SERIES B PREFERRED STOCK FINANCING

    On March 30, 1999, we sold 416,667 shares of our Series B preferred stock to Maristeth Fund III, LLC and 87,500 shares to Agilent Technologies, formerly Hewlett-Packard Co., at $6.00 per share for an aggregate purchase price of $3,025,000. As of August 31, 2000, Maristeth Fund III was the holder of approximately 4.9% of our stock. F. Paul Carlson, one of our directors since 1992, is the sole manager of Maristeth Ventures LLC, the managing member of Maristeth Fund III. As of August 31, 2000, Agilent was the holder of 16.65% of our stock. Furthermore, Scott R. Wright, one of our directors since 1996, was Vice President and General Manager of the Component Test Unit of Agilent Technologies. The Series B preferred stock will automatically convert on a one-for-one basis into shares of our common stock upon consummation of this offering.

    In accordance with the terms of a letter of intent with Electroglas, Inc. dated April 30, 1999, we completed a second closing of our Series B preferred stock and sold 505,000 shares to Electroglas on July 21, 1999 at $6.00 per share for an aggregate purchase price of $3,030,000. Concurrently with the closing of this financing. Curtis S. Wozniak, the Chairman and Chief Executive Officer of Electroglas, became a member of our board of directors. As of August 31, 2000, Electroglas was the holder of approximately 5.9% of our stock. The Series B preferred stock will automatically convert on a one-for-one basis into shares of our common stock upon consummation of this offering.

ELECTROGLAS, INC. JOINT VENTURE

    We entered into a Joint Development Agreement with Electroglas, Inc. on June 18, 1999, and subsequently entered into a License with Electroglas on July 21, 1999, which together permit Electroglas to incorporate some of our low-noise probe station technology into certain of its products for sale in the automated parametric production test market. The License provided for the payment of two initial license fees aggregating $2.0 million, which Electroglas paid to us in the third and fourth quarters of 1999. The License also provides for the payment of royalties over the life of the license based on sales of products incorporating the licensed technology. To date, Electroglas has not sold any products incorporating our technology and, therefore, we have not received any royalty payments. We believe that these arrangements with Electroglas will leverage our technologies into the production test market. As of August 31, 2000, Electroglas was the holder of approximately 5.9% of our stock.

SERIES C PREFERRED STOCK FINANCING

    On December 16, 1999, we sold 1,250,000 shares of our Series C preferred stock at $8.00 per share and a Warrant to purchase 250,000 additional shares of our Series C preferred stock to Teachers Insurance Annuity Association of America, or TIAA, for an aggregate purchase price of $10,000,000. As of August 31, 2000, TIAA was the holder of approximately 17.5% of our stock. The exercise price of the Warrant is between $6.00 and $18.00 per share depending on the total sales received from the sale of our Pyramid Probe cards in fiscal 2000. The Series C preferred stock will automatically convert on a one-for-one basis into shares of our common stock upon consummation of this offering.

INVESTORS' RIGHTS AGREEMENT

    We have entered into an Investors' Rights Agreement with our founders, Eric Strid, Reed Gleason and Dale Carlton, as well as the holders of our Series A, Series B and Series C preferred stock. This agreement provides these shareholders with certain rights relating to the registration of their shares, including shares of common stock issuable upon conversion of the preferred stock. See "Description of Capital Stock--Registration Rights." The preferred stock will automatically convert into common stock on a one-for-one basis immediately upon consummation of this offering. The Investors' Rights

Agreement also entitles the holders of our preferred stock the following rights, all of which terminate upon consummation of this offering:

    - the right to receive financial information regarding us;

    - the right of first refusal to purchase their pro rata portion of any shares we subsequently issue;

    - the right to participate in any sale of shares held by our founders, except Dale Carlton, by selling a portion of their shares to the proposed purchaser;

    - solely with respect to Agilent Technologies, the right to remain equal to our largest non-employee shareholder and the right to make a competing offer to purchase us should we propose to merge with another company or sell all or substantially all of our assets, which offer must be accepted if it is of equal or greater value than the proposed offer.

    - solely with respect to Teacher's Insurance and Annuity Association, the right after December 16, 2004, to require us to redeem its shares of Series C preferred stock at a price of $8.00 per share plus any declared but unpaid dividends provided we have legally available funds with which to make the redemption.

    Scott R. Wright, one of our directors, is affiliated with Agilent Technologies, the sole holder of our Series A preferred stock and a holder of our Series B preferred stock. F. Paul Carlson, one of our directors, is affiliated with Maristeth Fund III, LLC, a holder of our Series B preferred stock. Curtis S. Wozniak, one of our directors is affiliated with Electroglas, a holder of our Series B preferred stock.

VOTING AGREEMENT

    On November 12, 1999, in connection with the Series B preferred stock financing, Cascade Microtech, Maristeth Fund III, LLC, Eric W. Strid, our Chief Executive Officer, and his wife Cynthia Strid, and K. Reed Gleason, our Vice President of Advanced Development, entered into a Voting Agreement whereby each party agreed to vote their shares in the election of directors to cause one designee of Maristeth, one designee of Mr. and Mrs. Strid, and one designee of Mr. Gleason, to be elected to the board of directors. The Voting Agreement will terminate by its terms upon consummation of this offering.

SALE OF PRODUCTS TO LUCENT TECHNOLOGIES

    In 1999, we sold products totaling $2,642,606 in net sales to Lucent Technologies. This amount represented approximately 5.1% of our consolidated net sales for that year. William J. Spivey, one of our directors, was President of the Network Products Group at Lucent Technologies in 1999.

PURCHASE OF STOCK FROM K. REED GLEASON

    On May 24, 2000, we purchased 142,857 shares of our common stock at $7.00 per share aggregating $999,999 from Mr. Gleason, one of our directors and our Vice President of Advanced Development.

STOCK PUT AGREEMENT WITH DALE E. CARLTON AND CYNTHIA A. CROW-CARLTON

    We are party to a Stock Put Agreement dated October 2, 1992, with Dale E. Carlton, one of our co-founders, and his wife Cynthia A. Crow-Carlton who together own approximately 6.02% of our common stock. The Stock Put Agreement gives the Carltons an annual right to require us to purchase up to $150,000 of our common stock from them based on the value established by our board of directors in good faith. Pursuant to the exercise of their put right under the agreement, on July 1, 2000, we purchased 21,429 shares from the Carltons at a price of $7.00 per share, aggregating $150,003. No shares were purchased in 1998 or 1999 under the agreement as the Carlton's elected not to exercise their put right. The Stock Put Agreement will terminate by its terms upon consummation of this offering.

TRANSACTION WITH EMMONS J. MILES

    On July 22, 1998, we loaned $144,000 to Emmons J. Miles, our Vice President of Operations, to exercise options to purchase 171,000 shares of our common stock. The loan is evidenced by a full recourse promissory note of Mr. Miles payable to us. The note bears interest at 5.51% per annum from the date of the note and calls for quarterly payments of interest only commencing on July 22, 2000. The full principal amount of the note and any unpaid interest is due on July 22, 2002. The note is secured by 18,822 shares of our common stock issued in the name of Mr. Miles. The maximum amount of principal and accrued interest owed by Mr. Miles under the note was $159,000, and $147,000 of principal and accrued interest was outstanding at August 31, 2000.

                             PRINCIPAL SHAREHOLDERS

    The following table lists the beneficial ownership of our common stock as of August 31, 2000 by owners of more than 5% of our common stock that are known to us, each of our directors, each of our named executive officers and all our directors and executive officers as a group.

    The ownership percentages are based on 8,557,894 shares of common stock outstanding at August 31, 2000, giving effect to the conversion of our preferred stock into common stock immediately prior to the closing of this offering, and shares outstanding after this offering, assuming no exercise of the underwriters' over-allotment options.

    We have calculated beneficial ownership based on requirements of the Securities and Exchange Commission. All shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days after August 31, 2000 are deemed to be shares beneficially owned by the person holding such options, but are not deemed to be outstanding for computing the percentage ownership of any other person.

    Except as otherwise indicated, each shareholder named in the table has sole voting and investment power with respect to the shares, subject to applicable community property laws, and, unless otherwise noted, the address of each beneficial owner listed in the table is c/o Cascade Microtech, Inc., 2430 N.W. 206th Avenue, Beaverton, Oregon 97006.

                                                                              PERCENTAGE OF SHARES
                                                                               BENEFICIALLY OWNED
                                                                 SHARES      ----------------------
                                                              BENEFICIALLY    BEFORE        AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                             OWNED       OFFERING      OFFERING
------------------------------------                          ------------   --------      --------
EXECUTIVE OFFICERS AND DIRECTORS:
  Eric W. and/or Cynthia Strid(1)...........................    1,810,852     21.16%
  K. Reed Gleason(2)........................................    1,673,772     19.56%
  F. Paul Carlson(3)........................................      572,918      6.69%
  Emmons J. Miles(4)........................................      179,208      2.09%
  Bruce A. and/or Cheryl McFadden(5)........................      107,000      1.25%
  George P. O'Leary(6)......................................      104,263      1.22%
  William R. Spivey(7)......................................       69,799         *
  John E. Pence(8)..........................................       58,325         *
  Craig M. Swanson(9).......................................       48,000         *
  Scott R. Wright...........................................        5,000         *
  All directors and executive officers as a group...........    4,731,137     55.28%
    (13 persons)
OTHER 5% SHAREHOLDERS:
  Teachers Insurance and Annuity............................    1,500,000     17.53%
    Assn. of America
    730 Third Avenue
    New York, NY 10017
  Agilent Technologies, Inc.................................    1,424,819     16.65%
    c/o Marie O. Huber, Esq.
    395 Page Mill Road, MS A3-10
    Palo Alto, CA 94303-0870
  Dale E. and/or Cynthia Crow-Carlton.......................      514,801      6.02%
    1869 N.W. 129th Place
    Portland, Oregon 97229
  Electroglas, Inc..........................................      505,000      5.90%
    c/o Curtis S. Wozniak
    6024 Silver Creek Valley Road
    Santa Clara, CA 95138
  Maristeth Fund III, LLC...................................      416,667      4.87%
    c/o F. Paul Carlson
    1201 Pacific Avenue, Suite 1702
    Tacoma, WA 98402

------------------------------
*   Less than one percent (1%).
(1) Includes 6,291 shares issuable upon the exercise of options.
(2) Includes 6,291 shares issuable upon the exercise of options.
(3) Reflects 416,667 shares beneficially owned by Maristeth Fund III, LLC.
    Mr. Carlson is the sole manager of Maristeth Ventures LLC, the managing member of Maristeth Fund III, LLC. Also includes 34,648 shares issuable upon the exercise of options.
(4) Includes 11,600 shares issuable upon the exercise of options.
(5) Includes 95,000 shares issuable upon the exercise of options.
(6) Includes 2,630 shares issuable upon the exercise of options.
(7) Includes 6,649 shares issuable upon the exercise of options.
(8) Includes 58,000 shares issuable upon the exercise of options.
(9) Includes 36,000 shares issuable upon the exercise of options, including 24,000 shares issuable upon the exercise of options assuming completion of this offering.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    After this offering, we will be authorized to issue up to             shares
of common stock, par value $0.01 per share, and             shares of preferred
stock, par value, $0.01 per share. Immediately after this offering, based on 8,557,894 shares outstanding at August 31, 2000, we estimate there will be
approximately             shares of common stock outstanding, 2,517,438 shares
of common stock issuable on exercise of outstanding options, 275,000 shares of common stock issuable on exercise of outstanding warrants, and no shares of preferred stock outstanding. The weighted average exercise price of options outstanding at August 31, 2000 was $2.73 and the weighted average exercise price of warrants outstanding at August 31, 2000 was $9.44.

    The following summary is qualified by reference to our second amended and restated articles of incorporation and amended and restated bylaws, which will be effective prior to the consummation of this offering. You should carefully read these documents which have been filed as exhibits to the registration statement, of which this prospectus is a part. Additionally, certain provisions of Oregon law may impact our capital stock.

COMMON STOCK

    As of August 31, 2000, there were 4,961,408 shares of common stock outstanding and held of record by 108 shareholders. Each holder of our common stock is entitled to receive dividends if declared by our board of directors. See "Dividend Policy." Each holder of common stock is entitled to one vote per share on all matters on which common shareholders are entitled to vote. There are no cumulative subscription or preemptive rights to subscribe for any additional securities we may issue. There are also no conversion, redemption or sinking fund provisions applicable to our common stock. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which our board of directors may designate in the future.

    We plan to apply to list our common stock for trading and quotation on the Nasdaq National Market under the symbol "CCMT."

PREFERRED STOCK

    As of August 31, 2000, there were 3,596,486 shares of preferred stock held of record by four shareholders. Upon the closing of this offering, all outstanding shares of our preferred stock will automatically convert on a one-for-one basis into shares of our common stock. Our board of directors has the authority, subject to any limitations prescribed by law, without shareholder approval, to designate and issue shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control without further action by our shareholders. We have no agreements or understandings for the issuance of preferred stock, and our board of directors have no current plans to issue any shares of preferred stock after the completion of this offering.

REGISTRATION RIGHTS

    We have granted to the holders of all 3,596,486 shares of our preferred stock, the holders of warrants to purchase 275,000 shares of our capital stock, and our three founders who collectively hold 3,986,843 shares of our common stock, rights with respect to registration of these shares under the Securities Act of 1933. These rights are provided under the terms of an Investors' Rights Agreement between us and the holders of these registrable securities. Beginning 180 days following the completion of this offering, the holders of each of our Series A, Series B and Series C preferred stock may each require on one occasion that we register their shares for public resale. We are only obligated to register these shares if the outstanding registrable securities have an anticipated public offering price of at least $10.0 million. Also, the holders of registrable securities may require, once in any 12 month period, that we register their shares for public resale on Form S-3 or similar short form registration statement, if the value of the securities to be registered is at least $1.0 million. Furthermore, in the event we register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising their registration rights, the holders of registrable securities are entitled to include their shares of common stock in the registration. These "piggyback" registration rights apply to this offering; however, the holders of these rights have waived their rights with respect to this offering. We are generally required to bear all expenses in connection with any registration, other than underwriting discounts and commissions. These registration rights are subject to conditions and limitations, including the right of the underwriter of an offering to limit the number of shares of common stock to be included in the registration. All registration rights terminate as to each holder of registrable securities when such holder is able to sell all of its registrable securities in any three-month period without registration in compliance with Rule 144 of the Securities Act.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF OREGON LAW, THE RESTATED ARTICLES
  AND BYLAWS

    Upon completion of the offering, we will become subject to the Oregon Control Share Act. The Oregon Control Share Act generally provides that a person who acquires voting stock of an Oregon corporation, in a transaction that results in the acquiror holding more than 20%, 33 1/3% or 50% of the total voting power of the corporation, cannot vote the shares acquired in the acquisition. An acquiror is broadly defined to include companies or persons acting as a group to acquire the shares of an Oregon corporation. This restriction does not apply if voting rights are given to the control shares by:

    - a majority of each voting group entitled to vote; and

    - the holders of a majority of the outstanding voting shares, excluding the control shares held by the acquiror and shares held by the Company's officers and employee directors.

    The acquiror may, but is not required to, submit to the target company a statement including specific information about the acquiror and its plans for the Company. The statement may also request that the Company call a special meeting of shareholders to determine whether the control shares will be allowed to have voting rights. If the acquiror does not request a special meeting of shareholders, the issue of voting rights of control shares will be considered at the next annual or special meeting of shareholders. If the acquiror's control shares are allowed to have voting rights and represent a majority or more of all voting power, shareholders who do not vote in favor of voting rights for the control shares will have the right to receive the appraised fair value for their shares, which may not be less than the highest price paid per share by the acquiror for the control shares.

    We are also subject to the Oregon Business Combination Act. The Business Combination Act generally provides that in the event a person or entity acquires 15% or more of the voting stock of an Oregon corporation, thereby becoming an "interested shareholder," the corporation and the interested shareholder, or any affiliated entity, may not engage in certain business combination transactions for a period of three years following the date the person became an interested shareholder. Business combination transactions for this purpose include:

    - a merger or plan of share exchange;

    - any sale, lease, mortgage or other disposition of the assets of the corporation where the assets have an aggregate market value equal to 10% or more of the aggregate market value of the corporation's assets or outstanding capital stock; or

    - certain transactions that result in the issuance of capital stock of the corporation to the interested shareholder.

These restrictions are not applicable if:

    - as a result of the transaction in which a person became an interested shareholder, they will own at least 85% of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers, and certain employee benefit plans);

    - the board of directors approves the share acquisition or business combination before the interested shareholder acquires 15% or more of the corporation's voting stock; or

    - the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation (excluding shares owned by the interested shareholder) approve the transaction after the interested shareholder has acquired 15% or more of the corporation's voting stock.

Our second amended and restated articles of incorporation contain provisions that

    - divide our board of directors into three classes, each of which serves for a three-year term with one class elected each year

    - provide that directors may be removed by our shareholders only for cause and only upon the vote of 75% of the outstanding shares of common stock, and

    - permit the board of directors to issue preferred stock in one or more series and to fix the number of shares constituting any such series, the voting powers and all other rights and preferences of any such series, without any further vote or action by our shareholders.

    The staggered terms for directors, the provisions allowing the removal of directors only for cause and the availability of preferred stock for issuance without shareholder approval may have the effect of lengthening the time required for a person to acquire control of our company through a proxy contest or the election of a majority of the board of directors and may deter any potential unfriendly offers or other efforts to obtain control. This could deprive our shareholders of opportunities to realize a premium for their common stock and could make removal of incumbent directors more difficult. At the same time, these provisions may have the effect of inducing any persons seeking control of our company to negotiate terms acceptable to the board of directors.

TRANSFER AGENT

    The transfer agent and registrar for the shares of common stock is ChaseMellon Shareholder Services, LLC. ChaseMellon's address is 85 Challenger Road, Ridgefield Park, New Jersey 07660.

                        SHARES ELIGIBLE FOR FUTURE SALE

    We cannot provide any assurance that a significant public market for our common stock will develop or be sustained after we complete this offering. The sale of substantial numbers of our shares of common stock in the public market, or the expectation of a sale of a significant number of our shares, could adversely affect prevailing market prices for our common stock. Furthermore, only a limited number of our shares of common stock currently held by our shareholders will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below. Future sales of substantial amounts of our common stock in the public market after these restrictions lapse could adversely affect the market price and our ability to raise equity capital in the future.

    Upon completion of this offering, and assuming no exercise after that date of the underwriters' over-allotment option or any outstanding options, we expect
to have             shares of common stock outstanding based on shares
outstanding as of             , 2000.

    Of these shares, the             shares that we expect to sell in this
offering, and any shares of common stock sold upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction under the Securities Act. However, there will be trading restrictions imposed on "affiliates" and "control persons" as defined under Rule 144. The remaining shares of common stock held by existing shareholders are restricted securities as that term is defined in Rule 144 of the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which is summarized below. As a result of the contractual restrictions described below and the provisions of Rule 144, the restricted securities will be eligible for sale in the public market immediately following the offering subject to the expiration of 180-day lock-up agreements with representatives of the underwriters and to volume limitations and other conditions under Rule 144.
Following this offering, the holders of an aggregate of             of the
outstanding shares of common stock have the right to require us to register their shares for sale upon meeting requirements to which the parties have previously agreed. See "Description of Capital Stock--Registration Rights" for additional information regarding registration rights.

    The following table indicates approximately when the             of our
shares of common stock, held by existing shareholders, that are not being sold in the offering but which will be outstanding at the time the offering is complete will be eligible for sale into the public market:

    ELIGIBILITY OF RESTRICTED SHARES FOR SALE IN PUBLIC MARKET
    ----------------------------------------------------------
    At effective date...........................................
    90 days after effective date................................
    180 days after effective date...............................
                                                                  ----
    After 180 days post-effective date..........................
                                                                  ====

    The shares eligible for sale includes shares outstanding as of             ,
2000 and assumes the automatic conversion of all outstanding preferred shares into shares of common stock upon completion of the offering.

LOCK-UP AGREEMENTS

    As of             , 2000, the holders of    % of our outstanding capital
stock, including, all of our officers and directors, have signed lock-up agreements with the underwriters under which they have agreed not to dispose of any shares of our common stock or securities convertible into or exchangeable for shares of our common stock for a period of 180 days from the date of this prospectus. Dispositions can be made sooner with the prior written consent of SG Cowen Securities Corporation.

OPTIONS AND WARRANTS

    As of             , 2000, we had 1,200,000 shares and 400,000 shares of
common stock reserved for future issuance pursuant to our 2000 Stock Incentive Plan and 2000 Employee Stock Purchase Plan, respectively. An aggregate of shares of common stock issuable upon the exercise of our outstanding options will be vested 180 days following the date of this prospectus. We intend to file, shortly after effectiveness of this offering, a registration statement on Form S-8 under the Securities Act covering all shares of common stock reserved for issuance under our share plans. Holders of outstanding options
exercisable for   % of the underlying option shares are subject to 180-day
lock-up agreements with the underwriters.

    As of September   , 2000, we had two fully-exercisable warrants outstanding, one warrant to purchase 250,000 shares of our Series C redeemable preferred stock and one warrant to purchase 25,000 shares of our common stock. The shares issuable upon exercise of each of these warrants have rights with respect to registration of the shares under the Securities Act. See "Description of Capital Stock--Registration Rights. The shares underlying these warrants are subject to 180-day lock-up agreements with the underwriters.

RULE 144

    In general, under Rule 144, as in effect on the date of this prospectus, any person who has beneficially owned restricted securities for at least one year will be entitled to sell in any three-month period a number of shares that does not exceed the greater of:

    - 1% of the then outstanding shares of common stock, which is equal to
      approximately             shares immediately after the offering; or

    - the average weekly trading volume of our shares of common stock on the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the SEC. Sales of restricted securities pursuant to Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us. Our affiliates must also comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock which are not restricted securities.

RULE 144(K)

    Under Rule 144(k), a person who is not deemed to have been one of our "affiliates" at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, generally including the holding period of any prior owner other than an "affiliate," is entitled to sell those shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144(k). Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

RULE 701

    Subject to limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from us by employees, directors, officers, consultants or advisers prior to the date we become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer in accordance with Rule 701 before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, such securities may be sold:

    - by persons other than our affiliates, subject only to the manner of sale provisions of Rule 144; and

    - by our affiliates under Rule 144 without compliance with the one-year minimum holding period requirements.

                                  UNDERWRITING

    Subject to the terms and conditions of the underwriting agreement dated
            , 2000, the underwriters named below, through their representatives SG Cowen Securities Corporation, Chase Securities Inc., Adams, Harkness &
Hill, Inc. and First Security Van Kasper, severally agreed to purchase from us the number of shares of common stock set forth opposite their names at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.

                                                               NUMBER OF
UNDERWRITER                                                      SHARES
-----------                                                   ------------
SG Cowen Securities Corporation.............................
Chase Securities Inc........................................
Adams, Harkness & Hill, Inc.................................
First Security Van Kasper...................................
                                                              ============
  Total.....................................................

    The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets and may also be terminated upon the occurrence of other events specified in the underwriting agreement. The underwriters are severally committed to purchase all of the common stock being offered by us if any of such shares are purchased, other than those covered by the over-allotment option described below.

    The underwriters propose to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus. The underwriters may offer the common stock to dealers at that price less a
concession not in excess of $      per share. Dealers may reallow a concession
not in excess of $      per share to other dealers. After the shares of common
stock are released for sale to the public, the underwriters may vary the offering price and other selling terms from time to time.

    We have granted to the underwriters an option, exercisable for up to
30 days after the date of this prospectus, to purchase up to       additional
shares of common stock at the public offering price set forth on the cover of this prospectus to cover over allotments, if any. If the underwriters exercise their over-allotment option, the underwriters have severally agreed, subject to limited conditions, to purchase approximately the same percentage that the number of shares of common stock to be purchased by each of them, as shown in the foregoing table, bears to the common stock covered by this prospectus.

    At our request, the underwriters have reserved up to 5% of the shares of this offering for sale to our employees, vendors, customers and other persons and entities with whom we maintain business relationships at the offering price. The number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

    The following table shows the per share and total public offering price, the underwriting discounts and commissions to be paid by us to the underwriters and the proceeds from the sale of shares to the underwriters before our expenses. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.

                                                                        WITHOUT        WITH
                                                         PER SHARE      OPTION        OPTION
                                                        -----------   -----------   -----------
Public offering price.................................
Underwriting discounts and commissions................
Proceeds, before expenses, to Cascade Microtech.......

    We have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect thereof.

    Cascade Microtech and all of our directors, officers and other shareholders
owning approximately     % of our outstanding capital stock as of          ,
2000 have agreed that for a period of at least 180 days following the date of this prospectus, without the prior written consent of SG Cowen Securities Corporation, they will not directly or indirectly, offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, including, without limitation, common stock which may be deemed to be beneficially owned in accordance with rules and regulations promulgated under the Securities Act.

    The representatives may engage in over-allotment transactions, open market purchases, stabilizing transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. In connection with this offering, the underwriters may make short sales by selling more shares than they are obligated to purchase under the underwriting agreement. Covered short sales are sales made in an amount not greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters may close out a covered short sale by exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the price of shares in the open market compared to the price at which they may purchase shares under the over-allotment option. Naked short sales are sales made in an amount in excess of the number of shares available under the over-allotment option. The underwriters must close out any naked short sale by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Any of these activities may cause the price of our common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the Nasdaq National Market or otherwise, and, if commenced, may be discontinued at any time.

    The underwriters have advised us that they do not intend to confirm sales in excess of 5% of the common stock offered to any account over which they exercise discretionary authority.

    Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price has been determined by negotiations between the underwriters and us. Among the factors considered in these negotiations were prevailing market conditions, the market capitalizations and the stages of development of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, our results of operations in recent periods, the present state of our development and other factors deemed relevant.

    We estimate that our out of pocket expenses for this offering will be
approximately $      .

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby and certain other legal matters relating to the offering are being passed upon for us by Ater Wynne LLP, Portland, Oregon. Certain legal matters relating to the offering are being passed upon for the underwriters by Latham & Watkins, Los Angeles, California.

                                    EXPERTS

    The consolidated financial statements and schedule of Cascade
Microtech, Inc. as of December 31, 1998 and 1999 and each of the years in the three-year period ended December 31, 1999, have been included in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere in this prospectus and registration statement and upon the authority of KPMG LLP as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits and schedules, under the Securities Act of 1933, as amended, with respect to the shares of our common stock to be sold in this offering. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any of our contracts or other documents, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including exhibits and schedules filed therewith, as well as the reports, proxy statements and other information that we have filed at the Securities and Exchange Commission's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Securities and Exchange Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public Reference Section of the Securities and Exchange Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Securities and Exchange Commission maintains a Web site at HTTP://WWW.SEC.GOV.

                            CASCADE MICROTECH, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Independent Auditors' Report................................    F-2

Consolidated Balance Sheets.................................    F-3

Consolidated Statements of Operations.......................    F-4

Consolidated Statements of Redeemable Convertible Preferred
  Stock and Shareholders' Equity............................    F-5

Consolidated Statements of Cash Flows.......................    F-6

Notes to Consolidated Financial Statements..................    F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Cascade Microtech, Inc.:

    We have audited the accompanying consolidated balance sheets of Cascade Microtech, Inc. and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, redeemable convertible preferred stock and shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cascade Microtech, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations, and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Portland, Oregon
February 25, 2000

                            CASCADE MICROTECH, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                 DECEMBER 31,               JUNE 30,
                                                              -------------------   -------------------------
                                                                1998       1999        2000          2000
                                                              --------   --------   -----------   -----------
                                                                                    (UNAUDITED)   (PRO FORMA)
                                                                                                  (UNAUDITED)
                                                   ASSETS
Current assets:
  Cash and cash equivalents.................................  $   368    $13,511      $ 4,864       $ 4,864
  Short-term investments....................................       --         --        6,420         6,420
  Accounts receivable, less allowance for doubtful accounts
    of $50 and $66 at December 31, 1998 and 1999,
    respectively, and $69 at June 30, 2000..................    8,709     12,602       13,511        13,511
  Inventories...............................................    5,716      6,254        7,386         7,386
  Prepaid expenses and other................................      918         98          303           303
  Deferred income taxes.....................................      848      1,186        1,200         1,200
                                                              -------    -------      -------       -------
        Total current assets................................   16,559     33,651       33,684        33,684
Long-term investments.......................................       --         --        1,547         1,547
Fixed assets, net...........................................    2,578      3,048        4,685         4,685
Other assets, net...........................................    1,412      1,415        1,388         1,388
                                                              -------    -------      -------       -------
        Total assets........................................  $20,549    $38,114      $41,304       $41,304
                                                              =======    =======      =======       =======

                LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY
Current liabilities:
  Lines of credit...........................................  $ 2,640    $   198      $    --       $    --
  Current portion of long-term debt and obligations under
    capital leases..........................................      652        653          619           619
  Accounts payable..........................................    2,530      2,839        4,910         4,910
  Accrued liabilities.......................................    2,383      3,949        4,563         4,563
                                                              -------    -------      -------       -------
        Total current liabilities...........................    8,205      7,639       10,092        10,092
Long-term debt and obligations under capital leases, less
  current portion...........................................    1,513        859          506           506
Deferred income taxes.......................................       16         96           96            96
Other long-term liabilities.................................      275        647          752           752
                                                              -------    -------      -------       -------
        Total liabilities...................................   10,009      9,241       11,446        11,446
                                                              -------    -------      -------       -------
Redeemable convertible preferred stock:
  Series C, $0.01 par value; 1,500 shares authorized; -0-,
    1,250 and 1,250 shares issued and outstanding at
    December 31, 1998 and 1999 and June 30, 2000,
    respectively; liquidation preference of $10,000.........       --      9,908       10,356            --
Commitments and contingencies (note 12)
Shareholders' equity:
  Convertible preferred stock:
    Series A, $0.01 par value; 1,337 shares authorized,
      issued and outstanding at December 31, 1998 and 1999
      and June 30, 2000; liquidation preference of $3,356...    3,332      3,332        3,332            --
    Series B, $0.01 par value; 1,009 shares authorized; -0-,
      1,009 and 1,009 shares issued and outstanding at
      December 31, 1998 and 1999 and June 30, 2000,
      respectively; liquidation preference of $6,055........       --      5,894        5,894            --
  Common stock, $0.01 par value; 12,000 shares authorized;
    4,955, 5,004 and 4,969 shares issued and outstanding at
    December 31, 1998 and 1999 and June 30, 2000,
    respectively............................................    1,350      1,446          813        19,908
  Deferred stock-based compensation.........................       --         --         (143)         (143)
  Notes receivable for common stock.........................     (196)      (196)        (264)         (264)
  Accumulated other comprehensive loss -- unrealized holding
    loss on investments.....................................       --         --           (4)           (4)
  Retained earnings.........................................    6,054      8,489        9,874        10,361
                                                              -------    -------      -------       -------
        Total shareholders' equity..........................   10,540     18,965       19,502        29,858
                                                              -------    -------      -------       -------
        Total liabilities, redeemable convertible preferred
          stock and shareholders' equity....................  $20,549    $38,114      $41,304       $41,304
                                                              =======    =======      =======       =======

          See accompanying notes to consolidated financial statements.

                            CASCADE MICROTECH, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                   SIX MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,            JUNE 30,
                                                 ------------------------------   -------------------
                                                   1997       1998       1999       1999       2000
                                                 --------   --------   --------   --------   --------
                                                                                      (UNAUDITED)
Net sales......................................  $40,322    $41,597    $51,530    $20,762    $31,860
Cost of sales..................................   21,681     24,541     27,444     11,767     16,735
                                                 -------    -------    -------    -------    -------
    Gross profit...............................   18,641     17,056     24,086      8,995     15,125
                                                 -------    -------    -------    -------    -------
Operating expenses:
  Research and development.....................    5,911      6,194      5,887      2,430      3,725
  Selling, general and administrative..........   11,697     12,438     14,236      6,108      8,690
                                                 -------    -------    -------    -------    -------
    Total operating expenses...................   17,608     18,632     20,123      8,538     12,415
                                                 -------    -------    -------    -------    -------
    Income (loss) from operations..............    1,033     (1,576)     3,963        457      2,710
                                                 -------    -------    -------    -------    -------
Other income (expense):
  Interest income..............................       82         19        150         21        381
  Interest expense.............................     (246)      (349)      (198)      (124)       (52)
  Other, net...................................      325        199       (218)        30        (76)
                                                 -------    -------    -------    -------    -------
    Total other income (expense), net..........      161       (131)      (266)       (73)       253
                                                 -------    -------    -------    -------    -------
    Income (loss) before provision (benefit)
      for income taxes.........................    1,194     (1,707)     3,697        384      2,963
Provision (benefit) for income taxes...........      523       (730)     1,223        155      1,130
                                                 -------    -------    -------    -------    -------
    Net income (loss)..........................      671       (977)     2,474        229      1,833
Accretion of preferred stock redemption........       --         --         39         --        448
                                                 -------    -------    -------    -------    -------
    Net income (loss) attributed to common
      shareholders.............................  $   671    $  (977)   $ 2,435    $   229    $ 1,385
                                                 =======    =======    =======    =======    =======
Net income (loss) per share:
  Basic........................................  $  0.15    $ (0.21)   $  0.49    $  0.05    $  0.28
  Diluted......................................     0.10      (0.21)      0.32       0.03       0.15
Shares used in computing net income (loss) per
  share:
  Basic........................................    4,568      4,711      4,988      4,974      5,023
  Diluted......................................    6,590      4,711      7,577      7,159      9,472
Unaudited pro forma net income per share:
  Basic........................................                        $  0.35               $  0.16
  Diluted......................................                           0.32                  0.15
Unaudited shares used in computing pro forma
  net income per share:
  Basic........................................                          6,992                 8,619
  Diluted......................................                          7,577                 9,472

          See accompanying notes to consolidated financial statements.

                             CASCADE MICROTECH,INC.
                                AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                              SHAREHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                    REDEEMABLE
                                                    CONVERTIBLE           CONVERTIBLE
                                                  PREFERRED STOCK       PREFERRED STOCK        COMMON STOCK       DEFERRED
                                                -------------------   -------------------   -------------------   STOCK-BASED
                                                SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT     COMPENSATION
                                                --------   --------   --------   --------   --------   --------   -----------
Balances December 31, 1996....................      --     $    --     1,337      $3,332     4,557     $   372       $  --
Common stock issued...........................      --          --        --          --       168         253          --
Common stock repurchased......................      --          --        --          --      (122)        (65)         --
Tax benefit of stock option exercises.........      --          --        --          --        --          61          --
Net income....................................      --          --        --          --        --          --          --
                                                 -----     -------     -----      ------     -----     -------       -----
Balance, December 31, 1997....................      --          --     1,337       3,332     4,603         621          --
Common stock issued...........................      --          --        --          --       355         726          --
Common stock repurchased......................      --          --        --          --        (3)         (3)         --
Tax benefit of stock option exercises.........      --          --        --          --        --           6          --
Net loss......................................      --          --        --          --        --          --          --
                                                 -----     -------     -----      ------     -----     -------       -----
Balance, December 31, 1998....................      --          --     1,337       3,332     4,955       1,350          --
Series B preferred stock issued...............      --          --     1,009       5,894        --          --          --
Series C preferred stock issued...............   1,250       9,869        --          --        --          --          --
Common stock issued...........................      --          --        --          --        55         121          --
Common stock repurchased......................      --          --        --          --        (6)        (25)         --
Accretion of preferred stock redemption
  preference..................................      --          39        --          --        --          --          --
Net income....................................      --          --        --          --        --          --          --
                                                 -----     -------     -----      ------     -----     -------       -----
Balance, December 31, 1999....................   1,250       9,908     2,346       9,226     5,004       1,446          --
Common stock issued (unaudited)...............      --          --        --          --       112         253          --
Common stock repurchased (unaudited)..........      --          --        --          --      (147)     (1,029)         --
Deferred compensation related to stock options
  (unaudited).................................      --          --        --          --        --         143        (143)
Accretion of preferred stock redemption
  preference (unaudited)......................      --         448        --          --        --          --          --
Unrealized holding loss on investments
  (unaudited).................................      --          --        --          --        --          --          --
Net income (unaudited)........................      --          --        --          --        --          --          --
                                                 -----     -------     -----      ------     -----     -------       -----
Balance, June 30, 2000 (unaudited)............   1,250     $10,356     2,346      $9,226     4,969     $   813       $(143)
                                                 =====     =======     =====      ======     =====     =======       =====

                                                NOTES
                                                RECEIVABLE ACCUMULATED
                                                 FOR        OTHER                      TOTAL
                                                COMMON     COMPREHENSIVE  RETAINED   SHAREHOLDERS'
                                                STOCK       LOSS          EARNINGS    EQUITY
                                                --------   ------------   --------   -----------
Balances December 31, 1996....................   $  --         $--         $6,681      $10,385
Common stock issued...........................     (30)         --             --          223
Common stock repurchased......................      --          --           (313)        (378)
Tax benefit of stock option exercises.........      --          --             --           61
Net income....................................      --          --            671          671
                                                 -----         ---         ------      -------
Balance, December 31, 1997....................     (30)         --          7,039       10,962
Common stock issued...........................    (166)         --             --          560
Common stock repurchased......................      --          --             (8)         (11)
Tax benefit of stock option exercises.........      --          --             --            6
Net loss......................................      --          --           (977)        (977)
                                                 -----         ---         ------      -------
Balance, December 31, 1998....................    (196)         --          6,054       10,540
Series B preferred stock issued...............      --          --             --        5,894
Series C preferred stock issued...............      --          --             --           --
Common stock issued...........................      --          --             --          121
Common stock repurchased......................      --          --             --          (25)
Accretion of preferred stock redemption
  preference..................................      --          --            (39)         (39)
Net income....................................      --          --          2,474        2,474
                                                 -----         ---         ------      -------
Balance, December 31, 1999....................    (196)         --          8,489       18,965
Common stock issued (unaudited)...............     (68)         --             --          185
Common stock repurchased (unaudited)..........      --          --             --       (1,029)
Deferred compensation related to stock options
  (unaudited).................................      --          --             --           --
Accretion of preferred stock redemption
  preference (unaudited)......................      --          --           (448)        (448)
Unrealized holding loss on investments
  (unaudited).................................      --          (4)            --           (4)
Net income (unaudited)........................      --          --          1,833        1,833
                                                 -----         ---         ------      -------
Balance, June 30, 2000 (unaudited)............   $(264)        $(4)        $9,874      $19,502
                                                 =====         ===         ======      =======

          See accompanying notes to consolidated financial statements.

                            CASCADE MICROTECH, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                SIX MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,            JUNE 30,
                                                              ------------------------------   -------------------
                                                                1997       1998       1999       1999       2000
                                                              --------   --------   --------   --------   --------
                                                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).........................................  $   671    $  (977)   $ 2,474    $   229    $  1,833
  Adjustments to reconcile net income (loss) to net cash
    (used in) provided by operating activities:
      Depreciation and amortization.........................      907        944      1,283        606         661
      (Gain) loss on disposal of fixed assets...............     (172)       (66)        (3)       (67)          1
      Deferred income taxes.................................     (290)       (31)      (258)        (3)        (14)
      Tax benefit of stock option exercises.................       61          6         --         --          --
      Increase (decrease) in cash resulting from changes in:
        Accounts receivable.................................   (2,798)       891     (3,893)       164        (836)
        Inventories.........................................   (2,202)       929       (538)    (1,501)     (1,132)
        Prepaid expenses and other..........................       54       (556)       705        515        (225)
        Accounts payable....................................      774        108        309        895       2,071
        Accrued liabilities.................................      771       (677)     1,938        839         719
                                                              -------    -------    -------    -------    --------
          Net cash (used in) provided by operating
           activities.......................................   (2,224)       571      2,017      1,677       3,078
                                                              -------    -------    -------    -------    --------
Cash flows from investing activities:
  Purchase of investments...................................       --         --         --         --      (9,044)
  Proceeds from maturity of investments.....................       --         --         --         --       1,000
  Purchases of fixed assets.................................     (804)    (1,461)    (1,356)      (337)     (2,016)
  Proceeds from disposal of fixed assets....................      175         81         73         68          --
  Investment in patents.....................................     (224)      (554)      (355)      (144)       (115)
                                                              -------    -------    -------    -------    --------
          Net cash used in investing activities.............     (853)    (1,934)    (1,638)      (413)    (10,175)
                                                              -------    -------    -------    -------    --------
Cash flows from financing activities:
  Net increase (decrease) in lines of credit................    1,602        775     (2,442)    (2,417)       (198)
  Principal payments on capital lease obligations...........      (15)       (21)       (41)       (20)        (40)
  Proceeds from issuance of long-term debt..................       --      2,316         --         --          --
  Principal payments on long-term debt......................     (731)    (2,490)      (612)      (303)       (468)
  Proceeds from issuance of preferred stock.................       --         --     15,763      2,869          --
  Proceeds from issuance of common stock....................      223        560        121         91         185
  Payments to repurchase common stock.......................     (378)       (11)       (25)       (25)     (1,029)
                                                              -------    -------    -------    -------    --------
          Net cash provided by (used in) financing
           activities.......................................      701      1,129     12,764        195      (1,550)
                                                              -------    -------    -------    -------    --------
          Net (decrease) increase in cash and cash
           equivalents......................................   (2,376)      (234)    13,143      1,459      (8,647)
Cash and cash equivalents at beginning of period............    2,978        602        368        368      13,511
                                                              -------    -------    -------    -------    --------
Cash and cash equivalents at end of period..................  $   602    $   368    $13,511    $ 1,827    $  4,864
                                                              =======    =======    =======    =======    ========
Supplemental disclosure of cash flow information:
  Cash paid for:
    Interest................................................  $   237    $   362    $   200    $   125    $     53
    Income taxes............................................      604        552      1,156        123       1,388
Noncash investing and financing activities:
  Equipment acquired under capital leases...................  $    --    $    72    $    --    $    --    $    121
  Notes receivable for sale of common stock.................       30        166         --         --          68

          See accompanying notes to consolidated financial statements.

                            CASCADE MICROTECH, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A)  NATURE OF BUSINESS

    Cascade Microtech, Inc. (Cascade) is involved in the development, manufacturing and selling of wafer probing solutions used to measure and test complex semiconductors in wafer form in both design and production environments. Cascade's products are used to develop and test advanced integrated circuits and optoelectronic devices, or chips. Cascade designs, manufactures and assembles their products in Beaverton, Oregon, with global sales, service and support centers in North America, Europe and Japan.

    (B)  PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Cascade Microtech, Inc. and its wholly-owned subsidiaries, Cascade Microtech Foreign Sales Inc., Cascade Microtech Japan, K.K. and Cascade Microtech Europe, Ltd. All significant intercompany accounts and transactions have been eliminated.

    The functional currency of Cascade's foreign subsidiaries is the U.S. dollar. Nonmonetary balance sheet items are remeasured at historical rates and monetary balance sheet items are remeasured at current rates. Exchange gains and losses from remeasurement of monetary assets and liabilities are recognized currently in the consolidated statements of operations.

    (C)  REVENUE RECOGNITION

    Revenue from product sales to customers that do not have acceptance criteria, including product sales to distributors, is recognized when a written purchase order has been obtained, the product is shipped, title has transferred and no obligations remain. Revenue from customers who have acceptance criteria is not recognized until all acceptance criteria are satisfied. Revenue for installation services is recognized when the services are performed.

    Cascade provides for estimated costs to repair or replace products under one-year warranties and technical support costs when the related product revenue is recognized. The products are sold without a right of return.

    (D)  CASH EQUIVALENTS

    Cash equivalents consist of money market funds, which are stated at cost, which approximates market value. For purposes of the statement of cash flows, Cascade considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

    (E)  INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is computed on a currently adjusted standard basis (which approximates actual costs computed on a first-in, first-out basis).

                            CASCADE MICROTECH, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (F)  INVESTMENTS IN MARKETABLE SECURITIES

    Investments in marketable securities are classified as available-for-sale and recorded at current market value. Unrealized holding gains and losses are excluded from earnings and are reported as a separate component of shareholders' equity until realized. Dividend and interest income is recognized when earned. Realized gains and losses are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

    Short-term investments consist of highly liquid securities with remaining maturities of between three and twelve months. Long-term investments consist of highly rated securities with remaining maturities of greater than one year and less than two years.

    (G)  FIXED ASSETS

    Equipment and leasehold improvements are stated at cost. Equipment under capital lease is recorded at the net present value of the future minimum lease payments at the inception of the lease. Maintenance and repairs are expensed as incurred. Depreciation of owned equipment is provided using the straight-line method over the estimated useful lives of the assets, ranging from two to seven years. Amortization of equipment under capital leases and leasehold improvements is provided using the straight-line method over the life of the lease or the asset, whichever is shorter.

    (H)  OTHER ASSETS

    Other assets, which consists primarily of purchased technologies, other intangible assets and related rights, are stated at historical cost less accumulated amortization. The intangible assets are amortized using the straight-line method over estimated useful lives of five to seven years.

    Accumulated amortization associated with intangible assets was $826 and $1,268 at December 31, 1998 and 1999. Amortization expense associated with purchased technology and intangible assets was $215, $225 and $467 in 1997, 1998 and 1999, respectively.

    (I)  ADVERTISING

    Advertising costs are expensed as incurred and amounted to $178, $160 and $91 in 1997, 1998 and 1999, respectively.

    (J)  INCOME TAXES

    Cascade accounts for income taxes under the asset and liability method. Under this method, deferred income taxes are established for the difference between the financial reporting and income tax basis of assets and liabilities as well as operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

                            CASCADE MICROTECH, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (K)  FORWARD EXCHANGE CONTRACTS

    Cascade generally enters into forward foreign currency exchange contracts, which typically settle within six months, to manage its exposure against foreign currency fluctuations on sales denominated in Japanese yen. Realized gains and losses on these contracts are recognized in the same period as the hedged transactions. Management believes that these contracts should not subject Cascade to undue risk from foreign exchange movements because gains and losses on these contracts should offset gains and losses on the transactions being hedged.

    (L)  FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of cash, accounts receivables, accounts payable, accrued liabilities and lines of credit approximate fair value due to the short maturities. The fair value of Cascade's long-term debt and capital lease obligations approximate carrying value as such instruments' stated interest rates do not differ significantly from current market rates.

    The estimated fair value for foreign exchange contracts is based on quoted market prices. At December 31, 1998, foreign currency contracts to pay $46 were outstanding with an estimated fair value of $-0-. At December 31, 1997 and 1999, foreign currency contracts to receive $3,461 and $1,738, respectively, were outstanding with an estimated fair value of $3,271 and $1,849, respectively.

    (M)  USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenues and expenses reported for the periods presented. Cascade regularly assesses these estimates and, while actual results may differ, management believes that the estimates are reasonable.

    (N)  NET INCOME (LOSS) PER SHARE

    Cascade computes net income (loss) per share in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, EARNINGS PER SHARE, and SEC Staff Accounting Bulletin (SAB) No. 98. Under the provisions of SFAS No. 128 and SAB No. 98, basic net income (loss) per share is computed by dividing the net income
(loss) available to common shareholders for the period by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per share incorporates the incremental shares issuable upon the assumed exercise of stock options and warrants and assumed conversions of preferred stock, if dilutive.

    Pro forma net income per share is computed using the weighted average number of common shares outstanding, including the pro forma effects of automatic conversion of all outstanding convertible preferred stock into shares of common stock effective upon the closing of Cascade's initial public offering as if such conversion occurred at the date of original issuance.

                            CASCADE MICROTECH, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Pursuant to SAB No. 98, common shares issued for nominal consideration in each of the periods presented, if any, would be included in the per share calculations as if they were outstanding for all periods presented. No such shares have been issued.

    The following table reconciles the shares used in calculating basic earnings per share to the shares used in calculating diluted earnings per share:

                                                        YEAR ENDED DECEMBER 31,                   SIX MONTHS ENDED JUNE 30,
                                              --------------------------------------------   ------------------------------------
                                                1997       1998       1999        1999         1999        2000          2000
                                              --------   --------   --------   -----------   --------   -----------   -----------
                                                                               (UNAUDITED)              (UNAUDITED)
                                                                               (PRO FORMA)                            (PRO FORMA)
Shares used to calculate basic earnings per
  share....................................    4,568      4,711      4,988        6,992       4,974        5,023         8,619
Dilutive effect of:
  Outstanding stock options................      685         --        585          585         589          844           844
  Outstanding warrants.....................       --         --         --           --          --            9             9
  Convertible preferred stock..............    1,337         --      2,004           --       1,596        3,596            --
                                               -----      -----      -----        -----       -----        -----         -----
Shares used to calculate diluted earnings
  per share................................    6,590      4,711      7,577        7,577       7,159        9,472         9,472
                                               =====      =====      =====        =====       =====        =====         =====

    In 1998, common stock equivalents related to stock options and convertible preferred stock are excluded from the computation of diluted earnings per share due to their antidilutive effect as a result of Cascade's net loss. In 1999, warrants to purchase 250 shares of Series C redeemable preferred stock are also excluded from the computation of diluted earnings per share because the effect would be anti-dilutive.

    (O)  STOCK OPTION PLAN

    Cascade applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations, in accounting for its fixed plan stock options. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS
No. 123, Cascade has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

    Cascade accounts for stock and stock options issued to non-employees in accordance with the provisions of Emerging Issues Task Force (EITF) consensus on Issue No. 96-18, ACCOUNTING FOR EQUITY INSTRUMENTS THAT ARE ISSUED TO OTHER THAN EMPLOYEES FOR ACQUIRING, OR IN CONJUNCTION WITH SELLING, GOODS OR SERVICES.

    (P)  RESEARCH AND DEVELOPMENT

    Research and development expenses are charged to expense as incurred.

                            CASCADE MICROTECH, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (Q)  COMPREHENSIVE INCOME

    Cascade has adopted the provisions of SFAS No. 130, REPORTING COMPREHENSIVE INCOME. Comprehensive income is defined as changes in shareholders' equity exclusive of transactions with owners, such as capital contributions and dividends. Unrealized holding gains and losses on Cascade's available-for-sale investments are included as a separate component of shareholders' equity until realized. The differences between net income and comprehensive income for the periods presented are not material.

    (R)  CERTAIN RISKS AND UNCERTAINTIES

    Cascade's future operating results and financial condition are subject to influences driven by rapid technological changes, a highly competitive industry, a lengthy sales cycle, and the cyclical nature of general economic conditions. Future operating results will depend on many factors, including demand for Cascade's products, the introduction and industry acceptance of new products by Cascade and the level and timing of available shippable orders and backlog.

    In addition, Cascade relies on several suppliers to provide certain key components used in Cascade's products. Some of these items are available from only one supplier or a limited group of suppliers. Any disruption in the availability and delivery of these items could materially adversely affect Cascade's business, financial condition and results of operations.

    (S)  PRO FORMA STOCKHOLDERS' EQUITY (UNAUDITED)

    Upon consummation of Cascade's initial public offering, all of the redeemable convertible preferred stock and the convertible preferred stock outstanding as of the closing date will automatically convert into an aggregate of 3,596 shares of common stock based on the outstanding shares of redeemable convertible preferred stock and convertible preferred stock as of December 31, 1999 and June 30, 2000. Unaudited pro forma shareholders' equity as of December 31, 1999 and June 30, 2000 reflects the impact of the conversion of the convertible preferred stock and is disclosed on the balance sheet.

    (T)  UNAUDITED QUARTERLY INFORMATION

    The financial information included herein as of June 30, 2000 and for the six-month periods ended June 30, 1999 and 2000 is unaudited. Such information, however, reflects all adjustments consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods. The results of operations for the six-month period ended June 30, 2000 are not necessarily indicative of the results to be expected for the full year.

                            CASCADE MICROTECH, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(2)  INVENTORIES

    Inventories consist of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Raw materials...............................................   $2,312     $2,365
Work in process.............................................      275        745
Finished goods..............................................    3,129      3,144
                                                               ------     ------
                                                               $5,716     $6,254
                                                               ======     ======

(3)  FIXED ASSETS

    Fixed assets consist of the following:

                                                               DECEMBER 31,
                                                            -------------------
                                                              1998       1999
                                                            --------   --------
Equipment.................................................  $ 5,944    $ 5,518
Leasehold improvements....................................    1,570      1,481
                                                            -------    -------
                                                              7,514      6,999

Accumulated depreciation and amortization.................   (4,936)    (3,951)
                                                            -------    -------
                                                            $ 2,578    $ 3,048
                                                            =======    =======

    Depreciation expense was $692, $719 and $816 in 1997, 1998 and 1999, respectively.

    Included in fixed assets at December 31, 1998 and 1999 is $163 of equipment under capital lease. Amortization expense related to these assets for the years ended December 31, 1997, 1998 and 1999 was $18, $20 and $28, respectively.

(4)  LINES OF CREDIT

    During 1999, Cascade replaced its $7,500 operating line of credit maturing February 2000 with a new $6,500 operating line of credit maturing February 18, 2000. The line of credit represents the maximum available and is subject to a borrowing base calculation. The line bears interest at the bank's prime rate plus 1/4% and is secured by an interest in all accounts receivable, inventories, chattel paper, equipment, certain intangibles, goods, and products and proceeds of all the foregoing. Line of credit borrowings totaled $1,844 and $-0- at December 31, 1998 and 1999, respectively. The revolving line of credit contains covenants for quick ratio, tangible worth and ratio of total liabilities to tangible net worth. Cascade was in compliance with all covenant requirements at December 31, 1999. Cascade did not renew the line of credit beyond February 18, 2000.

    Cascade Microtech Japan has a bank line of credit which allows for borrowings up to $1,468 (at the December 31, 1999 exchange rate). The line bears interest at the Japanese current short-term borrowing rate of 1.8% and is guaranteed by Cascade Microtech, Inc. The agreement is subject to review every six months. Borrowings totaled $796 and $198 at December 31, 1998 and 1999, respectively.

                            CASCADE MICROTECH, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(5)  ACCRUED LIABILITIES

    Accrued liabilities consist of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Accrued compensation and benefit costs......................   $  885     $1,718
Anticipated warranty costs..................................      447        544
Accrued sales representative commissions....................      421        479
Income taxes payable........................................       39        450
Other accrued liabilities...................................      591        758
                                                               ------     ------
                                                               $2,383     $3,949
                                                               ======     ======

(6)  LONG-TERM DEBT AND OBLIGATIONS UNDER CAPITAL LEASES

    Long-term debt and obligations under capital leases consist of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
7.71% term loan payable to financial institution, due in
  monthly installments of $52 including interest through
  February 2002, secured by accounts receivable,
  inventories, equipment and certain intangibles............   $1,758     $1,249

9.00% note payable, due in quarterly installments of $24,
  including interest through July 2000......................      136         49

10.00% note payable, due in monthly installments of $2
  including interest through July 2008......................      166        149

11.67% obligation under capital lease, net of interest, due
  in monthly installments of $2 including interest through
  October 2001..............................................       68         47

11.30% obligation under capital lease, net of interest, due
  in monthly installments of $2 including interest through
  May 2000..................................................       37         18
                                                               ------     ------

                                                                2,165      1,512

Current portion of long-term debt and obligations under
  capital leases............................................      652        653
                                                               ------     ------

                                                               $1,513     $  859
                                                               ======     ======

    The term loan payable to financial institution contains certain covenants, including a covenant for debt service coverage ratio. Cascade was in compliance with all covenant requirements at December 31, 1999.

                            CASCADE MICROTECH, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(6)  LONG-TERM DEBT AND OBLIGATIONS UNDER CAPITAL LEASES (CONTINUED)
    The aggregate maturities of long-term debt and capital leases are as follows:

Year ending December 31:
  2000......................................................  $  653
  2001......................................................     630
  2002......................................................     118
  2003......................................................      16
  2004......................................................      17
  Thereafter................................................      78
                                                              ------
                                                              $1,512
                                                              ======

(7)  PROVISION FOR INCOME TAXES

    The provision (benefit) for income taxes consists of the following:

                                                        YEAR ENDED DECEMBER 31,
                                                     ------------------------------
                                                       1997       1998       1999
                                                     --------   --------   --------
Current:
  Federal..........................................   $  430    $  (859)    $1,175
  State............................................       64          3        105
  Foreign..........................................      319        157        201
                                                      ------    -------     ------
    Total current..................................      813       (699)     1,481
                                                      ------    -------     ------
Deferred:
  Federal..........................................     (212)       (19)      (178)
  State............................................      (47)        (9)       (43)
  Foreign..........................................      (31)        (3)       (37)
                                                      ------    -------     ------
    Total deferred.................................     (290)       (31)      (258)
                                                      ------    -------     ------
    Provision (benefit) for income taxes...........   $  523    $  (730)    $1,223
                                                      ======    =======     ======

    Domestic and foreign pre-tax income (loss) is as follows:

                                                        YEAR ENDED DECEMBER 31,
                                                     ------------------------------
                                                       1997       1998       1999
                                                     --------   --------   --------
Domestic...........................................   $  599    $(2,116)    $3,208
Foreign............................................      595        409        489
                                                      ------    -------     ------
                                                      $1,194    $(1,707)    $3,697
                                                      ======    =======     ======

                            CASCADE MICROTECH, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    The provision (benefit) for income taxes vary from the amounts computed by applying the Federal statutory rate to income (loss) before income taxes as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                         ------------------------------------
                                                           1997          1998          1999
                                                         --------      --------      --------
Federal income tax (benefit) computed at statutory         34.0%        (34.0)%        34.0%
  rates................................................
Foreign sales corporation tax benefit..................    (4.1)           --          (1.5)
Difference in foreign tax rate.........................     6.0           1.1           0.6
State income taxes, net of federal benefit.............     2.7          (5.1)          4.0
Tax credits............................................    (5.6)         (2.7)         (1.4)
Changes in valuation allowance.........................      --           6.4          (3.0)
Other..................................................    10.8          (8.5)          0.4
                                                           ----         -----          ----
Effective tax rate.....................................    43.8%        (42.8)%        33.1%
                                                           ====         =====          ====

    Significant components of deferred income tax assets and liabilities are as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Deferred tax assets:
  Reserves and allowances...................................   $  531     $  742
  Accrued vacation..........................................       88        141
  Depreciation of fixed assets..............................       59         --
  Retirement benefit........................................      114        163
  Deferred intercompany profit..............................      230        315
  State net operating loss carryforward.....................      105         --
  Other deferred tax assets.................................      207        205
                                                               ------     ------
      Gross deferred tax assets.............................    1,334      1,566
  Valuation allowance.......................................     (110)        --
                                                               ------     ------
      Total deferred tax assets.............................    1,224      1,566
                                                               ------     ------
Deferred tax liabilities:
  Amortization of patents...................................      377        414
  Depreciation of fixed assets..............................       --         62
  Other deferred tax liabilities............................       15         --
                                                               ------     ------
      Total deferred tax liabilities........................      392        476
                                                               ------     ------
      Net deferred tax assets...............................   $  832     $1,090
                                                               ======     ======

    Cascade did not record a valuation allowance at December 31, 1999 as management believes it is more likely than not that the results of future operations will generate sufficient taxable income to realize the net deferred tax assets. The $110 reduction of the valuation allowance established in 1998 is primarily due to utilization of the previously reserved net operating loss carryforward.

    At December 31, 1999, Cascade has no operating loss carryforward to offset future taxable income. In 1999, Cascade received income tax refunds from net operating loss carrybacks aggregating $866.

                            CASCADE MICROTECH, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(8)  REDEEMABLE CONVERTIBLE PREFERRED STOCK

    In 1999, Cascade designated 1,500 shares of authorized preferred stock as Series C redeemable convertible preferred stock (Series C), of which 1,250 shares are issued and outstanding at December 31, 1999. At any time after December 2004, holders of 50% or more of the Series C then outstanding are entitled to sell, and Cascade is obligated to purchase all of the Series C at a purchase price equal to the original cost plus 9% interest compounded annually. Cascade may pay all or any portion of the purchase price in one or more unsecured notes payable in three equal installments of principal and interest at an annual rate of 6%. The put right terminates upon the occurrence of any of the same conditions as would effect an automatic conversion, as discussed herein. See note 9 for a description of additional features of the Series C.

    PREFERRED STOCK WARRANTS

    In December 1999, in connection with the Series C financing, Cascade issued warrants for the purchase of 250 shares of the Series C. The Series C warrants are exercisable at any time before December 31, 2002. The exercise price prior to December 31, 2000 is $10 per share. After that period, the exercise price is based on defined criteria in the agreement. The fair value of the warrant was determined using the Black-Scholes valuation model with the following assumptions: no dividend yield; risk-free interest rate of 6.19%; expected volatility of 81%; and contractual life of three years. The allocated value was $924 at December 31, 1999.

(9)  SHAREHOLDERS' EQUITY

(A)  CONVERTIBLE PREFERRED STOCK

    Cascade has designated 1,337 shares of preferred stock as Series A convertible preferred stock (Series A) and 1,009 shares of preferred stock as Series B convertible preferred stock (Series B). Cascade has also designated and issued shares of Series C. Significant terms of the Series A, Series B and Series C are summarized below:

       DIVIDENDS

        Series A, Series B and Series C shareholders are entitled to receive annual dividends at the rate of $0.251, $0.60 and $0.80 per share, respectively. Such dividends are payable when and if declared by the Board of Directors and are noncumulative.

       LIQUIDATION PREFERENCES

        Upon liquidation, dissolution or winding up of Cascade, Series A, Series B and Series C shareholders are entitled to receive, prior and in preference to any distribution to common shareholders, $2.51, $6.00 and $8.00 per share, respectively, plus all accrued or declared but unpaid dividends. The common shareholders are entitled to receive, prior and in preference to any further distribution to Series A, Series B and Series C shareholders, $1.70 per share, plus all accrued or declared but unpaid dividends. After such payment, any remaining assets will be distributed among common shareholders and preferred shareholders in proportion to the common stock held and the

                            CASCADE MICROTECH, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(9)  SHAREHOLDERS' EQUITY (CONTINUED)
    shares of common stock into which the shares of Series A, Series B and Series C could be converted.

       VOTING

        Each Series A, Series B and Series C shareholder is entitled to the number of votes equal to the number of shares of common stock into which such shares of Series A, Series B and Series C could be converted.

       CONVERSION

        At any time, Series A, Series B and Series C shareholders are entitled to convert their shares into common stock as is determined by dividing $2.51, $6.00 and $8.00, respectively, by the conversion price applicable to each share in effect on the date the certificate is surrendered for conversion. Each share of Series A, Series B and Series C preferred stock will automatically be converted into shares of common stock at the then effective conversion price upon the earlier of (i) the date specified by vote or written consent or agreement of holders of at least a majority of the shares of Series A, Series B and Series C then outstanding, in furtherance of (a) the sale of Cascade's common stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (Securities Act), (b) the acquisition of Cascade by means of merger or other form of corporate reorganization in which more than 50% of the outstanding shares of Cascade are exchanged, or (c) the sale of all or substantially all of the assets of Cascade; or (ii) the date on which a majority of the shares of Series A and Series B and all of the Series C originally issued has been converted into shares of Cascade's common stock or redeemed; or (iii) immediately upon the closing of the sale of Cascade's common stock in a firm commitment, underwritten public offering registered under the Securities Act at a public offering price equal to or exceeding 125% of the conversion price of the Series C and the aggregate proceeds to Cascade and any selling shareholders exceeds $20,000.

        Cascade has reserved 1,337 shares of common stock for conversion of the Series A, 1009 shares for conversion of the Series B, 1,250 shares for conversion of the Series C, and 250 shares for exercise and conversion of Series C warrants.

(B)  INVESTORS' RIGHTS AGREEMENT

    Cascade and its principal shareholders have entered into an Investors' Rights Agreement that provides a repurchase option, right of first refusal and other rights.

    REPURCHASE OPTION

    Cascade or its designee has the option to repurchase all shares held by any significant shareholder that such shareholder proposes to sell, assign, pledge, encumber, transfer or otherwise dispose of for value to a competitor. Such repurchase will be at the same terms and conditions specified in a bona fide third party offer for any or all of such securities. The repurchase option lapses upon an initial public offering.

                            CASCADE MICROTECH, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(9)  SHAREHOLDERS' EQUITY (CONTINUED)
    RIGHT OF FIRST REFUSAL

    Each significant common and preferred shareholder has the right of first refusal to purchase its pro rata share of any new issuance of equity securities. This right lapses upon an initial public offering.

(C)  STOCK PUT AGREEMENT

    Cascade has a stock put agreement with one of Cascade's original founders. As part of the agreement, at the founder's annual option on or before July 1, Cascade must purchase shares valued at up to $150 based on Cascade's last annual valuation. Additional shares may be purchased at Cascade's discretion if so agreed to by the founder. During 1998 and 1999, Cascade did not repurchase any shares. During 1997, the Cascade repurchased 48 shares at $3.10 per share. At December 31, 1997, 1998 and 1999, 536 shares are subject to this put agreement. The stock put agreement will terminate upon the earlier of (i) the effectiveness of a registration statement relating to an offering of Cascade's common stock under the Securities Act of 1933, as amended, which results in aggregate proceeds of at least $7,500 at a price per share of at least $6.00, (ii) a merger or consolidation to which Cascade is a party and pursuant to which
(a) Cascade's shareholders exchange such shares for cash and/or tradable securities, (b) Cascade is not the surviving corporation, and (c) the other party does not control or is not controlled by or under common control with Cascade immediately prior to such merger or consolidation.

(D)  COMMON STOCK WARRANT

    In 1998 Cascade issued a warrant for the purchase of 15 shares of common stock. The warrant entitled the holder to additional shares upon the satisfaction of certain conditions, as defined in the agreement. During 1999, one such condition occurred, increasing the number of shares eligible for purchase under the warrant to 25. The warrant is exercisable at $3.80 per share and expires on December 31, 2003. The fair value of the initial 15 shares and the additional 10 shares under the warrant was determined using the Black-Scholes valuation model with the following assumptions: no dividend yield; risk-free interest rates of 4.45% and 6.19%, respectively; expected volatility of 81%; and contractual lives of 5 and 4.5 years, respectively. The fair value of these warrants is not material to the financial statements.

(E)  NOTES RECEIVABLE FOR COMMON STOCK

    Cascade has sold shares of common stock for notes receivable. The notes are due and payable at various dates and bear interest at various rates. The notes are full recourse notes and are secured by the shares of common stock issued thereunder.

(F)  STOCK OPTIONS

    The 1993 Stock Incentive Plan (the 1993 Plan) provides for the granting to employees of either incentive stock options or non-qualified stock options. Incentive stock options must be granted at an exercise price not less than 100% of the fair market value per share at the grant date. Non-qualified stock options granted or shares sold under the 1993 Plan cannot be granted or sold at a price less than

                            CASCADE MICROTECH, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(9)  SHAREHOLDERS' EQUITY (CONTINUED)
85% of the fair market value per share at the date of grant or sale. The term of options granted under the 1993 Plan is generally ten years, and the right to exercise options granted generally vests 20% each year, with varying initial holding periods. Cascade has reserved 1,833 shares of common stock for issuance under the 1993 Plan at December 31, 1999.

    The 1993 Plan shall continue in effect for ten years unless terminated sooner pursuant to the plan's provisions.

    At December 31, 1997, 1998 and 1999, there were 236, 243 and 335 additional shares available for grant under the 1993 Plan, respectively. The per share weighted-average fair value of stock options granted during the years ended December 31, 1997, 1998 and 1999 was $0.91, $0.89 and $2.35, respectively, on the date of grant using the Minimum Value option-pricing model with the following weighted-average assumptions:

                                                       YEAR ENDED DECEMBER 31,
                                                    ------------------------------
                                                      1997       1998       1999
                                                    --------   --------   --------
Expected dividend yield...........................      -0-%       -0-%       -0-%
Risk-free interest rate...........................     5.77%      4.45%      6.19%
Expected life.....................................  6 years    6 years    6 years

    Cascade accounts for stock options granted as prescribed under APB Opinion
25. Accordingly, no compensation cost has been recognized in the consolidated statements of operations. Had compensation cost been determined based upon the fair value of the stock options at grant date consistent with the method SFAS No. 123, Cascade's net income (loss) would have been reduced to the pro forma amounts indicated below:

                                                         YEAR ENDED DECEMBER 31,
                                                      ------------------------------
                                                        1997       1998       1999
                                                      --------   --------   --------
Net income (loss) attributed to common shareholders:
  As reported.......................................   $ 671     $  (977)    $2,435
  Pro forma.........................................     582      (1,048)     2,333
Basic net income (loss) per share:
  As reported.......................................   $0.15     $ (0.21)    $ 0.49
  Pro forma.........................................    0.13       (0.22)      0.48
Diluted net income (loss) per share:
  As reported.......................................   $0.10     $ (0.21)    $ 0.32
  Pro forma.........................................    0.09       (0.22)      0.31

    Pro forma net income (loss) reflects only options granted subsequent to January 1, 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income
(loss) amounts presented above because compensation cost is reflected over the options' vesting period of 5 years and compensation cost for options granted prior to January 1, 1995 is not considered.

                            CASCADE MICROTECH, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(9)  SHAREHOLDERS' EQUITY (CONTINUED)
    Stock option activity for each of the years in the three-year period ended December 31, 1999 and the six-month period ended June 30, 2000, is as follows:

                                                       NUMBER     WEIGHTED-AVERAGE
                                                      OF SHARES    EXERCISE PRICE
                                                      ---------   ----------------
Options outstanding at December 31, 1996............    1,465          $ 1.54

Granted.............................................      255            3.10
Exercised...........................................     (120)           (.86)
Forfeited...........................................      (54)          (1.73)
                                                        -----

Options outstanding at December 31, 1997............    1,546            1.84

Granted.............................................      117            3.80
Exercised...........................................     (188)           (.91)
Forfeited...........................................     (130)          (2.23)
                                                        -----

Options outstanding at December 31, 1998............    1,345            2.11

Granted.............................................      250            3.81
Exercised...........................................      (36)          (1.35)
Forfeited...........................................      (61)          (2.84)
                                                        -----

Options outstanding at December 31, 1999............    1,498            2.38

Granted (unaudited).................................      178            5.16
Exercised (unaudited)...............................     (112)          (2.25)
Forfeited (unaudited)...............................      (39)          (3.29)
                                                        -----

Options outstanding at June 30, 2000 (unaudited)....    1,525          $ 2.69
                                                        =====

    The following information relates to options outstanding and exercisable under the 1993 plan at December 31, 1999:

                                   OPTIONS OUTSTANDING
                     -----------------------------------------------
                                 WEIGHTED-AVERAGE                           OPTIONS EXERCISABLE
     RANGE OF                       REMAINING                          ------------------------------
     EXERCISE        NUMBER OF   CONTRACTUAL LIFE   WEIGHTED-AVERAGE     OPTIONS     WEIGHTED-AVERAGE
      PRICES          OPTIONS        (YEARS)         EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
------------------   ---------   ----------------   ----------------   -----------   ----------------
$       0.80--1.00       497           2.98              $0.88             497            $0.88
        1.80--2.50       215           5.50               2.05             172             2.04
        3.10--3.10       433           7.27               3.10             230             3.10
        3.80--5.00       353           9.47               3.81              26             3.80
                       -----                                               ---
$       0.80--5.00     1,498           6.11              $2.38             925            $1.73
                       =====                                               ===

                            CASCADE MICROTECH, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(10)  RELATED PARTY TRANSACTIONS

    Cascade had sales of approximately $752, $606 and $1,099 in 1997, 1998 and 1999, respectively, to Hewlett-Packard Company, a holder of the Cascade's
Series A and Series B convertible preferred stock. At December 31, 1998 and 1999, $78 and $387, respectively, was receivable from Hewlett-Packard. Cascade also purchased goods and services from Hewlett-Packard of approximately $223, $220 and $400 in 1997, 1998 and 1999, respectively. During 1999, Hewlett-Packard created a separate company; Agilent Technologies, Inc., which is comprised of Hewlett-Packard's test and measurement, semiconductor products and certain other businesses. Cascade will continue to conduct business with both companies.

    Consolidated sales for 1999 include $2,000 of license revenue pursuant to a license agreement between Cascade and Electroglas, Inc., a holder of the Cascade's Series B convertible preferred stock. The July 1999 agreement provides the right to incorporate certain of Cascade's technologies into certain products manufactured by Electroglas. Cascade has no further obligations under the license agreement. Electroglas has also agreed to pay Cascade royalty fees based on the sale or lease of products manufactured with the purchased technology. No royalty fees were earned in 1999. Cascade also made purchases of approximately $11 in 1999 from Electroglas.

(11)  EMPLOYEE BENEFIT PLAN

    Cascade sponsors a 401(k) savings plan (the Plan) which allows eligible employees to contribute a certain percentage of their salary to the Plan. Cascade matches 40% of eligible employee's contributions, up to a maximum of 2% of the employees earnings. Cascade's matching contribution for the savings plan was $119, $141 and $95 for 1997, 1998 and 1999, respectively.

(12)  COMMITMENTS AND CONTINGENCIES

(A)  OPERATING LEASES AND SUBLEASES

    Cascade leases office and manufacturing space under operating leases that expire at various dates through 2009. In addition to lease expense, Cascade pays real property taxes, insurance, and repair and maintenance expenses for its corporate office and manufacturing facility. Lease expense was $1,009, $1,610 and $2,765 for 1997, 1998 and 1999, respectively. Future minimum lease payments and sublease

                            CASCADE MICROTECH, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(12) COMMITMENTS AND CONTINGENCIES (CONTINUED) rentals under non-cancelable operating leases with initial or remaining terms in excess of one year as of December 31, 1999, are as follows:

                                                              LESS
                                                            SUBLEASE   NET RENTAL
                                              COMMITMENTS   RENTALS    COMMITMENTS
                                              -----------   --------   -----------
Year ending December 31:
  2000......................................    $ 2,605       $334       $ 2,271
  2001......................................      3,149        374         2,775
  2002......................................      1,939         89         1,850
  2003......................................      1,876         --         1,876
  2004......................................      1,960         --         1,960
  Thereafter................................      7,996         --         7,996
                                                -------       ----       -------
                                                $19,525       $797       $18,728
                                                =======       ====       =======

(B)  LEGAL PROCEEDINGS

    Cascade is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on Cascade's financial position, results of operations or liquidity.

(13)  SEGMENT INFORMATION

    Cascade operates in one segment and is involved in the development, manufacturing and selling of wafer probing solutions.

(A)  PRODUCT LINES

    Cascade's consolidated net sales by product lines are as follows:

                                                      YEAR ENDED DECEMBER 31,
                                                   ------------------------------
                                                     1997       1998       1999
                                                   --------   --------   --------
Probe stations...................................  $31,405    $32,384    $39,843
Analytical probes................................    7,136      7,329      8,442
Production probe cards...........................    1,781      1,884      3,245
                                                   -------    -------    -------
                                                   $40,322    $41,597    $51,530
                                                   =======    =======    =======

                            CASCADE MICROTECH, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(13)  SEGMENT INFORMATION (CONTINUED)
(B)  GEOGRAPHIC INFORMATION

    Cascade's geographic revenues and identifiable assets are summarized as follows:

                                                      YEAR ENDED DECEMBER 31,
                                                   ------------------------------
                                                     1997       1998       1999
                                                   --------   --------   --------
Geographic revenues:
  United States..................................  $18,049    $19,835    $25,465
  Japan..........................................   10,670     10,240     11,011
  Other..........................................   11,603     11,522     15,054
                                                   -------    -------    -------
                                                   $40,322    $41,597    $51,530
                                                   =======    =======    =======

                                                               DECEMBER 31,
                                                            -------------------
                                                              1998       1999
                                                            --------   --------
Identifiable assets:
  United States...........................................  $15,354    $31,725
  Japan...................................................    3,317      4,385
  United Kingdom..........................................      836      1,049
                                                            -------    -------
                                                            $19,507    $37,159
                                                            =======    =======

(14)  UNAUDITED RECENT DEVELOPMENTS

    On September 27, 2000, Cascade signed a commitment letter for a $5,000 revolving line of credit with a bank. This line of credit will expire on September 30, 2001. All borrowings under this line will bear interest at the bank's prime rate. Alternatively, Cascade has the option to incur interest on borrowings under the line at LIBOR or quoted Bankers Acceptance rates plus a spread based on Cascade's ratio of debt to tangible net worth. The line of credit will be unsecured. The line of credit will require Cascade to maintain quarterly financial covenants, including a minimum tangible net worth, minimum quick ratio and maximum leverage ratio.

    On September 27, 2000, Cascade received a committment letter from a bank for a foreign exchange facility that provides for issuance of forward and spot currency contracts up to $40,000. The facility will allow for a maximum forward settlement date of 13 months, with maturity not to exceed March 31, 2002. Rates and availability are subject to current market conditions.

Description of Back Inside Cover Art

    The graphic is entitled: "Our products enable the precise electrical and lightwave measurements..." and "...required to develop next-generation semiconductors" that frames, by placement at the top and bottom of the page, photos of our S300 Series Probe Station--captioned "S300 Series Probe Station for testing 300mm wafers"--and our analytical probes--captioned "Analytical Probes on GaAs (gallium arsenide) wafer," above an array of photos of end-user products that incorporate or are enabled by the types of semiconductors that customers develop and test using our products. Beneath the photo of the analytical probes and above the end-user products photos is a photo of a semiconductor chip captioned "Integrated Circuit or Optoelectronic Device." Directly beneath the semiconductor chip photo are four photos of end-user products that incorporate the types of semiconductors that customers develop and test using our products: a photo of a laptop computer, a photo of a wireless-connected home refrigerator, a photo of telecommunications infrastructure equipment and a photo of a cell phone with a video display. At the lower right is the Cascade Microtech logo with the tagline: "Innovating Test Technologies for better measurements faster."

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             ______________ SHARES

                                     [LOGO]

                            Cascade Microtech, Inc.

                                  COMMON STOCK

                             ---------------------
                                   PROSPECTUS
                             ---------------------

                                    SG COWEN
                                   CHASE H&Q
                          ADAMS, HARKNESS & HILL, INC.
                           FIRST SECURITY VAN KASPER

                                           , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

    The following table sets forth the costs and expenses expected to be incurred by the Registrant in connection with the offering described in this registration statement.

SEC Registration Fee........................................    $   18,216
NASD Filing Fee.............................................        30,500
Nasdaq Listing Fee..........................................        95,000
Printing Expenses...........................................       200,000
Accounting Fees and Expenses................................       300,000
Legal Fees and Expenses.....................................       300,000
Transfer Agent and Registrar Fees...........................        15,000
Miscellaneous Expenses......................................        15,000
                                                                ----------
  Total.....................................................    $  973,716
                                                                ==========

------------------------

* All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq listing fee.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    As an Oregon corporation, we are subject to the Oregon Business Corporation Act ("OBCA") and the exculpation from liability and indemnification provisions contained therein. Pursuant to Section 60.047(2)(d) of the OBCA, Article 4 of our Second Amended Restated Articles of Incorporation (the "Restated Articles") eliminates the liability of our directors to us or our shareholders, except for any liability related to breach of the duty of loyalty, actions not in good faith and certain other liabilities.

    Section 60.387 et seq. of the OBCA allows corporations to indemnify their directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not adverse to the corporation's best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe the conduct in question was unlawful. Under the OBCA, corporations may not indemnify against liability in connection with a claim by or in the right of the corporation but may indemnify against the reasonable expenses associated with such claims. Corporations may not indemnify against breaches of the duty of loyalty. The OBCA provides for mandatory indemnification of directors against all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claim was by or in the right of the corporation. Finally, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances whether or not the director or officer met the good faith and reasonable belief standards of conduct set out in the statute. Article IV of the Restated Articles requires us to indemnify our directors and officers to the fullest extent not prohibited by law.

    The OBCA also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitled under a corporation's articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of shareholders or otherwise.

    We also have entered into indemnity agreements with each of our executive officers and each member of our board of directors. These indemnity agreements provide for indemnification of the indemnitee to the fullest extent allowed by law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    In the three years prior to the effective date of this registration statement, we have issued and sold the following unregistered securities:

    - Between November 8, 1998 and March 31, 1999, we issued and sold 27,879 shares of common stock to employees in lieu of $105,941 in aggregate compensation to such employees pursuant to a voluntary stock-in-lieu of salary program whereby each employee could elect to receive up to 15% of his or her net pay in shares of our common stock at $3.80 per share.

    - On March 30, 1999, we issued and sold 504,167 shares of Series B preferred stock to investors for aggregate consideration of $3,025,002 in cash.

    - On July 21, 1999, we issued and sold 505,000 shares of Series B preferred stock to investors for an aggregate consideration of $3,030,000 in cash.

    - On December 16, 1999, we issued and sold 1,250,000 shares of Series C preferred stock and a warrant to purchase an additional 250,000 shares of Series C preferred stock to an investor for aggregate consideration of $10,000,000 in cash.

    - Since September 30, 1997, we have granted options to purchase 738,843 shares of common stock to our employees, consultants and other service providers. As of September 29, 2000, 17,480 of those options have been exercised for an aggregate consideration of $88,968 and options for 81,340 shares have been canceled, leaving 640,023 options outstanding.

    Upon completion of the offering covered by this registration statement, all outstanding shares of Series A, Series B and Series C preferred stock will automatically convert into 3,596,486 shares of common stock.

    The sale of the above securities was deemed to be exempt from registration under the Securities Act of 1933 in reliance upon Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder or Rule 701 promulgated under
Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or transactions pursuant to compensation benefit plans and contracts relating to compensation as provided under Rule 701. These sales were made without general solicitation or advertising. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment.

ITEM 16. EXHIBITS.

(a) The following exhibits as filed herewith:

EXHIBIT
NO.                     DOCUMENT
-------                 --------
            1.1*        Form of Underwriting Agreement.
            3.1         Restated Articles of Incorporation of Cascade
                          Microtech, Inc., as amended.
            3.2**       Second Amended and Restated Articles of Incorporation of
                          Cascade Microtech, Inc.
            3.3**       Third Amended and Restated Articles of Incorporation of
                          Cascade Microtech, Inc.
            3.4         Restated Bylaws of Cascade Microtech, Inc.
            3.5**       Second Amended and Restated Bylaws of Cascade Microtech,
                          Inc.
            4.1         Reference is made to Exhibit 3.1
            4.2         Investor Rights' Agreement for Series A Preferred Stock
                          Investors, dated May 1, 1990.
            4.3         Investor Rights' Agreement for Series C Preferred Stock
                          Investors, dated December 16, 1999.

EXHIBIT
NO.                     DOCUMENT
-------                 --------
            4.4         Stock Purchase Warrant to Purchase Shares of Common Stock of
                          Cascade Microtech, Inc. dated December   , 1998 granted to
                          Veber Investments V, L.L.C.
            4.5         Cascade Microtech, Inc. Series C Preferred Stock Purchase
                          Warrant dated December 16, 1999 issued to Teachers
                          Insurance and Annuity Association of America.
            5.1*        Opinion of Ater Wynne LLP as to the legality of the Common
                          Stock being registered.
           10.1         Form of Indemnity Agreement between the Company and each of its Officers and Directors.
           10.2         Cascade Microtech, Inc. 1993 Stock Incentive Plan, as
                          amended.
           10.3**       Cascade Microtech, Inc. 2000 Stock Incentive Plan.
           10.4**       Cascade Microtech, Inc. 2000 Employee Stock Purchase Plan.
           10.5         Executive Employment Agreement between Cascade
                          Microtech, Inc. and Craig M. Swanson, dated October 11,
                          1999.
           10.6         Loan and Security Agreement between Silicon Valley Bank and
                          Cascade Microtech, Inc. dated February 19, 1998, and Loan
                          Modification Agreements dated March 17, 1998,
                          February 18, 1999, May 7, 1999 and June 14, 1999 attached
                          thereto.
           10.7         Lease Agreement between Poplar Development Company, III and
                          Cascade Microtech, Inc. dated October 28, 1986, as
                          amended.
           10.8         Lease Agreement between Spieker Properties, L.P. and Cascade
                          Microtech, Inc. dated April 2, 1999.
           10.9         Lease Agreements I and II between Amberjack, Ltd. and
                          Cascade Microtech, Inc. dated August 20, 1997, and
                          Amendment No. 2 to Lease Agreement I dated July 23, 1998,
                          and Amendment No. 2 to Lease Agreement II dated April 12,
                          1999.
           10.10        Lease Agreement between Sumitomo Realty and Development Co.,
                          Ltd. and Cascade Microtech Japan, Inc., as amended.
           10.11        Joint Development Agreement between Cascade Microtech, Inc.
                          and Electroglas, Inc., dated June 18, 1999.
           10.12        Amendment to the Joint Development Agreement between Cascade
                          Microtech, Inc. and Electroglas, Inc., effective March 1,
                          2000.
           10.13+       License Agreement between Cascade Microtech, Inc. and
                          Electroglas, Inc. dated July 21, 1999.
           10.14+       Patent License Agreement between Micronics Japan Co., Ltd,
                          Hewlett-Packard Japan, Ltd., and Cascade Microtech
                          Japan, Inc. dated July 28, 1997.
           10.15        Executive Compensation Plan for 2000.
           21.1         List of Subsidiaries.
           23.1*        Consent of Ater Wynne LLP. Reference is made to Exhibit 5.1.
           23.2         Independent Auditors' Report on Schedule and Consent of KPMG
                          LLP.
           24.1         Powers of Attorney. Reference is made to the signature
                          page hereof.
           27.1         Financial Data Schedule.

------------------------

*   To be filed by amendment.

** To be filed by amendment prior to the effectiveness of this Registration Statement if approved by the Board of Directors and Shareholders of Cascade Microtech, as applicable.

+   Confidential Treatment requested as to certain portions of this exhibit.

(b) Schedules have been omitted since they are not required or are not applicable or the required information is shown in the financial statement or related notes.

ITEM 17. UNDERTAKINGS.

    We hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    - to include any prospectus required by section 10(a)(3) of the Securities Act;

    - to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

    - to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

    (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (5) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    We hereby undertake to provide to the underwriters at the closing specified in the underwriting agreements certificates in such names as required by the underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beaverton, State of Oregon, on September 29, 2000.

                                                       CASCADE MICROTECH, INC.

                                                       By:              /s/ ERIC W. STRID
                                                            -----------------------------------------
                                                                          Eric W. Strid
                                                                     CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eric W. Strid and Craig M. Swanson and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all further amendments to said Registration Statement (including post-effective amendments and new registration statements pursuant to Rule 462 or otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

    Witness our hands on the date set forth below. Pursuant to the requirements of the Securities Act, this Registration Statement has been duly signed by the following persons in the capacities indicated on September 29, 2000.

                  SIGNATURE                                            TITLE
                  ---------                                            -----

              /s/ ERIC W. STRID
    ------------------------------------       Chairman and Chief Executive Officer
                Eric W. Strid                    (Principal Executive Officer)

            /s/ CRAIG M. SWANSON               Chief Financial Officer, Treasurer
    ------------------------------------         (Principal Financial Officer and Accounting
              Craig M. Swanson                   Officer)

             /s/ K. REED GLEASON
    ------------------------------------       Director
               K. Reed Gleason

             /s/ F. PAUL CARLSON
    ------------------------------------       Director
               F. Paul Carlson

                  SIGNATURE                                            TITLE
                  ---------                                            -----
            /s/ GEORGE P. O'LEARY
    ------------------------------------       Director
              George P. O'Leary

            /s/ WILLIAM R. SPIVEY
    ------------------------------------       Director
              William R. Spivey

             /s/ SCOTT R. WRIGHT
    ------------------------------------       Director
               Scott R. Wright

            /s/ CURTIS S. WOZNIAK
    ------------------------------------       Director
              Curtis S. Wozniak

SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                            CASCADE MICROTECH, INC.

                                 (in thousands)

                                                                   ADDITIONS
                                                            -----------------------
                                               BALANCE AT   CHARGED TO   CHARGED TO
                                               BEGINNING    COSTS AND      OTHER                    BALANCE AT
DESCRIPTION                                    OF PERIOD     EXPENSES     ACCOUNTS    DEDUCTIONS   END OF PERIOD
---------------------------------------------  ----------   ----------   ----------   ----------   -------------
Year ended December 31, 1999:
  Reserves and allowances included in accrued
    liabilities:
    Warranty Reserve.........................     $447         $423      $     --        $326          $544
Year ended December 31, 1998:
  Reserves and allowances included in accrued
    liabilities:
    Warranty Reserve.........................     $265         $839      $     --        $657          $447
Year ended December 31, 1997:
  Reserves and allowances included in accrued
    liabilities:
    Warranty Reserve.........................     $153         $554      $     --        $442          $265

                                 EXHIBIT INDEX

(A) EXHIBITS:

            1.1*        Form of Underwriting Agreement.

            3.1         Restated Articles of Incorporation of Cascade
                          Microtech, Inc., as amended.

            3.2**       Second Amended and Restated Articles of Incorporation of
                          Cascade Microtech, Inc.

            3.3**       Third Amended and Restated Articles of Incorporation of
                          Cascade Microtech, Inc.

            3.4         Restated Bylaws of Cascade Microtech, Inc.

            3.5**       Second Amended and Restated Bylaws of Cascade Microtech,
                          Inc.

            4.1         Reference is made to Exhibit 3.1

            4.2         Investor Rights Agreement for Series A Preferred Stock
                          Investors, dated May 1, 1990.

            4.3         Investor Rights Agreement for Series C Preferred Stock
                          Investors, dated December 16, 1999.

            4.4         Stock Purchase Warrant to Purchase Shares of Common Stock of
                          Cascade Microtech, Inc. dated December   , 1998 granted to
                          Veber Investments V, L.L.C.

            4.5         Cascade Microtech, Inc. Series C Preferred Stock Purchase
                          Warrant dated December 16, 1999 issued to Teachers
                          Insurance and Annuity Association of America.

            5.1*        Opinion of Ater Wynne LLP as to the legality of the Common
                          Stock being registered.

           10.1         Form of Indemnity Agreement between the Company and each of its Officers and Directors.

           10.2         Cascade Microtech, Inc. 1993 Stock Incentive Plan, as
                          amended.

           10.3**       Cascade Microtech, Inc. 2000 Stock Incentive Plan.

           10.4**       Cascade Microtech, Inc. 2000 Employee Stock Purchase Plan.

           10.5         Executive Employment Agreement between Cascade
                          Microtech, Inc. and Craig M. Swanson, dated October 11,
                          1999.

           10.6         Loan and Security Agreement between Silicon Valley Bank and
                          Cascade Microtech, Inc. dated February 19, 1998, and Loan
                          Modification Agreements dated March 17, 1998,
                          February 18, 1999, May 7, 1999 and June 14, 1999 attached
                          thereto.

           10.7         Lease Agreement between Poplar Development Company, III and
                          Cascade Microtech, Inc. dated October 28, 1986, as
                          amended.

           10.8         Lease Agreement between Spieker Properties, L.P. and Cascade
                          Microtech, Inc. dated April 2, 1999.

           10.9         Lease Agreements I and II between Amberjack, Ltd. and
                          Cascade Microtech, Inc. dated August 20, 1997, and
                          Amendment No. 2 to Lease Agreement I dated July 23, 1998,
                          and Amendment No. 2 to Lease Agreement II dated April 12,
                          1999.

           10.10        Lease Agreement between Sumitomo Realty and Development Co.,
                          Ltd. and Cascade Microtech Japan, Inc., as amended.

           10.11        Joint Development Agreement between Cascade Microtech, Inc.
                          and Electroglas, Inc., dated June 18, 1999.

           10.12        Amendment to the Joint Development Agreement between Cascade
                          Microtech, Inc. and Electroglas, Inc., effective March 1,
                          2000.

           10.13+       License Agreement between Cascade Microtech, Inc. and
                          Electroglas, Inc. dated July 21, 1999.

           10.14+       Patent License Agreement between Micronics Japan Co., Ltd,
                          Hewlett-Packard Japan, Ltd., and Cascade Microtech
                          Japan, Inc. dated July 28, 1997.

           10.15        Executive Compensation Plan for 2000.

           21.1         List of Subsidiaries.

           23.1*        Consent of Ater Wynne LLP. Reference is made to Exhibit 5.1.

           23.2         Independent Auditors' Report on Schedule and Consent of KPMG
                          LLP.

           24.1         Powers of Attorney. Reference is made to the signature
                          page hereof.

           27.1         Financial Data Schedule.

------------------------

*   To be filed by amendment.

** To be filed by amendment prior to the effectiveness of this Registration Statement if approved by the Board of Directors and Shareholders of Cascade Microtech, as applicable.

+   Confidential Treatment requested as to certain portions of this exhibit.

(b) Schedules have been omitted since they are not required or are not applicable or the required information is shown in the financial statement or related notes.